                                                      Exhibit 10.1

EXECUTION  VERSION

CREDIT AGREEMENT

dated as of
May 28, 2013

Among

PGT, INC.,
as Parent Borrower,

THE LENDING INSTITUTIONS FROM TIME TO TIME PARTY HERETO,
as Lenders,

and

SUNTRUST BANK,
as Administrative Agent, Swing Line Lender and an LC Issuer

and

GENERAL ELECTRIC CAPITAL CORPORATION,
KEYBANK NATIONAL ASSOCIATION and
U.S. BANK NATIONAL ASSOCIATION,
as Co-Syndication Agents

and

CADENCE BANK, N.A.,
as Documentation Agent

and

SUNTRUST ROBINSON HUMPHREY, INC.,
GE CAPITAL MARKETS, INC.,
KEYBANK NATIONAL ASSOCIATION and
U.S. BANK NATIONAL ASSOCIATION,
as Lead Arrangers and Joint Bookrunners

075030-0002-08530-Active.13958716.14

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND TERMS
Section 1.01	Certain Defined Terms
Section 1.02	Computation of Time Periods
Section 1.03	Accounting Terms
Section 1.04	Terms Generally
Section 1.05	Certain Determinations
Section 1.06	Currency Equivalent Generally
Section 1.07	Pro Forma Calculations.
Section 1.08	Additional Borrowers

ARTICLE II. THE TERMS OF THE CREDIT FACILITY
Section 2.01	Establishment of the Credit Facility
Section 2.02	Revolving Facility
Section 2.03	Term Loan
Section 2.04	Swing Line Facility
Section 2.05	Letters of Credit
Section 2.06	[Reserved]
Section 2.07	[Reserved]
Section 2.08	Notice of Borrowing
Section 2.09	Funding Obligations; Disbursement of Funds
Section 2.10	Evidence of Obligations
Section 2.11	Interest; Default Rate
Section 2.12	Conversion and Continuation of Loans
Section 2.13	Fees
Section 2.14	Termination and Reduction of Revolving Commitments
Section 2.15	Voluntary, Scheduled and Mandatory Prepayments of Loans
Section 2.16	Method and Place of Payment
Section 2.17	Defaulting Lenders
Section 2.18	Incremental Facilities
Section 2.19	Amend and Extend Transactions
Section 2.20	Refinancing Amendments

ARTICLE III. INCREASED COSTS, ILLEGALITY AND TAXES
Section 3.01	Increased Costs
Section 3.02	Taxes
Section 3.03	Mitigation Obligations; Replacement of Lenders
Section 3.04	Breakage Compensation

ARTICLE IV. CONDITIONS PRECEDENT
Section 4.01	Conditions Precedent at Closing Date
Section 4.02	Conditions Precedent to All Credit Events
Section 4.03	Credit Events to Additional Borrowers.

ARTICLE V. REPRESENTATIONS AND WARRANTIES
Section 5.01	Organization Status and Qualification
Section 5.02	Authorization and Enforceability
Section 5.03	Applicable Law, Contractual Obligations and Organizational Documents
Section 5.04	Governmental Approvals
Section 5.05	Litigation
Section 5.06	Use of Proceeds; Margin Regulations
Section 5.07	Historical Financial Statements
Section 5.08	Undisclosed Liabilities
Section 5.09	Solvency
Section 5.10	No Material Adverse Effect
Section 5.11	Payment of Taxes
Section 5.12	Ownership of Property
Section 5.13	Environmental Matters
Section 5.14	Compliance with ERISA
Section 5.15	Intellectual Property
Section 5.16	Investment Company Act
Section 5.17	Security Interests
Section 5.18	Disclosure
Section 5.19	Subsidiaries
Section 5.20	OFAC and PATRIOT Act
Section 5.21	Foreign Corrupt Practices Act

ARTICLE VI. AFFIRMATIVE COVENANTS
Section 6.01	Reporting Requirements
Section 6.02	Books, Records and Inspections
Section 6.03	Insurance
Section 6.04	Payment of Taxes and Government Obligations
Section 6.05	Preservation of Existence
Section 6.06	Maintenance of Property
Section 6.07	Compliance with Laws, etc.
Section 6.08	Compliance with Environmental Laws
Section 6.09	Certain Subsidiaries to Join in Guaranty
Section 6.10	Additional Security; Real Estate Matters; Further Assurances
Section 6.11	Use of Proceeds
Section 6.12	Change in Business
Section 6.13	Designation of Subsidiaries
Section 6.14	Post-Closing Obligations

ARTICLE VII. NEGATIVE COVENANTS
Section 7.01	Consolidation, Merger, Acquisitions, Asset Sales, etc.
Section 7.02	Liens
Section 7.03	Indebtedness
Section 7.04	Investments and Guaranty Obligations
Section 7.05	Restricted Payments
Section 7.06	Financial Covenants
Section 7.07	Restrictions on Negative Pledges
Section 7.08	Transactions with Affiliates
Section 7.09	Amendment of Junior Debt Document.
Section 7.10	Fiscal Year
Section 7.11	Limitation on Capital Expenditures

ARTICLE VIII. EVENTS OF DEFAULT
Section 8.01	Events of Default
Section 8.02	Remedies
Section 8.03	Application of Certain Payments and Proceeds

ARTICLE IX. THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT
Section 9.01	Appointment
Section 9.02	Delegation of Duties
Section 9.03	Exculpatory Provisions
Section 9.04	Reliance by Administrative Agent and Collateral Agent
Section 9.05	Notice of Default
Section 9.06	Non-Reliance
Section 9.07	No Reliance on Administrative Agent’s Customer Identification Program
Section 9.08	Patriot Act
Section 9.09	Indemnification
Section 9.10	The Administrative Agent and Collateral Agent in Each Individual Capacity
Section 9.11	Successor Administrative Agent
Section 9.12	Other Agents
Section 9.13	Agency for Perfection
Section 9.14	Proof of Claim
Section 9.15	Posting of Approved Electronic Communications
Section 9.16	Withholding Taxes
Section 9.17	Resignation/Replacement of LC Issuer and Swing Line Lender.
Section 9.18	Right to Realize on Collateral and Enforce Guaranty.
Section 9.19	Cash Management Banks and Designated Hedge Creditors.

ARTICLE X. [Reserved]

ARTICLE XI. MISCELLANEOUS
Section 11.01	Payment of Expenses etc.
Section 11.02	Indemnification
Section 11.03	Right of Setoff
Section 11.04	Equalization
Section 11.05	Notices
Section 11.06	Successors and Assigns
Section 11.07	No Waiver; Remedies Cumulative
Section 11.08	Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial
Section 11.09	Counterparts
Section 11.10	Integration
Section 11.11	Headings Descriptive
Section 11.12	Amendment or Waiver; Acceleration by Required Lenders
Section 11.13	Survival of Indemnities
Section 11.14	Domicile of Loans
Section 11.15	Confidentiality
Section 11.16	Limitations on Liability of the LC Issuers
Section 11.17	General Limitation of Liability
Section 11.18	No Duty
Section 11.19	Lenders and Agent Not Fiduciary to Parent Borrower, etc.
Section 11.20	Survival of Representations and Warranties
Section 11.21	Severability
Section 11.22	Interest Rate Limitation
Section 11.23	Patriot Act
Section 11.24	Customary Intercreditor Agreement
Section 11.25	Release of Guarantees and Liens

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075030-0002-08530-Active.13958716.14

SCHEDULES

Schedule A                               Excluded Asset Sales
Schedule 1                                Commitments
Schedule 2                                Restricted and Unrestricted Subsidiaries
Schedule 3                                Subsidiary Guarantors
Schedule 4                                Mortgaged Real Property
Schedule 5                                EBITDA Adjustments
Schedule 5.12                           Real Property
Schedule 5.19                           Subsidiaries
Schedule 6                                Hedge Agreements
Schedule 6.10(c)                      Real Estate Deliverables
Schedule 6.16                           Post-Closing Obligations
Schedule 7.02	Liens
Schedule 7.03	Indebtedness
Schedule 7.04	Investments
Schedule 7.07	Contractual Obligations
Schedule 7.08	Transactions with Affiliates
Schedule 11.05	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Exhibit A-1                            Form of Revolving Facility Note
Exhibit A-2                            Form of Swing Line Note
Exhibit A-3                            Form of Term Note
Exhibit B-1                             Form of Notice of Borrowing
Exhibit B-2                             Form of Notice of Continuation or Conversion
Exhibit B-3                             Form of LC Request
Exhibit C                                Form of Guaranty
Exhibit D                                Form of Solvency Certificate
Exhibit E                                Form of Compliance Certificate
Exhibit F                                Form of Closing Certificate
Exhibit G                                Form of Assignment Agreement
Exhibit H-1	Form U.S. Tax Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-2	Form U.S. Tax Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-3	Form U.S. Tax Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-4	Form U.S. Tax Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-1	Form of Second Lien Intercreditor Agreement
Exhibit I-2	Form of Equal Priority Intercreditor Agreement
Exhibit J                                Form of Intercompany Note
Exhibit K-1                            Form of Affiliated Lender Assignment Agreement
Exhibit K-2                            Form of Acceptance and Prepayment Notice
Exhibit K-3                            Form of Discount Range Prepayment Notice
Exhibit K-4                            Form of Discount Range Prepayment Offer
Exhibit K-5                            Form of Solicited Discounted Prepayment Notice
Exhibit K-6                            Form of Solicited Discounted Prepayment Offer
Exhibit K-7                            Form of Specified Discount Prepayment Notice
Exhibit K-8                            Form of Specified Discount Prepayment Response
Exhibit L                                Form of Additional Borrower Agreement
Exhibit M                              Form of Secured Hedge Agreement Designation

075030-0002-08530-Active.13958716.14

This CREDIT AGREEMENT is entered into as of May 28, 2013 among the following: (i) PGT, Inc., a Delaware corporation (the “Parent Borrower” and collectively with any Additional Borrowers from time to time party hereto, the “Borrowers”); (ii) the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”); (iii) SunTrust Bank (“SunTrust”), as the administrative agent (in such capacity, the “Administrative Agent”), as the Collateral Agent (as hereinafter defined), as the Swing Line Lender (as hereinafter defined), and as an as LC Issuer (as hereinafter defined); (iv) General Electric Capital Corporation (“GE Capital”), Keybank National Association (“KeyBank”) and U.S. Bank National Association (“U.S. Bank”) as co-syndication agents (in such capacities, the “Co-Syndication Agents”), (v) Cadence Bank, N.A. (“Cadence”) as documentation agent (in such capacity, the “Documentation Agent”) and (vi) SunTrust Robinson Humphrey, Inc. (“STRH”), GE Capital Markets, Inc. (“GECM”), Keybank and U.S. Bank, as lead arrangers and joint bookrunners (the “Arrangers”).

PRELIMINARY STATEMENTS:

(1)           The Borrowers have requested that the Lenders, the Swing Line Lender and each LC Issuer extend credit to the Borrowers to (a) finance a Capital Distribution by the Parent Borrower on, or during the ten Business Day period following, the Closing Date in an aggregate amount not to exceed $50  million (the “Permitted Share Repurchase”), (b) repay all amounts owing under the Parent Borrower’s Existing Credit Agreement and terminate all commitments thereunder, (c) pay fees and expenses incurred in connection with the transactions described herein and (d) provide working capital and funds for other general corporate purposes and to finance any transactions not otherwise prohibited hereunder.

(2)           Subject to and upon the terms and conditions set forth herein, the Lenders, the Swing Line Lender and each LC Issuer are willing to extend credit and make available to the Borrowers the credit facilities provided for herein for the foregoing purposes.

AGREEMENT:

In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND TERMS

Section 1.01 Certain Defined Terms

. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Acceptable Discount” has the meaning set forth in Section 2.15(a)(v)(D)(2).

“Acceptable Prepayment Amount” has the meaning set forth in Section 2.15(a)(v)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Parent Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit K-2.

“Acceptance Date” has the meaning set forth in Section 2.15(a)(v)(D)(2).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to Parent Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning provided in the definition of the term “Consolidated EBITDA.”

“Acquisition” means any transaction or series of related transactions resulting in (i) the acquisition by the Parent Borrower or any Restricted Subsidiary of all or substantially all of the assets of any Person, or any line of business or division of any Person, (ii) the acquisition or ownership by the Parent Borrower or any Restricted Subsidiary of in excess of 50% of the Capital Stock of any Person such that such Person becomes a Restricted Subsidiary, or (iii) the acquisition by the Parent Borrower or any Restricted Subsidiary of another Person by a merger, consolidation, amalgamation or any other combination with such Person.

“Additional Borrower” shall mean any Person who shall from time to time become a party to this Agreement as a “Borrower” hereunder upon the execution and delivery of an Additional Borrower Agreement.

“Additional Borrower Agreement” means the Additional Borrower Agreement substantially in the form of Exhibit L hereto.

“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not an existing Lender at such time and provides any portion of any Incremental Facility in accordance with Section 2.18.

“Additional Refinancing Lender” has the meaning set forth in Section 2.20(a).

“Additional Security Document” has the meaning provided in Section 6.10(a).

“Adjusted Eurodollar Rate” means, with respect to each Interest Period for a Eurodollar Loan, (i) the rate per annum equal to the British Bankers Association LIBO Rate (“BBA LIBOR”) as published by Bloomberg (or other commercially available sources providing quotations of BBA LIBOR as determined by the Administrative Agent from time to time) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period, for deposits in U.S. Dollars with a maturity comparable to such Interest Period, divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation); provided, however, that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the average (rounded to the nearest 1/16th of 1%) of the rates per annum at which deposits in the applicable currency in an amount equal to the amount of such Eurodollar Loan are offered to major banks in the London interbank market at approximately 11:00 A.M. (London time), two (2) Business Days prior to the commencement of such Interest Period, for contracts that would be entered into at the commencement of such Interest Period for the same duration as such Interest Period.

“Administrative Agent” has the meaning provided in the first paragraph of this Agreement and includes any successor to the Administrative Agent appointed pursuant to Section 9.11.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person, or, in the case of any Lender that is an investment fund, the investment advisor thereof and any investment fund having the same investment advisor. The term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative thereto.

“Affiliated Debt Fund” has the meaning provided in Section 11.06(g)(i)(B).

“Affiliated Lender” has the meaning provided in Section 11.06(g)(i).

“Affiliated Lender Assignment Agreement” has the meaning set forth in Section 11.06(g)(i)(D).

“Affiliated Lender Cap” has the meaning set forth in Section 11.06(g)(i)(C).

“Agents” means the Administrative Agent, the Collateral Agent and the Co-Syndication Agents.

“Aggregate Credit Facility Exposure” means, at any time, the sum of (i) the Aggregate Revolving Facility Exposure at such time, (ii) the principal amount of Swing Loans outstanding at such time, and (iii) the aggregate principal amount of the Term Loans outstanding at such time.

“Aggregate Revolving Facility Exposure” means, at any time, the sum of (i) the aggregate principal amount of all Revolving Loans made by all Lenders and outstanding at such time and (ii) the aggregate amount of the LC Outstandings at such time.

“Agreement” means this Credit Agreement, including any exhibits or schedules, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified.

“Anti-Terrorism Law” means the Patriot Act or any other law pertaining to the prevention of future acts of terrorism in any applicable jurisdiction, in each case as such law may be amended from time to time.

“Applicable Commitment Fee Rate” means, with respect to Initial Revolving Commitments, a percentage per annum equal to 0.50%.

“Applicable Discount” has the meaning set forth in Section 2.15(a)(v)(C)(2).

“Applicable Percentage” means, with respect to any Lender holding Revolving Commitments, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Revolving Loan Margin” means, with respect to Revolving Loans, a percentage per annum equal to:

(a)           immediately following the Closing Date, until delivery of the Section 6.01 Financials for the first fiscal quarter ending after the Closing Date, (i) 2.50% per annum for Initial Revolving Loans that are Base Rate Loans and (ii) 3.50% per annum for Initial Revolving Loans that are Eurodollar Loans; and

(b)           thereafter, the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.01(c):

Pricing Level	Leverage Ratio	Applicable Revolving Loan Margin, Base Rate Loans	Applicable Revolving Loan Margin, Eurodollar Loans
1	Less than or equal to 2.00 to 1.00	2.00%	3.00%
2	Greater than 2.00 to 1.00	2.50%	3.50%

Any increase or decrease in the Applicable Revolving Loan Margin resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered to the Administrative Agent pursuant to Section 6.01(c); provided that at the option of the Administrative Agent or Required Lenders, the highest pricing level (as set forth in the table above) shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to be delivered but was not delivered pursuant to Section 6.01(c) and shall continue to so apply to and including the first Business Day after the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) as of the date of an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

In the event that the Administrative Agent and the Parent Borrower determine that financial information in the Compliance Certificate previously delivered was incorrect or inaccurate (regardless of whether this Agreement is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Revolving Loan Margin for any applicable period than the Applicable Revolving Loan Margin applied for such applicable period, then (a) the Parent Borrower shall as soon as practicable deliver to the Administrative Agent the correct Compliance Certificate for such applicable period, (b) the Applicable Revolving Loan Margin shall be determined as if the pricing level for such higher Applicable Revolving Loan Margin were applicable for such applicable period, and (c) the Parent Borrower shall within three (3) Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Revolving Loan Margin for such applicable period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. This paragraph shall not limit the rights of the Administrative Agent and Lenders with respect to Section 2.11(d) and Section 8.01.

“Applicable Term Loan Margin” means, with respect to Initial Term Loans, a percentage per annum equal to:

(a)           immediately following the Closing Date, until delivery of the Section 6.01 Financials for the first fiscal quarter ending after the Closing Date, (i) 2.50% per annum for Initial Term Loans that are Base Rate Loans and (ii) 3.50% per annum for Initial Term Loans that are Eurodollar Loans; and

(b)           thereafter, the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.01(c):

Pricing Level	Leverage Ratio	Applicable Term Loan Margin, Base Rate Loans	Applicable Term Loan Margin, Eurodollar Loans
1	Less than or equal to 2.00 to 1.00	2.00%	3.00%
2	Greater than 2.00 to 1.00	2.50%	3.50%

Any increase or decrease in the Applicable Term Loan Margin resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered to the Administrative Agent pursuant to Section 6.01(c); provided that at the option of the Administrative Agent or Required Lenders, the highest pricing level (as set forth in the table above) shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to be delivered but was not delivered pursuant to Section 6.01(c) and shall continue to so apply to and including the first Business Day after the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) as of the date of an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

In the event that the Administrative Agent and the Parent Borrower determine that financial information in the Compliance Certificate previously delivered was incorrect or inaccurate (regardless of whether this Agreement is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Term Loan Margin for any applicable period than the Applicable Term Loan Margin applied for such applicable period, then (a) the Parent Borrower shall as soon as practicable deliver to the Administrative Agent the correct Compliance Certificate for such applicable period, (b) the Applicable Term Loan Margin shall be determined as if the pricing level for such higher Applicable Term Loan Margin were applicable for such applicable period, and (c) the Parent Borrower shall within three (3) Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Term Loan Margin for such applicable period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. This paragraph shall not limit the rights of the Administrative Agent and Lenders with respect to Section 2.11(d) and Section 8.01.

“Approved Bank” has the meaning provided in subpart (ii) of the definition of “Cash Equivalents.”

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” has the meaning provided in the first paragraph of this Agreement.

“Asset Sale” means, with respect to any Person, the non-ordinary course sale, lease (which results in the permanent disposition of the subject property), transfer or other disposition (including by means of Sale and Lease-Back Transactions, and by means of mergers, consolidations, amalgamations and liquidations of a corporation, partnership or limited liability company of the interests therein of such Person) by such Person to any other Person of any of such Person’s assets, provided that the term Asset Sale shall specifically exclude, without limitation, (i) the making of any Restricted Payment that is permitted to be made, and is made, pursuant to Section 7.05, (ii) the making of any Investment that is permitted to be made, and is made, pursuant to Section 7.04, (iii) the sale, lease, transfer or other disposition of the assets set forth on Schedule A, (iv) to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a similar business to the Parent Borrower or any Restricted Subsidiary; (v) the lease, assignment, sub-lease, license or sub-license of any real property (other than a Sale and Lease-Back Transaction), (vi) the unwinding of any Hedge Agreement, (vii) the issuance of directors’ qualifying shares and the issuance of shares issued to foreign nationals as and to the extent required by applicable law, (viii) the actual or constructive loss of any property or the use thereof resulting from any Event of Loss, (ix) any disposition of cash or Cash Equivalents and (x) dispositions of investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements.

“Assignment Agreement” means an Assignment Agreement substantially in the form of Exhibit G hereto.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Parent Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.15(a)(v); provided that the Parent Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Parent Borrower nor any of its Affiliates may act as the Auction Agent.

“Authorized Officer” means, with respect to any Person, any of the following officers: the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, Chief Accounting Officer, any Senior Vice President, the Controller, the Treasurer, any Vice President, the Secretary, the Assistant Secretary or such other Person as is authorized in writing by the Parent Borrower to act on behalf of such Person and is reasonably acceptable to the Administrative Agent. Unless otherwise qualified, all references herein to an Authorized Officer shall refer to an Authorized Officer of the Parent Borrower.

“Available Amount” means, as of any date of determination, an amount, not less than zero, equal to (a) the aggregate Excess Cash Flow for all fiscal years for which financial statements have been required to be delivered pursuant to Section 6.01(a), commencing with the first fiscal year of the Parent Borrower ended after the Closing Date (in the case of such first fiscal year ending after the Closing Date, with respect to each full fiscal quarter of such fiscal year ending after the Closing Date), plus (b) the aggregate amount of Net Cash Proceeds received by the Parent Borrower or any Parent Entity after the Closing Date from the issuance of Capital Stock of the Parent Borrower or any Parent Entity (other than Disqualified Equity Interests) or cash capital contributions to Parent Borrower or any Parent Entity (other than Specified Equity Contributions and, in the case of Net Cash Proceeds received by any Parent Entity, to the extent such Net Cash Proceeds are contributed to the Parent Borrower or any Restricted Subsidiary), plus (c) the Net Cash Proceeds of Indebtedness and Disqualified Equity Interests of the Parent Borrower issued after the Closing Date, which have been exchanged or converted into Qualified Equity of the Parent Borrower or any Parent Entity (other than Specified Equity Contributions) plus (d) the Net Cash Proceeds received by the Parent Borrower and its Restricted Subsidiaries from sales of Investments made with the Available Amount plus (e) returns, profits, distributions and similar amounts received by the Parent Borrower and its Restricted Subsidiaries in cash or Cash Equivalents on Investments made with the Available Amount, plus (f) the Investments of the Parent Borrower and its Restricted Subsidiaries in any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary or that has been merged or consolidated into the Parent Borrower or any of its Restricted Subsidiaries or the Fair Market Value of the assets of any Unrestricted Subsidiary that have been transferred to the Parent Borrower or any of its Restricted Subsidiaries (but only to the extent that such Unrestricted Subsidiary had been designated as an Unrestricted Subsidiary pursuant to Section 6.13 prior to such date, and the Parent Borrower had been deemed to have made an Investment at the time of such designation), plus (g) any Declined Amounts (without duplication of amounts excluded in the deduction of clause (i) below pursuant to the parenthetical thereof) minus (i) the amount of prepayments required to be made in respect of such Excess Cash Flow pursuant to Section 2.15(c)(iv) (which amount shall not include, for the avoidance of doubt, any amounts declined by Lenders pursuant to Section 2.15(c)(viii) and any amounts not required to prepay Loans pursuant to clause (2) of the proviso to Section 2.15(c)(iv)); minus (j) the amount of any voluntary prepayment of the Term Loans, which voluntary prepayments otherwise reduced the amount of the prepayment required to be made in respect of such Excess Cash Flow pursuant to Section 2.15(c)(iv) to the extent such voluntary prepayment was made with the proceeds from the issuance of Capital Stock of the Parent Borrower or any Parent Entity (other than Disqualified Equity Interests), which proceeds otherwise increased the “Available Amount” pursuant to clause (b) above minus (k) the sum of all prior Investments made pursuant to Section 7.04(m)(ii), Restricted Payments made pursuant to Section 7.05(f)(ii), Restricted Payments made pursuant to Section 7.05(i)(ii) and Capital Expenditures made pursuant to Section 7.11(a)(i).

“Available Amount Equity Component” means, as of any date of determination, that portion of the Available Amount that is equal to sum of the amounts referred to in clauses (b) and (c) of the definition thereof.

“Bankruptcy Code” means, Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the greatest of: (i) the rate of interest that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time; (ii) the Federal Funds Effective Rate in effect from time to time plus 1/2 of 1% per annum; and (iii) the Adjusted Eurodollar Rate for Eurodollar Loans denominated in Dollars for a one-month Interest Period as announced on such day (or, if such day is not a Business Day as defined in clause (b) of the definition of “Business Day”) the immediately preceding day that would be a Business Day) plus 1.00%.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate in effect from time to time.

“BBA LIBOR” means, as such term is defined in the definition of “Adjusted Eurodollar Rate.”

“Borrower Offer of Specified Discount Prepayment” means the offer by any Company Party to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.15(a)(v)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by any Company Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.15(a)(v)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by any Company Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.15(a)(v)(D).

“Borrowers” has the meaning provided in the first paragraph of this Agreement.

“Borrowing” means a Revolving Borrowing, a Term Borrowing or the incurrence of a Swing Loan.

“Business Day” means any day (a) other than Saturday, Sunday and any other day on which commercial banks in New York or Atlanta are authorized or required by law to close and (b) on which dealings in deposits in Dollars are carried on in the London interbank eurodollar market.

“Capital Distribution” means, with respect to any Person, a payment made, liability incurred or other consideration given for the purchase, acquisition, repurchase, redemption or retirement of any Capital Stock of such Person or as a dividend, return of capital or other distribution in respect of any of such Person’s Capital Stock.

“Capital Expenditures” means, without duplication, (a) any expenditure (whether paid in cash or accrued as liabilities) for any purchase or other acquisition of any asset including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries prepared in accordance with GAAP, and (b) Capitalized Lease Obligations, but excluding (i) expenditures made with Net Cash Proceeds in connection with the reinvestment thereof pursuant to Section 2.15(c)(v) or any expenditure financed with the proceeds of any dispositions of assets or property not prohibited hereunder, (ii) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) any Consideration payable with respect to any Permitted Acquisitions or any other Investment permitted hereunder, (iv) expenditures to the extent they are made with proceeds of the issuance of Capital Stock of Parent Borrower after the Closing Date, (v) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding Parent Borrower and its Subsidiaries) and for which neither Parent Borrower and its Subsidiaries has provided nor is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period), (vi) the book value of any asset owned by such Person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided, that (A) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (B) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (vii) without duplication of clause (ii) above, the purchase price of equipment purchased during such period to the extent the consideration consists of any combination of (A) used or surplus equipment traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business, (viii) any expenditures which are contractually required to be, and are, advanced or reimbursed to the Credit Parties in cash by a third party (including landlords) during such period of calculation and for which neither Parent Borrower and its Subsidiaries has provided nor is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period) and (ix) any other expenditures that are financed with the proceeds of Indebtedness the incurrence of which is not prohibited hereunder.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but in no event will Capital Stock include any debt securities convertible or exchangeable into equity unless and until actually converted or exchanged.

“Capitalized Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, should be accounted for as a capitalized lease on the balance sheet of that Person.

“Capitalized Lease Obligations” means, with respect to any Person, all obligations under Capitalized Leases of such Person, without duplication, in each case taken at the amount thereof accounted for as liabilities identified as “capitalized lease obligations” on a consolidated balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateral” has a meaning correlative to the definition of “Cash Collateralize” below and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralize” means to deposit in an account subject to a deposit account control agreement in form and substance reasonably satisfactory to the Administrative Agent and each applicable LC Issuer or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the LC Issuers or Lenders, as collateral for Obligations relating to Letters of Credit or obligations of Lenders to fund participations in respect of such Obligations, as applicable, cash, Cash Equivalents or deposit account balances, in each case, in an amount equal to 105% of such Obligations or, if the Administrative Agent and each applicable LC Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable LC Issuer.

“Cash Equivalents” means any of the following:

(i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government having maturities of not more than one year from the date of acquisition;

(ii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks (any such bank, an “Approved Bank”);

(iii) commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A- or A3, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within one hundred eighty (180) days after the date of acquisition;

(iv) fully collateralized repurchase agreements entered into with any Lender or Approved Bank having a term of not more than thirty (30) days and covering securities described in clause (i) above;

(v) repurchase obligations of any Person satisfying the requirements of clause (ii) of this definition or that has commercial paper outstanding that satisfies the requirements of clause (iii) of this definition, or any other financial institution whose unsecured long-term debt (or the unsecured long-term debt of whose holding company) is rated at least A- or better by S&P or A3 or better by Moody’s, having a term of not more than one year, with respect to securities issued or fully guaranteed or insured by the United States;;

(vi) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A- by S&P or A3 by Moody’s;

(vii) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any Person satisfying the requirements of clause (ii) of this definition or that has outstanding commercial paper satisfying the requirements of clause (iii) of this definition or any other financial institution whose unsecured long-term debt (or the unsecured long-term debt of whose holding company) is rated at least A- or better by S&P or A3 or better by Moody’s;

(viii) short-term tax-exempt securities rated not lower than MIG -1/1+ by either Moody’s or S&P with provisions for liquidity or maturity accommodations of one hundred eighty-three (183) days or less;

(ix) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (viii) above;

(x) investments in money market funds access to which is provided as part of “sweep” accounts maintained with a Lender or an Approved Bank;

(xi) investments in industrial development revenue bonds that (A) “re-set” interest rates not less frequently than quarterly, (B) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (C) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Bank;

(xii) investments in pooled funds or investment accounts consisting solely of investments of the nature described in the foregoing clause (vii); and

(xiii) marketable money market funds that are rated AAA by S&P and Aaa by Moody’s, in each case maturing within 12 months after the date of creation thereof.

“Cash Interest Expense” means with respect to the Parent Borrower and its Restricted Subsidiaries for any Testing Period, Consolidated Interest Expense for such period, minus, in each case, to the extent included in Consolidated Interest Expense for such period and without duplication (a) pay in kind or other non-cash interest expense, including as a result of the effects of purchase accounting, (b) any debt discounts, one-time financing fees or the amortization thereof, including such fees paid in connection with the Transactions, any amendment, consent or waiver to Loan Documents, any Indebtedness not otherwise prohibited under this Agreement, or any amendment to such Indebtedness (in each case, to the extent included in Consolidated Interest Expense for such period), (c) fees in respect of Hedge Agreements for interest rates, (d) non-cash interest expense attributable to the movement of mark-to-market valuation of obligations under Hedge Agreements or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133, (e) any one-time cash costs associated with breakage in respect of Hedge Agreements for interest rates, (f) any costs associated with payment premiums, breakage costs, make-whole fees or similar costs or expenses payable in connection with any refinancing, repurchase, repayment or other satisfaction of Indebtedness (including any such costs relating to the Closing Date Refinancing) and (g) any costs associated with mark-to-market adjustments in respect of warrants for the Capital Stock or similar instrument of the Parent Borrower or any Parent Entity.  Notwithstanding the foregoing, for any amount of Consolidated Interest Expense that represents an accrual for cash payments in any future period, such amount shall be included as Cash Interest Expense for such period when paid.

“Cash Management Agreement” means any agreement or arrangement to provide Cash Management Services.

“Cash Management Bank” means any Person that, either (x) at the time it enters into a Cash Management Agreement or (y) at any time after it enters into a Cash Management Agreement, becomes a Lender or an Agent or an Affiliate of a Lender or an Agent, in its capacity as a party to such Cash Management Agreement.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overdraft facility that is not in default): ACH transactions, treasury and/or cash management services, including controlled disbursement services, overdraft facilities, foreign exchange facilities, credit and debit cards, purchase card, electronic funds transfer, deposit and other accounts and merchant services.

“Cash Proceeds” means, with respect to (i) any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by any Credit Party from such Asset Sale, and (ii) any Event of Loss, the aggregate cash payments, including all insurance proceeds and proceeds of any award for condemnation or taking, received by any Credit Party in connection with such Event of Loss.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq. and the regulations promulgated thereunder.

“Change in Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the 1934 Act), other than any of the Permitted Holders is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the 1934 Act), directly or indirectly, of more than 42.5% of Capital Stock of the Parent Borrower entitled to vote in the election of the board of directors of the Parent Borrower;

(b)  during any period of 12 consecutive months, a majority of the seats (other than vacant seats) of the board of directors of the Parent Borrower shall not be occupied by Persons who were (x) members of the board of directors of the Parent Borrower on the Closing Date (after giving effect to the Transactions) or (y) nominated by one or more Permitted Holders or Persons nominated by Permitted Holders; or

(c)  any “change of control” or similar event shall occur under any Indebtedness for borrowed money that constitutes Material Indebtedness of the Parent Borrower and/or its Restricted Subsidiaries.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or LC Issuer (or, for purposes of Section 3.03, by any lending office of such Lender or by such Lender’s or LC Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that requests, rules, regulations, guidelines or directives enacted or promulgated under the Dodd-Frank Act or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor authority) shall be deemed to have gone into effect after the Closing Date, regardless of the date enacted, adopted or issued but only to the extent such requests, rules, regulations, guidelines or directives are applied to the Parent Borrower and its Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including for purposes of Section 3.01.

“Charges” has the meaning provided in Section 11.22.

“Claims” has the meaning set forth in the definition of “Environmental Claims.”

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing are, Extended Revolving Credit Loans, Revolving Loans, Refinancing Revolving Credit Loans, Incremental Revolving Loans (of a Class), Incremental Initial Revolving Loans (of a Class), Initial Term Loans, Incremental Term Loans (of a Class), Extended Term Loans (of the same Extension Series), Refinancing Term Loans, Swing Loans and, when used in reference to any Commitment, refers to whether such Commitment is an Extended Revolving Credit Commitment (of the same Extension Series), an Incremental Revolving Credit Commitment (of a Class), a Refinancing Revolving Credit Commitment, Refinancing Term Loan Commitment, a Swing Line Commitment, an Incremental Term Loan Commitment (of a Class) or Refinancing Term Loan Commitment (of a Class) and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to the applicable Class. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.

“Closing Certificate” means a certificate substantially in the form of Exhibit F attached hereto.

“Closing Date” means May 28, 2013.

“Closing Date Refinancing” means the refinancing or repayment of all existing third party Indebtedness for borrowed money of the Parent Borrower and its Restricted Subsidiaries immediately after the making of the Loans on the Closing Date, other than Indebtedness permitted by Section 7.03, together with the payment of all accrued interest, all payment premiums and all other amounts due and payable with respect thereto, and the termination of the commitments and Guarantees in respect of such Indebtedness, and the release of all Liens securing payment of any such Indebtedness, other than Liens permitted by Section 7.02, and the delivery to the Administrative Agent of all payoff and release letters, Uniform Commercial Code Form UCC-3 termination statements or other instruments or agreements as may be suitable or appropriate in connection with the release of any such Liens.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets on which a Lien is granted or purported to be granted pursuant to any Security Document to secure any or all of the Obligations.

“Collateral Agent” means SunTrust, in its capacity as collateral agent, security trustee or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods or services.

“Commitment” means with respect to each Lender, (i) its Revolving Commitment or (ii) its Term Commitment, if any, or, in the case of such Lender, all of such Revolving Commitments and Term Commitments of such Lender.

“Commitment Fees” has the meaning provided in Section 2.13(a).

“Commodities Hedge Agreement” means a commodities contract purchased by the Parent Borrower or any of its Subsidiaries in the ordinary course of business, and not for speculative purposes, with respect to raw materials (including, for the avoidance of doubt, aluminum) necessary to the manufacturing or production of goods in connection with the business of the Parent Borrower and its Subsidiaries.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning provided in Section 9.15(a).

“Company Parties” means the collective reference to the Parent Borrower and its Restricted Subsidiaries, and “Company Party” means any one of them.

“Competitor” means any corporate competitor of the Parent Borrower or any of its Restricted Subsidiaries operating in the same or a related line of business as the Parent Borrower or any of its Restricted Subsidiaries, as disclosed to the Administrative Agent in writing by the Parent Borrower from time to time.

“Compliance Certificate” has the meaning provided in Section 6.01(c).

“Confidential Information” has the meaning provided in Section 11.15(b).

“Conservator” has the meaning set forth in the definition of “Insolvency Event.”

“Consideration” means, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees (excluding any fees payable to any investment banker in connection with such Acquisition) or fees for a covenant not to compete.

“Consolidated Depreciation and Amortization Expense” means, for any Testing Period, all depreciation and amortization expenses of the Parent Borrower and its Restricted Subsidiaries and amortization of capitalized software expenditures, all as determined for the Parent Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any Testing Period, Consolidated Net Income of the Parent Borrower and its Restricted Subsidiaries for such period, plus (without duplication), in each case, to the extent deducted in the calculation of Consolidated Net Income:

(a) the sum of the amounts for such period included in determining such Consolidated Net Income of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, and (iii) Consolidated Depreciation and Amortization Expense;

(b) any non-cash charges or losses; provided, that, any non-cash charges or losses shall be treated as cash charges or losses in any subsequent Testing Period during which cash disbursements attributable thereto are made;

(c) any extraordinary, unusual, non-recurring or exceptional expenses, losses or charges, exclusive of those described in clause (d) below; provided that any such extraordinary, unusual, non-recurring or exceptional expenses, losses or charges referred to in this clause (c) shall not exceed $3.5 million in the aggregate in any applicable Testing Period;

(d) any expenses relating to the Transactions, Permitted Acquisitions (or any other acquisition not otherwise permitted that requires a waiver or consent of the applicable Lenders), Investments, recapitalizations, dispositions, issuances or repayments of indebtedness, issuances of equity securities, offerings of Capital Stock of the Parent Borrower, sale processes, refinancing transactions or amendments or other modifications of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction whether or not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction);

(e) any integration expenses, operating improvement expenses and other restructuring charges, accruals or reserves (including retention costs, severance costs, systems establishment costs, costs associated with office and facility openings, closings and consolidations, and relocation costs, conversion costs, excess pension charges, curtailments and modifications to pension and post-retirement employee benefit plan costs or charges, contract termination costs, expenses attributable to the implementation of cost savings initiatives and professional and consulting fees incurred in connection with any of the foregoing), not in excess of $3.5 million in the aggregate in any applicable Testing Period, which costs and expenses the Parent Borrower determines are factually supportable as specified and quantified in a certificate signed by a Financial Officer delivered together with the delivery of Section 6.01 Financials;

(f) board of directors fees, management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued to the extent permitted to be paid or accrued;

(g) proceeds from business interruption insurance (to the extent not reflected as revenue or income in such statement of Consolidated Net Income);

(h) any loss (including all reasonable fees and expenses or charges relating thereto) from abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed or discontinued operations, which losses the Parent Borrower determines are factually supportable; provided that that the Parent Borrower shall have delivered to the Administrative Agent, together with the Section 6.01 Financials for the period in which such loss, expense or charge occurred, a certificate of a Financial Officer specifying and quantifying such losses, expenses and charges;

(i) any loss (including all reasonable fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions, other than in the ordinary course of business (as determined by the management of the Parent Borrower in good faith), which losses the Parent Borrower determines are factually supportable; provided that that the Parent Borrower shall have delivered to the Administrative Agent, together with the Section 6.01 Financials for the period in which such loss, expense or charge occurred, a certificate of a Financial Officer specifying and quantifying such losses, expenses and charges;

(j) any non-cash loss attributable to the mark-to-market movement in the valuation of hedging obligations (including hedging obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 “Accounting for Derivative Hedging Instruments”; and

(k) to the extent not included above, certain adjustments consistent with the financial model delivered to the Agents and set forth on Schedule 5 hereto;

minus (without duplication), in each case, to the extent included in the calculation of Consolidated Net Income

(l) non-cash gains or income, including any non-cash gain attributable to the mark-to-market movement in the valuation of hedging obligations (including hedging obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 “Accounting for Derivative Hedging Instruments”; provided, that, any non-cash gains or income shall be treated as cash gains or income in any subsequent period during which cash receipts attributable thereto are received;

(m) any extraordinary or non-recurring income or gain;

(n) any gain (including all fees and expenses or income relating thereto) attributable to business dispositions or asset dispositions, other than in the ordinary course of business, as determined in good faith by a Financial Officer; and

(o) any gain or income from abandoned, closed, disposed or discontinued operations and any gains on disposal of abandoned, closed or discontinued operations;

in each case, as determined on a consolidated basis for the Parent Borrower and its Restricted Subsidiaries in accordance with GAAP.

For the avoidance of doubt:

(i) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person or business, or attributable to any property or asset acquired by the Parent Borrower or any of its Restricted Subsidiaries during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Parent Borrower or such Restricted Subsidiary (each such Person, business, property or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period and (B) an adjustment in respect of each Acquired Entity or Business and Converted Restricted Subsidiary equal to the amount of the Pro Forma Effect with respect to such Acquired Entity or Business Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition); provided that, with respect to any determination to be made on a Pro Forma Basis, at the election of the Parent Borrower, such Acquired EBITDA (unless negative) or such adjustment shall not be required to be included for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with the acquisition of such Acquired Entity or Business or the fair market value of such Converted Restricted Subsidiary, as applicable, is less than $5.0 million in the aggregate for all such transactions in a fiscal year; and

(ii) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Parent Borrower or any of its Restricted Subsidiaries during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case, based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period.

“Consolidated Fixed Charges” means, for any Testing Period, for the Parent Borrower and its Restricted Subsidiaries as determined on a consolidated basis and in accordance with GAAP, the sum, without duplication, of (i) Cash Interest Expense and (ii) Scheduled Repayments in respect of any Term Loans (as the same may be reduced from time to time pursuant to any voluntary or mandatory prepayments with respect thereto).

“Consolidated Income Tax Expense” means, for any Testing Period, all provisions for taxes based on the net income, profits or capital, including federal, provincial, territorial, foreign, state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds and any penalties and interest related to such taxes), in each case, of the Parent Borrower or any of its Restricted Subsidiaries (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), all as determined for the Parent Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP. For purposes of this definition, whenever Pro Forma Effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Parent Borrower.

“Consolidated Interest Expense” means with respect to the Parent Borrower and its Restricted Subsidiaries on a consolidated basis, for any Testing Period, interest expense in accordance with GAAP, adjusted, to the extent not included, to include without duplication (a) interest income; (b) interest expense attributable to Capitalized Leases; (c) gains and losses on hedging or other derivatives to hedge interest rate risk; (d) fees and costs related to letters of credit, bankers’ acceptance financing, surety bonds and similar financings, (e) amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, financing fees and expenses and (f) any costs associated with mark-to-market adjustments in respect of warrants for the Capital Stock of the Parent Borrower.

“Consolidated Net Income” means for any Testing Period, the net income (or loss) of any Person on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, excluding without duplication:

(a) any net after-tax gains or losses (and all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness or hedging obligations or other derivative instruments;

(b) the net income of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period;

(c) the cumulative effect of a change in accounting principles during such period to the extent included in net income;

(d) any increase in amortization or depreciation or any one-time non-cash charges or other effects resulting from purchase accounting in connection with the Transactions or any acquisition consummated after the Closing Date;

(e) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, which, without limiting the foregoing, shall include any impairment charges resulting from the application of Financial Accounting Standards Board Statements No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141;

(f) any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options, restricted stock grants or other rights to officers, directors and employees of such person or any of its Restricted Subsidiaries; and

(g) any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Parent Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Parent Borrower, or after such financial statements are required to be delivered, as shown in the most recent balance sheet of the Parent Borrower delivered pursuant to the Section 6.01 Financials.

“Consolidated Working Capital” means current assets (excluding cash and Cash Equivalents), minus current liabilities (including deferred revenue but excluding, without duplication, (i) the current portion of any Total Funded Debt, (ii) the current portion of interest, (iii) the current portion of current and deferred income taxes and (iv) deferred revenue arising from cash receipts that are earmarked for specific projects), all as determined for the Parent Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“Continue,” “Continuation” and “Continued” each refers to a continuation of a Eurodollar Loan for an additional Interest Period as provided in Section 2.12.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“Controlled Investment Affiliate” means any fund or investment vehicle (i) organized by JLL for the purpose of making investments in one or more Persons, (ii) controlled by JLL and (iii) which has the same principal advisor or general partner as JLL.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type.

“Converted Restricted Subsidiary” has the meaning set forth in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning set forth in the definition of “Consolidated EBITDA.”

“Corrective Extension Amendment” has the meaning provided in Section 2.19(f).

“Co-Syndication Agents” has the meaning provided in the first paragraph of this Agreement.

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness (or Revolving Commitments) incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend (other than pursuant to Section 2.19 hereof), refund, renew, replace or refinance, in whole or part, existing Term Loans, existing Revolving Loans, existing Revolving Commitments or any existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) except to the extent otherwise permitted under this Agreement (subject to a dollar for dollar usage of any other basket set forth in Section 7.03 to the extent of any excess, if applicable), such extending, refunding, renewing, replacing or refinancing Indebtedness (including, if such Indebtedness includes any Refinancing Revolving Credit Commitments, the unused portion of such Refinancing Revolving Credit Commitments) is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Debt (and, in the case of Refinanced Debt consisting in whole or in part of unused Refinancing Revolving Credit Commitments, the amount thereof) except by an amount equal to unpaid accrued interest and premium thereon and any fees and expenses (including upfront fees and original issue discount) in connection with such extension, exchange, modification, refinancing, refunding, renewal or replacement, (ii) in the case of any such Indebtedness that is secured by a Lien on the Collateral, such Indebtedness has a maturity date and a Weighted Average Life to Maturity equal to or greater than that of the Refinanced Debt (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Refinanced Debt), (iii) in the case of any such Indebtedness that is not secured by a Lien on any of the Collateral, such Indebtedness has a maturity date that is at least ninety-one (91) days after that of the Refinanced Debt and has no scheduled amortization payments and (iv) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, with 100% of the Net Cash Proceeds of the applicable Refinancing Indebtedness (except to the extent such Net Cash Proceeds are attributable to Indebtedness that (x) is permitted by Section 7.03 (other than Section 7.03(a) or (t)), and (y) has been applied, if applicable, to the usage of, a basket set forth in Section 7.03 (other than Section 7.03(a) or (t)) not later than the fifth Business Day following the date such Refinancing Indebtedness is issued, incurred or obtained, provided, that to the extent that such Refinanced Debt consists in whole or in part of Refinancing Revolving Credit Commitments or Revolving Loans or Swing Line Loans incurred pursuant to any Refinancing Revolving Commitments, such Revolving Commitments being refinanced by the applicable refinancing Indebtedness shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Refinancing Indebtedness is issued, incurred or obtained.

“Credit Event” means the making of any Borrowing (but excluding any Conversion or Continuation), any LC Issuance or the increase in the Stated Amount of a Letter of Credit.

“Credit Facility” means the credit facility established under this Agreement pursuant to which (i) the Lenders shall make Revolving Loans to the Borrowers, and shall participate in LC Issuances, under the Revolving Facility pursuant to the Revolving Commitment of each such Lender, (ii) each Lender with a Term Commitment shall make a Term Loan to the Borrowers pursuant to such Term Commitment of such Lender, (iii) the Swing Line Lender shall make Swing Loans to the Borrowers under the Swing Line Facility pursuant to the Swing Line Commitment, (iv) any Lender and/or Additional Lender shall make loans and/or provide commitments under any Incremental Facility pursuant to Section 2.18, (v) any Extending Lender shall make loans and/or provide commitments under any Extended Term Loan Facility or any Extended Revolving Credit Facility in accordance with Section 2.19, (vi) any Lender shall make loans and/or provide commitments under any Refinancing Term Loan Facility or any Refinancing Revolving Credit Facility in accordance with Section 2.20 and (vii) each LC Issuer shall issue Letters of Credit for the account of the LC Obligors in accordance with the terms of this Agreement.

“Credit Facility Exposure” means, for any Lender at any time, the sum of (i) such Lender’s Revolving Facility Exposure at such time, (ii)  such Lender’s Revolving Facility Percentage of the principal amount of Swing Loans outstanding at such time, and (iii) the outstanding aggregate principal amount of the Term Loan made by such Lender, if any.

“Credit Party” means the Parent Borrower, each other Borrower and each Subsidiary Guarantor.

“Customary Intercreditor Agreement” means (a) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) at the option of the Parent Borrower, either (i) an intercreditor agreement substantially in the form of the Equal Priority Intercreditor Agreement (with such modifications as may be necessary or appropriate in light of prevailing market conditions and reasonably acceptable to the Administrative Agent) or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and/or the Collateral Agent and the Parent Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) and (b) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank junior to the Liens on the Collateral securing the Obligations, at the option of the Parent Borrower, either (i) an intercreditor agreement substantially in the form of the Second Lien Intercreditor Agreement (with such modifications as may be necessary or appropriate in light of prevailing market conditions and reasonably acceptable to the Administrative Agent) or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and/or the Collateral Agent and the Parent Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Obligations.  With regard to any changes in light of prevailing market conditions as set forth above in clause (a)(i) or (b)(i) or with regard to clause (a)(ii) or (b)(ii), such changes or agreement, as applicable, shall be posted to the Lenders not less than three (3) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within three (3) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (including with such changes) is reasonable and to have consented to such intercreditor agreement (including with such changes) and to the Administrative Agent’s execution thereof.

“Debt Incurrence Prepayment Event” means any issuance or incurrence by the Parent Borrower or any Restricted Subsidiary of any Indebtedness that is subject to the requirements of Section 2.15(c)(vi).

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Amounts” has the meaning set forth in Section 2.15(c)(viii).

“Default” means any Event of Default or any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.  For the avoidance of doubt, any Default or Event of Default which may occur as a result of the failure to meet any delivery requirements hereunder shall cease to constitute a Default or Event of Default upon any delivery otherwise in compliance with such requirement.

“Default Rate” means, for any day, (i) with respect to any Loan, a rate per annum equal to 2.00% per annum above the interest rate that is or would be applicable from time to time to such Loan pursuant to Section 2.11(a)(i), Section2.11(b)(i) or Section 2.11(c), as applicable and (ii) with respect to any other amount, a rate per annum equal to 2.00% per annum above the rate that would be applicable to Revolving Loans that are Base Rate Loans pursuant to Section 2.11(a)(i).

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Parent Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any LC Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date when due, (b) has notified the Parent Borrower, the Administrative Agent or any LC Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on the Required Lenders’ good faith determination, that a condition precedent to funding (which condition precedent, together with any applicable defaults, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Parent Borrower, to confirm in writing to the Administrative Agent and the Parent Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent Borrower), or (d) has, after the Closing Date, a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, Conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Parent Borrower, each LC Issuer, each Swing Line Lender and each Lender.

“Designated Hedge Agreement” means (a) any Hedge Agreement to which the Parent Borrower or a Restricted Subsidiary is a party and as to which a Lender, an Agent or any of their Affiliates (or any Person that was a Lender, an Agent or an Affiliate of a Lender or Agent at the time such Hedge Agreement was entered into or becomes a Lender, an Agent or an Affiliate of a Lender or Agent at any time thereafter) is a counterparty that, pursuant to a Secured Hedge Designation Agreement signed by the Parent Borrower and acknowledged by the Administrative Agent, has been designated as a Designated Hedge Agreement (it being understood that failure by the Administrative Agent to acknowledge the Secured Hedge Designation Agreement does not invalidate the designation contained therein) and (b) each Hedge Agreement set forth on Schedule 6, including any amendment, amendment and restatement, refinancing, replacement or other modification thereof, in each case so that the Parent Borrower or its applicable Restricted Subsidiary’s counterparty’s credit exposure thereunder will be entitled to share in the benefits of the Guaranty and the Security Documents to the extent the Guaranty and such Security Documents provide guarantees or security for creditors of the Parent Borrower or any Subsidiary under Designated Hedge Agreements.

“Designated Hedge Creditor” means each Person that participates as a counterparty to any Designated Hedge Agreement.

“Designated Non-Cash Consideration” means the Fair Market Value of the non-cash consideration received by the Parent Borrower or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate, setting forth the basis of such valuation, executed by an Authorized Officer, minus the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of, or collection on, such Designated Non-Cash Consideration.

“Discount Prepayment Accepting Lender” has the meaning set forth in Section 2.15(a)(v)(B)(2).

“Discount Range” has the meaning set forth in Section 2.15(a)(v)(C)(1).

“Discount Range Prepayment Amount” has the meaning set forth in Section 2.15(a)(v)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.15(a)(v)(C) substantially in the form of Exhibit K-3.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit K-4, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning set forth in Section 2.15(a)(v)(C)(1).

“Discount Range Proration” has the meaning set forth in Section 2.15(a)(v)(C)(3).

“Discounted Prepayment Determination Date” has the meaning set forth in Section 2.15(a)(v)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.15(a)(v)(B)(1), Section 2.15(a)(v)(C)(1) or Section 2.15(a)(v)(D)(1), respectively, unless a shorter period is agreed to between the Parent Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning set forth in Section 2.15(a)(v)(A).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Parent Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business and its respective Subsidiaries or to such Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary, as the case may be.

“Disqualified Equity Interests” means any Capital Stock that (a) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than, subject to the proviso below, as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to ninety-one (91) days after the Latest Maturity Date hereunder, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof or as a result of a change of control or asset sale) for (i) debt securities or other Indebtedness or (ii) any Capital Stock referred to in clause (a) above, in each case at any time on or prior to ninety-one (91) days after the Latest Maturity Date hereunder, (c) contains any repurchase obligation (other than, subject to the proviso below, as a result of a change of control or asset sale) that may come into effect prior to payment in full of all Obligations or (d) requires cash dividend payments prior to ninety-one (91) days after the Latest Maturity Date hereunder; provided that if such Capital Stock is issued pursuant to any plan for the benefit of employees of the Parent Borrower (or any Parent Entity thereof) or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Parent Borrower (or any Parent Entity thereof) or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any right to receive any cash upon the occurrence of a change of control or asset sale shall be contingent upon the Obligations being irrevocably paid in full (other than those relating to any Designated Hedge Agreement, cash management obligations constituting Obligations and indemnification and other contingent obligations for which no demand has been made and obligations in respect of Letters of Credit that have been Cash Collateralized).

“Disqualified Institution” means, collectively, (a) any bank, financial institution, other institutional lender, investor or fund (or their Affiliates) that have been specified in writing by the Parent Borrower to the Arrangers at any time on or prior to the Closing Date or (b) any Competitors of the Parent Borrower that have been specified in writing by the Parent Borrower to the Administrative Agent at any time; provided that no such designation after the Closing Date shall be effective to retroactively disqualify any Lender.

“Dollars,” “U.S. Dollars” and the sign “$” each means lawful money of the United States.

“Eligible Assignee” means (i) in the case of an assignment of Term Loans, (x) a Lender, (y) an Affiliate of a Lender and (z) an Approved Fund, (ii) in the case of an assignment of Revolving Loans or Revolving Commitments, a Revolving Lender and (iii) any other Person (other than a natural Person) approved by (A) the Administrative Agent (each such approval not to be unreasonably withheld or delayed), (B) in the case of assignments of Revolving Loans or Revolving Commitments, each LC Issuer and the Swing Line Lender (each such approval not to be unreasonably withheld or delayed), and (C) unless a Specified Event of Default has occurred and is continuing, the Parent Borrower (each such approval not to be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, Eligible Assignee (i) shall include Affiliated Lenders subject to the provisions of Section 11.06(g) and (ii) shall not include any Disqualified Institution.

“Environmental Claims” means any and all regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such law (hereafter “Claims”), including, without limitation, (i) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment, Release or threat of Release (as defined in CERCLA) of any Hazardous Materials or arising from alleged injury or threat of injury to the environment or health and safety (with respect to Hazardous Materials).

“Environmental Law” means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial interpretation thereof, including any judicial order, consent, decree or judgment issued to or rendered against the Parent Borrower or any of its Subsidiaries relating to the (i) environment; (ii) employee health and safety (as affected by occupational exposure to Hazardous Materials); (iii) conditions of the workplace; (iv) Hazardous Materials; or (v) generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment (including, without limitation, any waste) including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equal Priority Intercreditor Agreement” means the Equal Priority Intercreditor Agreement substantially in the form of Exhibit I-2 among the Administrative Agent and/or the Collateral Agent and one or more authorized representatives for holders of one or more classes of applicable Permitted Incremental Indebtedness and/or Permitted First Priority Refinancing Debt, with such modifications thereto as may be permitted by the definition of “Customary Intercreditor Agreement.”

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each Person (as defined in Section 3(9) of ERISA), which together with a Credit Party or a Subsidiary of a Credit Party, would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“ERISA Event” means (i) that a Reportable Event has occurred with respect to any Single-Employer Plan; (ii) the institution of any steps by the a Credit Party or any ERISA Affiliate, the PBGC or any other Person to terminate any Single-Employer Plan or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Single-Employer Plan; (iii) the institution of any steps by a Credit Party or any ERISA Affiliate to withdraw from any Multi-Employer Plan or Multiple Employer Plan or written notification of a Credit Party or any ERISA Affiliate concerning the imposition of withdrawal liability; (iv) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code in connection with any Plan; (v) the cessation of operations at a facility of a Credit Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (vi) with respect to a Single-Employer Plan, a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (vii) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to a Single-Employer Plan; (viii) a determination that a Single-Employer Plan is or is expected to be in “at-risk” status (within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (ix) the insolvency of or commencement of reorganization proceedings with respect to a Multi-Employer Plan or written notification that a Multi-Employer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (x) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.

“Eurodollar Loan” means each Loan bearing interest at a rate based upon the Adjusted Eurodollar Rate.

“Event of Default” has the meaning provided in Section 8.01.

“Event of Loss” means, with respect to any property, (i) the actual or constructive total loss of such property or the use thereof resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (ii) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever under circumstances in which such damage cannot reasonably be expected to be repaired, or such property cannot reasonably be expected to be restored to its condition immediately prior to such destruction or damage, within ninety (90) days after the occurrence of such destruction or damage or (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property.

“Excess Cash Flow” means, with respect to the Parent Borrower and its Restricted Subsidiaries on a consolidated basis, for any Testing Period, the excess of:

(a) the sum, without duplication, of:

(i) Consolidated EBITDA; plus

(ii) any extraordinary or nonrecurring income or gain realized in cash for such period; plus

(iii) to the extent deducted in the computation of Consolidated EBITDA, or if such amount does not reduce Cash Interest Expense, cash interest income; plus

(iv) an amount equal to any decrease in Consolidated Working Capital (it being understood and agreed that Consolidated Working Capital for the fiscal year ending as of December 31, 2013 shall be based on the full 2013 fiscal year of the Parent Borrower); plus

(v) cash payments received in respect of Hedge Agreements for such period to the extent (A) not included in the computation of Consolidated EBITDA or (B) such payments do not reduce Cash Interest Expense; plus

(vi) the aggregate amount of items that were deducted from or not added to net income in calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating Consolidated EBITDA to the extent either such items (A) represented cash received by the Parent Borrower or any Restricted Subsidiary which had not increased Excess Cash Flow upon the receipt thereof in a prior period, or (B) do not represent cash paid by the Parent Borrower or any Restricted Subsidiary, in each case, on a consolidated basis during such period;

 minus,

(b) the sum, without duplication, of:

(i) any expenses, losses or charges paid in cash for such period and added to Consolidated EBITDA pursuant to clauses (c), (d), (e), (g) and (k) of the definition thereof; plus

(ii) Cash Interest Expense; plus

(iii) cash expenditures made in respect of Hedge Agreements for such period to the extent (A) not reflected in the computation of Consolidated EBITDA or (B) such payments do not increase Cash Interest Expense; plus

(iv) taxes (including, without limitation, taxes based on income, profits or capital, state, local, foreign, franchise and similar taxes, foreign withholding taxes and foreign unreimbursed value added taxes, and including penalties and interest on any of the foregoing, including amounts payable pursuant to any tax sharing agreements or arrangements among the Parent Borrower and its Restricted Subsidiaries on the one hand and any direct or indirect parent company of the Parent Borrower on the other (so long as such tax sharing payments are attributable to the operations of the Parent Borrower and its Restricted Subsidiaries) paid in cash for such period or tax reserves set aside or payable after the close of such period; provided, that with respect to any such amounts to be paid after the close of such period, (A) any amount so deducted shall not be deducted again in a subsequent period and (B) appropriate reserves shall have been established in accordance with GAAP; plus

(v) an amount equal to any increase in Consolidated Working Capital (it being understood and agreed that Consolidated Working Capital for the fiscal year ending as of December 31, 2013 shall be based on the full 2013 fiscal year of the Parent Borrower); plus

(vi) amounts paid in cash for such period in respect of long-term liabilities (other than Indebtedness); plus

(vii) (A) Capital Expenditures (other than Capital Expenditures made pursuant to Section 7.11(a)(i)) during such period that are paid in cash and (B) the aggregate consideration paid in cash during such period in respect of Permitted Acquisitions or other Investments other than Investments made pursuant to Section 7.04(m)(ii)) permitted by this Agreement (including any earn-out or similar payments); plus

(viii) Capital Expenditures (other than Capital Expenditures made pursuant to Section 7.11(a)(i)) that the Parent Borrower or its Restricted Subsidiaries become obligated to make during such period, but that are not made during such period; provided, that any amount so deducted shall not be deducted again in a subsequent period; plus

(ix) to the extent not deducted in the computation of Net Cash Proceeds in respect of any asset sale or casualty event giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document or any such payment made pursuant to Section 7.05(i)(ii)), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith; plus

(x) Scheduled Repayments, scheduled repayments in respect of any Term Loans, Permitted Refinancing Indebtedness, Permitted Incremental Indebtedness and any Permitted Refinancing Indebtedness of any of the foregoing, and the amount of any payments not prohibited hereby on Indebtedness other than the Loans outstanding hereunder (other than any such payment made pursuant to Section 7.05(i)(ii)); plus

(xi) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash during such period that are made in connection with any prepayment, early extinguishment or conversion of Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income; plus

(xii) management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued in accordance with the provisions of Section 7.08(h); plus

(xiii) Restricted Payments paid in cash during such period to the extent as permitted by clauses (i) through (iv) of Section 7.05(c), Section 7.05(d), Section 7.05(e), clause (i) of Section 7.05(f), clause (i) of Section 7.05(i); and, to the extent relating to any of the foregoing clauses of Section 7.05 referred to in this clause (xiii), without duplication, Section 7.05(k); plus

(xiv) without duplication of amounts deducted pursuant to clause (vii) above, amounts paid in cash for such period (including, but not limited to, indemnification) in respect of any Permitted Acquisition or any other Investment made by the Parent Borrower or its Restricted Subsidiaries permitted by Section 7.04 (other than clauses (a), (b)(i), (c), (i), (j), (k), (u) and (v) of Section 7.04); plus

(xv) the net amount of any net income generated by any Restricted Subsidiary for such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income would have material tax consequences if so distributed, under any agreement, instrument, law or regulation applicable to such Restricted Subsidiary during such period (provided, that the net cash proceeds of any distribution of any such net income to any Credit Party not subject to such restriction shall be added to Excess Cash Flow for the period in which such Credit Party receives such distribution); plus

(xvi) amounts paid in cash for such period on account of (A) items that were accounted for as non-cash reductions of net income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining Consolidated EBITDA of the Parent Borrower or any Restricted Subsidiary in a prior period and (B) reserves or accruals established in purchase accounting; plus

(xvii) the aggregate amount of items that were added to or not deducted from net income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating Consolidated EBITDA or were added to Consolidated EBITDA to the extent such items represented (A) a cash payment by Borrower or any restricted subsidiary which had not reduced Excess Cash Flow upon the accrual thereof in a prior period or (B) did not represent cash received by the Parent Borrower or any Restricted Subsidiary, in each case, on a consolidated basis during such period.

“Excess Cash Flow Prepayment Amount” has the meaning provided in Section 2.15(c)(iv).

“Excess Cash Flow Sweep Date” has the meaning provided in Section 2.15(c)(iv).

“Exchange Rate”, for a currency (other than U.S. Dollars) means the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the exchange rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., New York City time, on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if it does not have as of the date of determination a spot buying rate for any such currency.

“Excluded CFC” has the meaning provided in the definition of “Excluded Subsidiary.”

“Excluded Collateral” has the meaning provided in any Security Document.

“Excluded Real Property” means (a) any fee-owned real property with a Fair Market Value of less than $3,000,000, (b) any real property that is subject to a Lien permitted by Sections 7.02(c) or (d), (c) any real property with respect to which, in the reasonable judgment of the Administrative Agent (confirmed by notice to the Parent Borrower) the cost of providing a Mortgage is be excessive in view of the benefits to be obtained by the Lenders, (d) any real property to the extent providing a mortgage on such real property would (i) result in material adverse tax consequences as reasonably determined by the Parent Borrower, (ii) be prohibited or limited by any applicable law, rule or regulation, (iii) violate a contractual obligation to the owners of such real property (other than any such owners that are the Parent Borrower or Affiliates of the Parent Borrower) that is binding on or relating to such real property (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code) or (iv) give any other party (other than a the Parent or a wholly-owned Restricted Subsidiary) to any contract, agreement, instrument or indenture governing such real property the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law) and (e) any Leasehold.

“Excluded Subsidiary” means:

(a)            each Subsidiary that is not a wholly-owned Subsidiary (for so long as such Subsidiary remains a non-wholly-owned Subsidiary) and to the extent that a Guarantee of the Obligations is prohibited by the organizational documents or other Contractual Obligations of such Subsidiary;

(b)            any Subsidiary that is not organized in the United States;

(c)           each Subsidiary that is prohibited by any applicable Contractual Obligation existing on the Closing Date or on the date any such Subsidiary is acquired or organized (as long as, in the case of an acquisition of a subsidiary, such prohibition in respect of such contract did not arise as part of such acquisition) or requirement of law from guaranteeing or granting Liens to secure the Obligations (and for so long as such restriction or any replacement or renewal thereof is in effect) or to the extent that a guarantee or grant by such Subsidiary could result in material adverse tax consequences as reasonably determined by the Parent Borrower;

(d)           any Immaterial Subsidiary;

(e)           any other Subsidiary with respect to which, in the reasonable judgment of the Parent Borrower and the Administrative Agent, the cost or other consequences of providing a Guaranty of the Obligations is excessive in light of the benefits afforded to the Lenders therefrom;

(f)           (i) any Subsidiary that is (x) a “controlled foreign corporation” within the meaning of Section 957 of the Code or (y) a U.S. Subsidiary of such a “controlled foreign corporation” (the Subsidiaries mentioned in clauses (x) and (y), “Excluded CFCs”) and (ii) any U.S. Subsidiary that owns no material assets other than the capital stock of one or more Subsidiaries that are Excluded CFCs (“FSHCOs”); and

(g)           any Unrestricted Subsidiary.

Notwithstanding the foregoing, no Subsidiary shall be an Excluded Subsidiary if it guarantees or provides security in respect of any Material Indebtedness of any Credit Party.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under any applicable law, including the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of (i) such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation or (ii) any other law applicable  to such Swap Obligation (or Guarantee thereof). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient under any Loan Document, (a) Taxes imposed on (or measured by) the Recipient’s net income, franchise Taxes imposed in lieu of net income Taxes, and branch profits Taxes, in each case that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender acquired its interest in the applicable Commitment (or, to the extent a Lender acquires an interest in a Term Loan without acquiring an interest in the corresponding Term Commitment, Term Loan) other than pursuant to an assignment request by the Parent Borrower under Section 3.03(b) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.02, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired its interest in the applicable Commitment (or, to the extent a Lender acquires an interest in a Term Loan without acquiring an interest in the corresponding Term Commitment, Term Loan) or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.02(g), (d) any U.S. federal withholding Taxes imposed under FATCA and (e) any U.S. federal backup withholding taxes.

“Existing Credit Agreement” means the certain Credit Agreement, dated as of June 23, 2011, among PGT Industries, Inc., as the borrower, the Parent Borrower, as guarantor, the lenders from time to time party thereto and General Electric Capital Corporation, as administrative agent and collateral agent.

“Existing Revolving Commitment Class” has the meaning provided in Section 2.19(a).

“Existing Revolving Loan Class” has the meaning provided in Section 2.19(a).

“Existing Term Loan Class” has the meaning provided in Section 2.19(a).

“Expiring Credit Commitment” has the meaning provided in Section 2.04(e).

“Extended Revolving Credit Commitments” has the meaning provided in Section 2.19(a).

“Extended Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Extended Revolving Credit Loans of such Lender.

“Extended Revolving Credit Facility” means any revolving credit facility established pursuant to Section 2.19.

“Extended Revolving Credit Loans” means the loans made pursuant to the Extended Revolving Credit Commitments.

“Extended Term Loan Commitments” means commitments to make Extended Term Loans pursuant to any applicable Extension Amendment.

“Extended Term Loan Facility” means any term loan facility established pursuant to Section 2.19.

“Extended Term Loans” has the meaning provided in Section 2.19(a).

“Extending Lender” means each Lender that agrees to any Extension Amendment.

“Extension” has the meaning provided in Section 2.19(a).

“Extension Amendment” has the meaning provided in Section 2.19(a).

“Extension Date” has the meaning provided in Section 2.19(b).

“Extension Notice” has the meaning provided in Section 2.19(a).

“Extension Offer” has the meaning provided in Section 2.19(a).

“Extension Series” means all Extended Term Loans and Extended Revolving Credit Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time taking into account the nature and characteristics of such asset, as reasonably determined by the Parent Borrower in good faith.

“FATCA” means Sections 1471 through 1474 (including any agreement entered into pursuant to Section 1471(b)(1)) of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and intergovernmental agreement or non-U.S. law or regulations implementing the foregoing.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three (3) Federal Funds brokers of recognized standing (as determined by the Administrative Agent) selected by the Administrative Agent.

“Fee Letter” means that certain Fee Letter dated May 15, 2013, among the Parent Borrower and the Lenders as of the Closing Date.

“Fees” means all amounts payable pursuant to, or referred to in, Section 2.13.

“Financial Covenants” means, collectively, the covenants contained in Sections 7.06(a) and (b).

“Financial Officer” means, with respect to a Person, the chief financial officer, chief accounting officer, treasurer, controller, or other senior financial or accounting officer of such Person. Unless otherwise qualified, all references herein to a Financial Officer shall refer to a Financial Officer of the Parent Borrower.

“First Lien Obligations” means the Obligations, any Permitted Incremental Indebtedness (other than any Permitted Incremental Indebtedness that is unsecured or is secured by a Lien on the Collateral ranking junior to the Lien on the Collateral securing the Obligations) and any Permitted First Priority Refinancing Debt, collectively.

“Fixed Charge Coverage Ratio” means, for any Testing Period, the ratio of (i)(x) Consolidated EBITDA less (y) taxes actually paid in cash during such Testing Period net of any tax refunds actually received in cash during such Testing Period less (z) Capital Expenditures actually made in cash during such Testing Period to (ii) Consolidated Fixed Charges for such Testing Period; provided that for any Testing Period ending prior to the first anniversary of the end of the first full fiscal quarter occurring after Closing Date, Consolidated Fixed Charges shall be calculated on an annualized basis starting with the period commencing on the Closing Date through the date of determination and after giving Pro Forma Effect to the Transactions.

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any LC Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding LC Outstandings with respect to Letters of Credit issued by such LC Issuer other than LC Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swing Loans made by such Swing Line Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“FSHCO” has the meaning provided in the definition of “Excluded Subsidiary.”

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time; provided that from and after the effectiveness of the adoption of IFRS in accordance with Section 1.03(b), “GAAP” will mean IFRS at the effective time of such change, subject to Section 1.03(b); provided further that any lease that is recharacterized as a Capitalized Lease and any obligations that are recharacterized as a Capitalized Lease Obligation, in each case due to a change in GAAP after the Closing Date, shall not be treated as a Capitalized Lease or Capitalized Lease Obligation, as the case may be, but shall instead be treated as it would have been in accordance with GAAP in effect on the Closing Date.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, global tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or global powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning provided in Section 11.06(f).

“Guarantors” means, collectively, the Parent Borrower, any other Borrower and the Subsidiary Guarantors.

“Guaranty” means the Guarantor Agreement and any supplement thereto among the Guarantors, the Administrative Agent and the Collateral Agent dated the Closing Date, substantially in the form attached hereto as Exhibit C.

“Guaranty Obligations” means as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“Primary Indebtedness”) of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent: (i) to purchase any such Primary Indebtedness or any property constituting direct or indirect security therefore; (ii) to advance or supply funds for the purchase or payment of any such Primary Indebtedness or to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Primary Indebtedness of the ability of the Primary Obligor to make payment of such Primary Indebtedness; or (iv) otherwise to assure or hold harmless the owner of such Primary Indebtedness against loss in respect thereof, provided, however, that the definition of Guaranty Obligation shall not include (i) endorsements of instruments for deposit or collection in the ordinary course of business or (ii) customary repurchase obligations and indemnities related to breaches of representations or warranties. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Hazardous Materials” means (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls and radon gas; and (ii) any chemicals, materials or substances regulated under or that can reasonably be expected to give rise to liability under any applicable Environmental Law.

“Hedge Agreement” means (i) any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or any other interest rate management agreement or arrangement, including any master agreement relating to the foregoing that is a Designated Hedge Agreement, (ii) any currency swap or option agreement, foreign exchange contract, forward currency purchase agreement or other currency management agreement or arrangement, (iii) any Commodities Hedge Agreement and (iv) and other agreements entered into by the Parent Borrower or any Subsidiary in the ordinary course of business (and not for speculative purposes) for the principal purpose of protecting the Parent Borrower or any of the Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices.

“Identified Participating Lenders” has the meaning set forth in Section 2.15(a)(v)(C)(3).

“Identified Qualifying Institutions” has the meaning set forth in Section 2.15(a)(v)(D)(3).

“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board, applied in accordance with the consistency requirements thereof.

“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.

“Incremental Borrowing Notice” has the meaning provided in Section 2.18(a).

“Incremental Facility” has the meaning provided in Section 2.18(a).

“Incremental Initial Revolving Facility” has the meaning provided in Section 2.18(a).

“Incremental Initial Revolving Facility Lender” has the meaning provided in Section 2.18(c).

“Incremental Initial Revolving Loans” has the meaning provided in Section 2.18(a).

“Incremental Revolving Credit Assumption Agreement” means an Incremental Revolving Credit Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and one or more Incremental Revolving Credit Lenders.

“Incremental Revolving Credit Commitment” means the commitment of any Lender, established pursuant to Section 2.18, to make Incremental Revolving Loans and/or Incremental Initial Revolving Loans, as applicable, to the Borrowers.

“Incremental Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Incremental Revolving Loans and/or Incremental Initial Revolving Loans, as applicable, of such Lender.

Incremental Revolving Credit Lender” means a Lender (including, for the avoidance of doubt, any Additional Lender) with an Incremental Revolving Credit Commitment or an outstanding Revolving Loan made pursuant to such an Incremental Revolving Credit Commitment.

“Incremental Revolving Facility” means any revolving credit facility of a different Class than the Initial Revolving Credit Facility established pursuant to any Incremental Revolving Commitment Assumption Agreement.

“Incremental Revolving Increase” has the meaning provided in Section 2.18(a).

“Incremental Revolving Loans” means Revolving Loans made by one or more Lenders to any Borrower pursuant to Section 2.02 and each such Lender’s Incremental Revolving Credit Commitment. All Incremental Revolving Loans shall be made in the form of additional Revolving Loans.

“Incremental Term Lender” means a Lender (including, for the avoidance of doubt, any Additional Lender) with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Assumption Agreement” means an Incremental Term Loan Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.18, to make Incremental Term Loans to the Borrowers.

“Incremental Term Loan Repayment Date” means any date scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loans” means Term Loans made by one or more Lenders (including, for the avoidance of doubt, any Additional Lender) to the Borrowers pursuant to Section 2.03 and each such Lender’s Incremental Term Loan Commitment. Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.18 and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.

“Indebtedness” of any Person means, without duplication:

(i) all indebtedness of such Person for borrowed money;

(ii) all obligations evidenced by bonds, notes, debentures and other debt securities of such Person;

(iii) the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person;

(iv) the face amount of all letters of credit (including standby and commercial letters of credit) issued for the account of such Person and, without duplication, all drafts drawn thereunder (after giving effect to any prior drawings or reductions which may have been  reimbursed);

(v) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(vi) all indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed by such Person or is limited in recourse;

(vii) all Capitalized Lease Obligations of such Person;

(viii) all obligations of such Person with respect to asset securitization financing;

(ix) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, in each case that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person;

(x) all net obligations of such Person under Hedge Agreements;

(xi) all obligations of such Person in respect of Disqualified Equity Interests; and

(xii) all Guaranty Obligations in respect of any of the foregoing of such Person;

provided, however, that (x) (1) trade payables payable in the ordinary course of business, (2) deferred revenue, (3) taxes and other similar accrued expenses, (4) any earn-out, take-or-pay or other obligation to the extent such obligation is not shown as a liability on the balance sheet of such Person in accordance with GAAP, (5) in the case of the Parent Borrower and its Restricted Subsidiaries, intercompany indebtedness having a term not exceeding three hundred sixty-four (364) days (inclusive of any rollover or extension terms and to the extent incurred in the ordinary course of business) and (6) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset, in each case, arising in the ordinary course of business, shall not constitute Indebtedness and (y) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon. The amount of any net obligations under any Hedge Agreement on any date shall be deemed to be the swap termination value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (vi) above which has not been assumed by such first Person shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby.

“Indemnification Agreement” means any customary indemnification agreement entered into after the Closing Date between the Sponsor and the Parent Borrower, acting in good faith, to provide for the Sponsor and its Affiliates to receive bona fide indemnification for claims and losses arising out of, and reimbursement of reasonable out-of-pocket costs and expenses incurred in connection with, transactions relating to the Parent Borrower and its Restricted Subsidiaries.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning provided in Section 11.02.

“Initial Facility” means the Initial Term Loan Facility and/or the Initial Revolving Facility, as applicable.

“Initial Revolving Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule 1 hereto as its “Revolving Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced from time to time pursuant to Section 2.14(c) or adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.06. For the avoidance of doubt, “Initial Revolving Commitment” shall also include any Extended Revolving Credit Commitment representing an extension of any Class or tranche of Initial Revolving Commitments. The aggregate Initial Revolving Commitments of all Revolving Lenders shall be $25.0 million on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Initial Revolving Facility” means the Revolving Facility represented by the Initial Revolving Commitment.

“Initial Revolving Loan” means a Revolving Loan made pursuant to the Initial Revolving Commitment.

“Initial Term Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule 1 hereto as its “Term Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.06. The initial aggregate amount of the Initial Term Commitments is $80.0 million.

“Initial Term Loan Facility” means the Term Loan Facility represented by the Initial Term Loans.

“Initial Term Loan Maturity Date” has the meaning provided in the definition of “Maturity Date.”

“Initial Term Loans” means the Term Loans made on the Closing Date pursuant to Section 2.03.

“Insolvency Event” means, with respect to any Person:

(a) the commencement of: (i) a voluntary case by such Person under the Bankruptcy Code or (ii) the seeking of relief by such Person under other Debtor Relief Laws in any jurisdiction outside of the United States;

(b) the commencement of an involuntary case against such Person under the Bankruptcy Code (or other Debtor Relief Laws) and the petition is not controverted or dismissed within sixty (60) days after commencement of the case;

(c) a custodian (as defined in the Bankruptcy Code) (or equal term under any other Debtor Relief Law) is appointed for, or takes charge of, all or substantially all of the property of such Person;

(d) such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (or any equal term under any other Debtor Relief Laws) (collectively, a “Conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person;

(e) such Person is adjudicated by a court of competent jurisdiction to be insolvent or bankrupt;

(f) any order of relief or other order approving any such case or proceeding referred to in clauses (a) or (b) above is entered;

(g) such Person suffers any appointment of any Conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of sixty (60) days; or

(h) such Person makes a compromise, arrangement or assignment for the benefit of creditors or generally does not pay its debts as such debts become due.

“Intellectual Property” has the meaning provided in the Security Agreement.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement dated as of the Closing Date, among the Parent Borrower, certain subsidiaries of the Parent Borrower and the Collateral Agent.

“Intercompany Note” means a promissory note substantially in the form of Exhibit J.

“Intercreditor Agreements” means the Equal Priority Intercreditor Agreement, the Second Lien Intercreditor Agreement and any Customary Intercreditor Agreement, collectively, in each case to the extent in effect.

“Interest Period” means, with respect to each Eurodollar Loan, a period of one, two, three, six or, to the extent agreed to by each relevant Lender, 9 or 12, months as selected by the applicable Borrower; provided, however, that (i) the initial Interest Period for any Borrowing of such Eurodollar Loan shall commence on the date of such Borrowing (the date of a Borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and (iv) if, upon the expiration of any Interest Period, the applicable Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the applicable Borrower shall be deemed to have elected to Convert such Borrowing to Base Rate Loans effective as of the expiration date of such current Interest Period.

“Investment” means (a) any direct or indirect purchase or other acquisition by a Person of any Capital Stock of any other Person, (b) any loan, advance (other than (i) deposits with financial institutions available for withdrawal on demand, accounts receivable, trade credit and similar advances to customers, commission, salary and similar advances to officers, employees, consultants or independent contractors and (ii) in the case of the Parent Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding three hundred sixty-four (364) days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business), in each case, made in the ordinary course of business) or extension of credit to, guarantee or assumption of debt or purchase or other acquisition of any other Indebtedness of, any Person by any other Person, (c) the purchase, acquisition or investment of or in any stocks, bonds, mutual funds, notes, debentures or other securities, or any deposit account or certificate of deposit or (d) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment other than decreases in proportion to any net returns on such Investment.

“IRS” means the U.S. Internal Revenue Service.

“JLL” has the meaning specified in the definition of “Sponsor.”

“Junior Debt Documents” means, collectively, any loan agreements, indentures, note purchase agreements, promissory notes, guarantees and other instruments and agreements evidencing the terms of any Junior Indebtedness.

“Junior Indebtedness” means the portion of Total Funded Debt that is either (a) Subordinated Indebtedness or (b) secured by a Lien on the Collateral that is expressly subordinated in writing to the Liens securing the Obligations and any other First Lien Obligations pursuant to a Customary Intercreditor Agreement.

 “Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Refinancing Term Loan, any Refinancing Term Loan Commitment, any Extended Term Loan, any Extended Revolving Credit Commitment, any Incremental Term Loans, any Incremental Revolving Credit Commitments or any Refinancing Revolving Credit Commitments, in each case as extended in accordance with this Agreement from time to time.

“LC Commitment Amount” means $10.0 million, as such amount may be increased as set forth in any applicable Incremental Revolving Credit Assumption Agreement (or similar applicable agreement) in accordance with Section 2.18(a).

“LC Documents” means, with respect to any Letter of Credit, any documents executed in connection with such Letter of Credit, including the Letter of Credit itself.

“LC Fee” means any of the fees payable pursuant to Section 2.13(b) or Section 2.13(c) in respect of Letters of Credit.

“LC Issuance” means the issuance of any Letter of Credit by any LC Issuer for the account of an LC Obligor in accordance with the terms of this Agreement, and shall include any amendment thereto; provided, however, that “LC Issuance” shall not include any amendment or any auto renewal of a Letter of Credit under Section 2.05(c) that does not increase the Stated Amount thereof.

“LC Issuer” means (a) SunTrust, or any Affiliates or branches that it may designate or (b) such other Lender that is requested by the Parent Borrower and agrees to be an LC Issuer hereunder and is approved by the Administrative Agent.

“LC Obligor” means, with respect to each LC Issuance, the Parent Borrower or any Restricted Subsidiary for whose account such Letter of Credit is issued.

“LC Outstandings” means, at any time, the sum, without duplication, of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings with respect to Letters of Credit.

“LC Participant” has the meaning provided in Section 2.05(g)(i).

“LC Participation” has the meaning provided in Section 2.05(g)(i).

“LC Request” has the meaning provided in Section 2.05(b).

“Leasehold” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” and “Lenders” have the meaning provided in the first paragraph of this Agreement and includes any other Person that becomes a party hereto pursuant to an Assignment Agreement, any Additional Lender that becomes a lender pursuant to an Incremental Revolving Credit Assumption Agreement or an Incremental Term Loan Assumption Agreement, as applicable, and any Additional Refinancing Lender that becomes a Lender pursuant to a Refinancing Amendment, other than any such Person that ceases to be a “Lender.” Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.

“Lender Register” has the meaning provided in Section 2.10(b).

“Letter of Credit” means any Standby Letter of Credit or Commercial Letter of Credit, in each case issued by any LC Issuer under this Agreement pursuant to Section 2.05 for the account of any LC Obligor.

“Letter of Credit Expiration Date” has the meaning provided in Section 2.05(a).

“Leverage Ratio” means, for any Testing Period, the ratio of (i) Total Funded Debt minus unrestricted cash and Cash Equivalents of the Parent Borrower and its Restricted Subsidiaries (other than the Net Cash Proceeds of a Specified Equity Contribution) in an amount not to exceed $10.0 million to (ii) Consolidated EBITDA.

“Lien” means any mortgage, pledge, security interest, hypothecation, encumbrance, charge, assignment by way of security, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” means any Revolving Loan, Term Loan or Swing Loan.

“Loan Documents” means this Agreement, the Notes, the Guaranty, the Security Documents, each Letter of Credit, each Intercreditor Agreement, any Refinancing Amendment, Incremental Revolving Credit Assumption Agreement, Incremental Term Loan Assumption Agreement or Extension Amendment, any Additional Borrower Agreement and each other document or agreement designated in writing as a Loan Document by the Parent Borrower and the Administrative Agent.

“Local Time” means the local time at the Notice Office (with respect to notice requirements) or the Payment Office (with respect to payment requirements).

“Management Agreement” means any customary management services agreement entered into after the Closing Date by and between the Sponsor, certain Permitted Holders, the Parent Borrower, as the same may from time to time be amended, restated or otherwise modified.

“Management Fees” means any management, consulting, or other fees paid by the Parent Borrower and/or the Parent Borrower or any Subsidiary pursuant to the Management Agreement.

“Management Stockholders” means the members of management of Parent Borrower or any direct or indirect parent thereof or any of the Parent Borrower’s Subsidiaries, who are investors in the Parent Borrower or any Parent Entity.

“Margin Stock” has the meaning provided in Regulation U issued by the FRB.

“Material Adverse Effect” means any event or circumstance affecting the business, property, operations or financial condition of the Credit Parties, taken as a whole, that would, materially and adversely, affect (a) the ability of the Credit Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (b) the material rights and remedies of the Administrative Agent, the Collateral Agent and Lenders under the Loan Documents.

“Material Indebtedness” means, as to the Parent Borrower or any of its Restricted Subsidiaries, any particular Indebtedness of the Parent Borrower or such Restricted Subsidiary (including any Guaranty Obligations relating thereto) in excess of the aggregate principal amount of $10.0 million.

“Material Subsidiary” means any Restricted Subsidiary of the Parent Borrower other than any Restricted Subsidiary the gross revenue or total assets of which accounts for not more than the lesser of (i) 5.0% of the consolidated gross revenues (after intercompany eliminations) of the Parent Borrower and the Restricted Subsidiaries and (ii) 5.0% of the Consolidated Total Assets (after intercompany eliminations) of the Parent Borrower and the Restricted Subsidiaries, in each case, as of the last day of the most recently completed fiscal quarter as reflected on the financial statements for such quarter. If the Restricted Subsidiaries that do not constitute Material Subsidiaries pursuant to the previous sentence account for, in the aggregate, more than the lesser of (i) 10.0% of such consolidated gross revenues (after intercompany eliminations) and (ii) 10.0% of the Consolidated Total Assets (after intercompany eliminations), each as described in the previous sentence, then the term “Material Subsidiary” shall include each such Restricted Subsidiary (starting with the Restricted Subsidiary that accounts for the most consolidated gross revenues or Consolidated Total Assets and then in descending order) necessary to account for at least 90.0% of the consolidated gross revenues and 90.0% of the Consolidated Total Assets, each as described in the previous sentence.

“Maturity Date” means (i) with respect to the Initial Term Loans, the date that is five years after the Closing Date (the “Initial Term Loan Maturity Date”), (ii) with respect to the Revolving Commitments, the date that is five years after the Closing Date, (iii) with respect to Swing Loans, the Swing Loan Maturity Date, (iv) with respect to any tranche of Extended Term Loans or Extended Revolving Credit Commitments, the final maturity date applicable thereto as specified in the applicable Extension Notice accepted by the respective Lender or Lenders, (iv) with respect to any Refinancing Term Loans or Refinancing Revolving Credit Commitments, the final maturity date applicable thereto as specified in the applicable Refinancing Amendment and (v) with respect to any Incremental Term Loans or Incremental Revolving Credit Commitments, the final maturity date applicable thereto as specified in the applicable Incremental Revolving Credit Assumption Agreement or Incremental Term Loan Assumption Agreement.

“Maximum Rate” has the meaning provided in Section 11.22.

“Minimum Borrowing Amount” means $250,000.

“Minimum Extension Condition” has the meaning provided in Section 2.19(c).

 “Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means a mortgage, deed of trust, hypothec, assignment of leases and rents, leasehold mortgage, debenture, legal charge or other security document granting a Lien on any Mortgaged Real Property to secure the Obligations, as the same may from time to time be amended, restated or otherwise modified. Each Mortgage shall be reasonably satisfactory in form and substance to the Collateral Agent.

“Mortgaged Real Property” means each of the parcels of real property set forth on Schedule 4 hereto, or interests therein, owned in fee by a Credit Party, together with each other parcel of Real Property that shall become subject to a Mortgage after the Closing Date, in each case together with all of such Credit Party’s right, title and interest in the improvements and buildings thereon and all appurtenances, easements or other rights belonging thereto.

“Multi-Employer Plan” means a multi-employer plan, as defined in Section 4001(a)(3) of ERISA to which a Credit Party or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a Single-Employer Plan, to which a Credit Party or any ERISA Affiliate, and one or more employers other than a Credit Party or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which a Credit Party or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“Net Cash Proceeds” means, with respect to:

(i) any Asset Sale, the Cash Proceeds (including any cash received by any Credit Party upon the sale or other disposition of any Designated Non-Cash Consideration) resulting therefrom net of (A) reasonable and customary expenses of sale incurred in connection with such Asset Sale or sale or disposition of Designated Non-Cash Consideration, and other reasonable and customary fees and expenses incurred, and all taxes paid or reasonably estimated to be payable by such person as a consequence of such Asset Sale or sale or disposition of Designated Non-Cash Consideration, and the payment of principal, premium, penalty interest or other amounts in respect of Indebtedness (other than the Obligations and other First Lien Obligations) secured by the asset that is the subject of such Asset Sale or sale or disposition of Designated Non-Cash Consideration, and required to be, and that is, repaid under the terms thereof as a result of such Asset Sale or sale or disposition of Designated Non-Cash Consideration, (B) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i)(A) above) (x) associated with the assets that are the subject of such Asset Sale and (y) retained by such Credit Party, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Asset Sale occurring on the date of such reduction and (C) the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (i)(C)) attributable to minority interests and not available for distribution to such Credit Party as a result thereof;

(ii) any Event of Loss, the Cash Proceeds resulting therefrom net of (A) reasonable and customary expenses incurred in connection with such Event of Loss, and taxes paid or reasonably estimated to be payable by such person as a consequence of such Event of Loss and the payment of principal, premium and interest of Indebtedness (other than the Obligations and other First Lien Obligations) secured by the asset that is the subject of the Event of Loss and required to be, and that is, repaid under the terms thereof as a result of such Event of Loss, (B) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (ii)(A) above) (x) associated with the assets that are the subject of such Event of Loss and (y) retained by such Credit Party, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Event of Loss occurring on the date of such reduction and (C) the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (ii)(C)) attributable to minority interests and not available for distribution to such Credit Party as a result thereof; and

(iii) any Debt Incurrence Prepayment Event, the Cash Proceeds resulting therefrom net of reasonable and customary fees and expenses incurred (for the avoidance of doubt, including, any fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such incurrence (including, if such incurrence is related to any Extension Amendment, any fees and expenses related to such Extension Amendment)), and all taxes paid or reasonably estimated to be payable by such person as a consequence of such Debt Incurrence Prepayment Event, in the case of each of clauses (i), (ii) and (iii), to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“Non-Consenting Lender” has the meaning provided in Section 11.12(f).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Expiring Credit Commitment” has the meaning provided in Section 2.04(e).

“Note” means a Revolving Facility Note, a Term Note or a Swing Line Note, as applicable.

“Notice of Borrowing” has the meaning provided in Section 2.08(b).

“Notice of Continuation or Conversion” has the meaning provided in Section 2.12(b).

“Notice of Swing Loan Refunding” has the meaning provided in Section 2.04(b).

“Notice Office” means the office of the Administrative Agent at the address set forth in Schedule 11.05 or such other office as the Administrative Agent may designate in writing to the Parent Borrower from time to time.

“Obligations” means all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing (a) by a Borrower or any other Credit Party to any Agent, any Lender, the Swing Line Lender or any LC Issuer pursuant to the terms of this Agreement or any other Loan Document (including, but not limited to, interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code or corresponding provision under other applicable Debtor Relief Laws) and (b) by the Parent Borrower or any Restricted Subsidiary party to any Cash Management Bank or Designated Hedge Creditor under any Cash Management Agreement or Designated Hedge Agreement, respectively. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Loan Documents (and of their Restricted Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit fees, reimbursement obligations, charges, expenses, fees, legal fees, indemnities and other amounts to the extent payable by any Credit Party under any Loan Document and (b) the obligation of any Credit Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Credit Party. Notwithstanding the foregoing, (i) unless otherwise agreed to by the Parent Borrower and any Cash Management Bank or Designated Hedge Creditor, the obligations of the Parent Borrower or any Restricted Subsidiary under any applicable Cash Management Agreement and under any Designated Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents and the Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed (except in the connection with the repayment of the Obligations in full during the continuation of an Event of Default)  and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and any other Loan Document shall not require the consent of any Cash Management Bank or Designated Hedge Creditor. Notwithstanding the foregoing, the Obligations shall not include any Excluded Swap Obligations.

“OFAC” has the meaning provided in Section 5.20.

“Offered Amount” has the meaning set forth in Section 2.15(a)(v)(D)(1).

“Offered Discount” has the meaning set forth in Section 2.15(a)(v)(D)(1).

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Certificate or Articles of Incorporation, or equivalent formation documents, and Bylaws, Operating Agreement, or equivalent governing documents, and, in the case of any partnership, includes any partnership agreement, and any amendments to any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.03(b)).

“Other Term Loans” has the meaning provided in Section 2.18(a).

“Parent Borrower” has the meaning provided in the first paragraph of this Agreement.

“Parent Borrower Materials” has the meaning assigned to such term in Section 6.01(g).

“Parent Entity” means any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of the Parent Borrower.

“Participant” has the meaning provided in Section 11.06(b).

“Participant Register” has the meaning provided in Section 11.06(b).

“Participating Lender” has the meaning set forth in Section 2.15(a)(v)(C)(2).

“Patriot Act” means the USA PATRIOT ACT (Title III of Pub.L.107-56 (signed into law October 26, 2001)).

“Payment Office” means the office of the Administrative Agent at 303 Peachtree St., NE, Atlanta, GA 30308, or such other office as the Administrative Agent may designate in writing to the Parent Borrower from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” has the meaning provided in the Security Agreement.

“Permitted Acquisition” means any Acquisition, if (a) (i) immediately prior to signing of the applicable Permitted Acquisition Agreement, and immediately after giving effect to such signing, no Event of Default shall have occurred and be continuing or result therefrom and (ii) at any time following the signing of the applicable Permitted Acquisition Agreement and prior to the consummation of such Acquisition, no Specified Event of Default shall have occurred and be continuing, (b) immediately after giving effect thereto, on a Pro Forma Basis the Leverage Ratio shall not be greater than 0.25 to 1.00 less than the Leverage Ratio required pursuant to Section 7.06 as of the end of the fiscal quarter most recently ended prior to such date, (c) any acquired or newly formed Restricted Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by this Agreement and (d) to the extent required by Section 6.09, any Person acquired in or formed in connection with such Acquisition shall be merged with a Credit Party or become a Credit Party upon consummation of such Acquisition.

“Permitted Acquisition Agreement” means each stock purchase agreement, asset purchase agreement or similar agreement entered into by the Parent Borrower or any Restricted Subsidiary in connection with any Permitted Acquisition, in each case as amended, supplemented or otherwise modified from time to time.

“Permitted Creditor Investment” means any securities (whether debt or equity) received by the Parent Borrower or any of its Restricted Subsidiaries in connection with the bankruptcy or reorganization of any customer or supplier of the Parent Borrower or any such Restricted Subsidiary and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by any Borrower in the form of one or more series of senior secured notes, bonds or debentures; provided that (a) such Indebtedness shall be secured by the Collateral on a pari passu basis with the Obligations and shall not be secured by any property or assets of the Parent Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness otherwise constitutes Credit Agreement Refinancing Indebtedness, (c) such Indebtedness shall not be guaranteed by any Restricted Subsidiaries other than the Restricted Subsidiaries that are Credit Parties and (d) the Parent Borrower, the holders of such Indebtedness (or their authorized representative) and the Administrative Agent and/or Collateral Agent shall be party to a Customary Intercreditor Agreement providing that the Liens on the Collateral securing such obligations shall rank equal in priority to the Liens on the Collateral securing the Obligations. Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holders” means each of (i) the Sponsor, (ii) the Management Stockholders and (iii) the directors of the Parent Borrower or any Restricted Subsidiary as of the Closing Date (and any executor, administrator guardian, Conservator or other legal representative or immediate family member of the Persons described in clauses (ii) or (iii)).

“Permitted Incremental Indebtedness” means Indebtedness of a Borrower consisting of first lien (pari passu with the Obligations) secured, junior secured or unsecured notes or junior secured loans that are issued or made in lieu of the Incremental Facilities, provided that (a) the aggregate principal amount of all Permitted Incremental Indebtedness shall not exceed the sum of (x) (1) $30.0 million in the aggregate less (2) the amount of any Incremental Facilities incurred pursuant to Section 2.18(a)(x) plus (y) unlimited additional amounts so long as, in the case of any amounts incurred under this clause (y), immediately after giving effect to the incurrence of such Permitted Incremental Indebtedness and/or the Loans in respect of Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments (assuming the full amount thereof is drawn) incurred under Section 2.18(a)(x) and after giving effect to any Acquisition or Investment that may be consummated in connection therewith, the Leverage Ratio (calculated on a Pro Forma Basis and provided that (A) all such Loans in respect of Incremental Term Loan Commitments and/or Revolving Commitments (assuming the full amount thereof is drawn) shall also be included in such calculation for this purpose, whether or not it would otherwise be included and (B) the proceeds of such Incremental Facility and/or Permitted Incremental Indebtedness being incurred shall not be netted against Indebtedness for purposes of the calculation relating to such incurrence) shall not be greater than 3.00 to 1.00 as of the last day of the Testing Period most recently ended on or prior to the date of such incurrence after giving Pro Forma Effect to such Incremental Facilities and/or Permitted Incremental Indebtedness, (b) to the extent such Indebtedness is being incurred (i) in connection with a Permitted Acquisition or other Investment permitted by this Agreement, no Specified Event of Default shall exist or be continuing at the time of incurrence and (ii) for a purpose other than that described in the immediately preceding clause (b)(i), no Event of Default shall exist or be continuing at the time of incurrence, (c) the maturity of any such Indebtedness shall not be earlier than the Latest Maturity Date of the Initial Term Loans (or if such Indebtedness is unsecured, shall not have a maturity date earlier than the 91st day following the Latest Maturity Date of the Initial Term Loans), (d) the Weighted Average Life to Maturity of any such Indebtedness shall not be shorter than that of the Initial Term Loans, (e) such Permitted Incremental Indebtedness shall not be guaranteed by any Restricted Subsidiary other than the Restricted Subsidiaries that are Credit Parties, (f) in the case of Permitted Incremental Indebtedness that is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of the Parent Borrower or any Restricted Subsidiary other than any asset constituting Collateral, (g) if such Permitted Incremental Indebtedness is secured by a Lien on any of the Collateral then the holders of such Permitted Incremental Indebtedness (or their duly authorized representative) shall have entered into a Customary Intercreditor Agreement with the Administrative Agent and/or Collateral Agent (or, if such Customary Intercreditor Agreement shall then exist, shall have become a party thereto and otherwise bound by the terms thereof), (h) the covenants, events of default and guarantees of such Indebtedness, shall not be more restrictive to the Parent Borrower and its Restricted Subsidiaries, when taken as a whole, than the terms of the Initial Term Loans unless (1) Lenders under the Initial Term Loan Facility also receive the benefit of such more restrictive terms (without any consent being required) or (2) any such provisions apply after the Latest Maturity Date of the Initial Term Loans (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates, rate floors, fees, funding discounts and redemption or prepayment premiums); provided that a certificate of a Financial Officer of the Parent Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Permitted Incremental Indebtedness (or such shorter period of time as the Administrative Agent may in its discretion agree), together with a reasonably detailed description of the material terms and conditions of such Permitted Incremental Indebtedness or drafts of the documentation relating thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in clause (h) shall constitute sufficient evidence (absent any error in such description) that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Parent Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Permitted Lien” means any Lien permitted by Section 7.02.

“Permitted Ratio Debt” means any Indebtedness incurred by the Parent Borrower or any Restricted Subsidiary; provided that (a) (i) the terms of such Indebtedness do not provide for any scheduled repayment, amortization, mandatory redemption or sinking fund obligations prior to the date that is ninety-one 91 days after the Latest Maturity Date in respect of the Term Loan Loans outstanding at the time of incurrence thereof (which, in the case of bridge loans, shall be determined by reference to the notes or loans into which such bridge loans are converted to or exchanged for at maturity, and other than customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) and (ii) the covenants, events of default and guarantees of such Permitted Ratio Debt, shall not be more restrictive to the Parent Borrower and its Restricted Subsidiaries, when taken as a whole, than the terms of the Initial Term Loans unless (1) Lenders under the Initial Term Loan Facility also receive the benefit of such more restrictive terms (without any consent being required) or (2) any such provisions apply after the Latest Maturity Date of the Initial Term Loans (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates, rate floors, fees, funding discounts and redemption or prepayment premiums); provided that a certificate of an Authorized Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Permitted Ratio Debt (or such shorter period of time as the Administrative Agent shall reasonably agree), together with a reasonably detailed description of the material terms and conditions of such Permitted Incremental Indebtedness or drafts of the documentation relating thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in clause (ii) shall constitute sufficient evidence (absent any error in such description) that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Parent Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (b) to the extent such Permitted Ratio Debt is being incurred (i) in connection with a Permitted Acquisition or Investment permitted under Section 7.04, no Specified Event of Default shall be continuing at  the time of incurrence and (ii) for a purpose other than that described in the immediately preceding clause (b)(i), no Event of Default shall be continuing at the time of incurrence and (c) immediately after giving Pro Forma Effect thereto, the incurrence of such Permitted Ratio Debt and any substantially concurrent prepayment or repayment of Indebtedness with all or a portion of the proceeds of such Permitted Ratio Debt, the Leverage Ratio of the Parent Borrower and its Restricted Subsidiaries shall not be greater than 0.25 to 1.00 less than the Leverage Ratio level required pursuant to Section 7.06(a) as of the end of the fiscal quarter most recently ended prior to such date.

“Permitted Refinancing Indebtedness” means, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable and customary amounts paid and fees and expenses reasonably incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(c), such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Refinanced Indebtedness, (C) if the Refinanced Indebtedness is subordinated to the Obligations, the Permitted Refinancing Indebtedness shall be subordinated to the same extent, (D) no Credit Party that was not an obligor with respect to the Refinanced Indebtedness shall be an obligor under the Permitted Refinancing Indebtedness and (E) if the Indebtedness being Refinanced is subject to an Intercreditor Agreement, the holders of such Refinanced Indebtedness (if such Indebtedness is secured) or their authorized representative on their behalf, shall become party to such Intercreditor Agreement.

“Permitted Second Priority Refinancing Debt” means any secured Indebtedness incurred by any Borrower in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (a) such Indebtedness shall be secured by the Collateral on a junior basis with the Obligations and any other First Lien Obligations and shall not be secured by any property or assets of the Parent Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness otherwise constitutes Credit Agreement Refinancing Indebtedness, (c) such Indebtedness shall not be guaranteed by any Restricted Subsidiaries other than Restricted Subsidiaries that are Credit Parties and (d) an authorized representative acting on behalf of the holders of such Indebtedness shall have become party to the provisions of a Customary Intercreditor Agreement. Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Share Repurchase” has the meaning provided in the preliminary statements hereto.

“Permitted Unsecured Refinancing Debt” means any Indebtedness incurred by any Borrower in the form of one or more series of unsecured notes or loans; provided that (a) such Indebtedness otherwise constitutes Credit Agreement Refinancing Indebtedness and (b) such Indebtedness shall not be guaranteed by any Restricted Subsidiaries other than the Restricted Subsidiaries that are Credit Parties. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any Multiple-Employer Plan or Single-Employer Plan.

“Platform” has the meaning provided in Section 6.01(g).

“Previous Borrower” has the meaning set forth in Section 7.01(a).

“Primary Indebtedness” has the meaning provided in the definition of “Guaranty Obligations.”

“Primary Obligor” has the meaning provided in the definition of “Guaranty Obligations.”

“Priority Obligation” means any obligation (other than Indebtedness for borrowed money) that is secured by a Lien on any Collateral in favor of a Governmental Authority and arising by operation of law, which Lien ranks or is capable of ranking prior to or pari passu with the Liens thereon created by the applicable Security Documents, but excluding any such Liens of the type described in clauses (i), (ii), (v), (xiii), (xxi), or (xxviii) of the definition of Standard Permitted Lien.

 “Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, as to any Person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four (4) consecutive fiscal quarter period being tested (the “Reference Period”): (a) in making any determination on a Pro Forma Basis, of Pro Forma Compliance or of Pro Forma Effect, (x) effect shall be given to any Specified Transaction, including any change in Consolidated EBITDA relating thereto and any operating improvements or restructurings of the business of the Parent Borrower or any of the Restricted Subsidiaries that are expected to have a continuing impact and are supportable, which without limiting the foregoing shall include synergies, operational improvements and cost savings, which adjustments the Parent Borrower determines are reasonable and are supportable as set forth in a certificate signed by a Financial Officer of the Parent Borrower, in each case, that occurred during the Reference Period; (y) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under the Loan Documents or otherwise) issued, incurred, assumed or permanently repaid during the Reference Period (or with respect to Indebtedness permanently repaid, during the Reference Period or within 30 days subsequent to the end of the Reference Period and prior to, or simultaneously with, the event for which the calculation of any such ratio is made) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (z) interest expense of such person attributable to interest on any indebtedness, for which pro forma effect is being given as provided in preceding clause (y), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods; (b) with respect to (A) any redesignation of a Subsidiary as an Restricted Subsidiary, effect shall be given to such Subsidiary redesignation and all other Subsidiary redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary redesignation then being designated, collectively and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively and (c) notwithstanding anything to the contrary in this definition or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the asset sale, transfer, disposition or lease thereof has been entered into as discontinued operations, no Pro Forma Effect shall be given to the classification thereof as discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such asset sale, transfer, disposition or lease shall have been consummated; provided that, at the election of the Parent Borrower, any adjustments to Consolidated EBITDA pursuant to clauses (a)(x) and (b) above shall not be required to be included for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with the acquisition of such Acquired Entity or Business or the Fair Market Value of such Converted Restricted Subsidiary, as applicable, is less than $5.0 million in the aggregate for all such transactions in a fiscal year. Notwithstanding the foregoing, any amounts included in any determination on a Pro Forma Basis, of Pro Forma Compliance or Pro Forma Effect pursuant to clause (a) above resulting from cost savings, operating improvements and synergies (A) shall be limited to run-rate cost savings, operating improvements and synergies that are reasonably identifiable and supportable (as certified by a Financial Officer of the Parent Borrower) and reasonably expected to be realized within 12 months from the event giving rise thereto and (B) in the case of any such adjustments relating to transactions other than any acquisition, investment, merger and disposition, shall not exceed 10% of Consolidated EBITDA for all such adjustments in any applicable Testing Period.

“Pro Forma Entity” has the meaning provided in the definition of the term “Acquired EBITDA.”

“Public Lender” has the meaning provided in Section 6.01(g).

“Purchase Date” has the meaning provided in Section 2.04(c).

 “Qualified Equity” means any Capital Stock that is not a Disqualified Equity Interest.

“Qualifying Institution” has the meaning set forth in Section 2.15(a)(v)(D)(3).

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.

“Real Property” of any Person means all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds and surface rights.

“Recipient” means (a) the Administrative Agent, (b) any Lender, (c) any LC Issuer and (d) any other recipient of any payment made by or on behalf of a Borrower under this Agreement or any of the Loan Documents, as applicable.

“Reference Period” has the meaning provided in the definition of “Pro Forma Basis.”

“Refinance” or a “Refinancing” or “Refinanced” shall each have the meaning provided in the definition of “Permitted Refinancing Indebtedness.”

“Refinanced Debt” has the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement in form and substance consistent with the terms hereof and otherwise reasonably satisfactory to the Administrative Agent and the Parent Borrower executed by each of (a) the Parent Borrower and any other Borrower, (b) the Administrative Agent and (c) each Additional Refinancing Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.20.

“Refinancing Revolving Credit Commitments” means each Class of revolving credit commitments hereunder that results from a Refinancing Amendment.

“Refinancing Revolving Credit Facility” means, at any time, each revolving credit facility available to the Parent Borrower or any other Credit Party such time pursuant to a Class of Refinancing Revolving Credit Commitments in effect at such time.

“Refinancing Revolving Credit Loans” means the Revolving Loans made pursuant to the Refinancing Revolving Credit Commitments.

“Refinancing Term Loan Commitments” means each Class of term loan commitments hereunder that are established to fund Refinancing Term Loans hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loan Facility” means each tranche of term loans made available to any Borrower pursuant to a Class of Refinancing Term Loan Commitments.

“Refinancing Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Date” has the meaning provided in Section 2.15(c)(v).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means an event described in Section 4043 of ERISA or the regulations thereunder with respect to a Plan, other than those events as to which the notice requirement is waived under PBGC regulations.

“Required Lenders” means Lenders (other than any Defaulting Lender) whose Credit Facility Exposure and Unused Revolving Commitments constitute more than 50% of the sum of the Aggregate Credit Facility Exposure and the Unused Total Revolving Commitment (in each case, held by Lenders which are not Defaulting Lenders).

“Restricted Payment” means (i) any Capital Distribution and (ii) any amount paid by the Parent Borrower or any of its Restricted Subsidiaries in prepayment, redemption, retirement or repurchase of any Subordinated Indebtedness, in each case, prior to its stated maturity.

“Restricted Subsidiary” means any Subsidiary of the Parent Borrower that is not an Unrestricted Subsidiary. Each Restricted Subsidiary on the Closing Date is listed on Schedule 2 hereto.

“Revolving Borrowing” means the incurrence of Revolving Loans consisting of one Type of Revolving Loan by a Borrower from all of the Lenders having Revolving Commitments in respect thereof on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date) having in the case of any Eurodollar Loans, the same Interest Period.

“Revolving Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule 1 hereto as its “Revolving Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced from time to time pursuant to Section 2.14(c) or adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.06 and any Incremental Revolving Credit Commitment. For the avoidance of doubt, “Revolving Commitment” shall also include any Incremental Revolving Credit Commitment, Extended Revolving Credit Commitment, or Refinancing Revolving Credit Commitment of any Class or tranche.

“Revolving Facility” means the credit facility established under Section 2.02 pursuant to the Revolving Commitment of each Lender, as the same may be increased from time to time pursuant to Section 2.18 and extended pursuant to Section 2.19. For the avoidance of doubt, “Revolving Facility” shall also include any Credit Facility established pursuant to any Incremental Revolving Credit Commitment, Incremental Revolving Facility, Extended Revolving Credit Commitment, Extended Revolving Credit Facility, Refinancing Revolving Credit Commitment or Refinancing Revolving Credit Facility, in each case, of any Class or tranche.

“Revolving Facility Availability Period” means the period from the Closing Date until the Revolving Facility Termination Date applicable to each Class of Revolving Commitments.

“Revolving Facility Exposure” means, for any Lender at any time, the sum of (i) the principal amount of Revolving Loans made by such Lender and outstanding at such time, plus (ii) such Lender’s Revolving Facility Percentage of the LC Outstandings at such time, plus (iii) such Lender’s Revolving Facility Percentage of the Swing Loans then outstanding.

“Revolving Facility Note” means a promissory note substantially in the form of Exhibit A-1 hereto.

“Revolving Facility Percentage” means, at any time for any Lender, the percentage obtained by dividing such Lender’s Revolving Commitment by the Total Revolving Commitment; provided, however, that if the Total Revolving Commitment has been terminated, the Revolving Facility Percentage for each Lender shall be determined by dividing such Lender’s Revolving Commitment immediately prior to such termination by the Total Revolving Commitment immediately prior to such termination.

“Revolving Facility Termination Date” means, as applicable, the earlier of (i)(A) with respect Initial Revolving Commitment, the fifth anniversary of the Closing Date, (B) with respect to any Class of Revolving Loans under an Extended Revolving Credit Commitment, the termination date specified in the related Extension Amendment, (C) with respect to any Class of Refinancing Revolving Credit Loans, the termination date specified in the related Refinancing Amendment or (D) with respect to any Incremental Revolving Credit Commitments, the final maturity date applicable thereto as specified in the applicable Incremental Revolving Credit Assumption Agreement or (ii) the date that the Commitments have been terminated pursuant to Section 8.02.

“Revolving Lender” means a Lender holding a Revolving Commitment or, if the Revolving Commitments have terminated, Revolving Facility Exposure.

“Revolving Loan” means, with respect to each Lender, any loan made by such Lender pursuant to Section 2.02 and, for the avoidance of doubt, shall also include each Incremental Revolving Loan, each Extended Revolving Loan and each Refinancing Revolving Credit Loan.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and its successors.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for property of the Parent Borrower or a Restricted Subsidiary to be sold or transferred to such Person and as part of such arrangement the Parent Borrower or its Restricted Subsidiary to lease (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between the Parent Borrower and a Restricted Subsidiary or between Restricted Subsidiaries) such property and use such property for substantially the same purpose or purposes as the property being sold or transferred.

“Scheduled Repayment” has the meaning provided in Section 2.15(b).

“SEC” means the United States Securities and Exchange Commission.

“SEC Regulation D” means Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

“Second Lien Intercreditor Agreement” means an intercreditor agreement in substantially the form of Exhibit I-1 among the Administrative Agent and/or the Collateral Agent and one or more authorized representatives for holders of one or more classes of applicable Indebtedness, with such modifications thereto as may be permitted by the definition of “Customary Intercreditor Agreement”.

“Section 6.01 Financials” means the financial statements delivered, or required to be delivered, pursuant to Section 6.01(a) or 6.01(b).

“Secured Creditors” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the LC Issuer, the Designated Hedge Creditors, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent and/or Collateral Agent from time to time pursuant to Section 9.02, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Documents.

“Secured Hedge Designation Agreement” means a written instrument pursuant to which the Parent Borrower designates certain Hedge Agreements as “Designated Hedge Agreement”, substantially in the form of Exhibit M (or such other form as the Parent Borrower and the Administrative Agent shall mutually agree).

“Security Agreement” has the means the Security Agreement among the Credit Parties and the Collateral Agent dated the Closing Date.

“Security Documents” means the Security Agreement, the Intellectual Property Security Agreements and each Mortgage.

“Single-Employer Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multi-Employer Plan, that is subject to Title IV of ERISA or Section 412 of the Code and is sponsored or maintained by a Credit Party or any ERISA Affiliate or for which a Credit Party or any ERISA Affiliate may have liability by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Sold Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA.”

“Solicited Discount Proration” has the meaning set forth in Section 2.15(a)(v)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning set forth in Section 2.15(a)(v)(D)(1).

“Solicited Discounted Prepayment Notice” means a written notice of the Parent Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.15(a)(v)(D) substantially in the form of Exhibit K-5.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit K-6, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning set forth in Section 2.15(a)(v)(D)(1).

“SPC” has the meaning provided in Section 11.06(f).

“Specified Contribution Period” has the meaning provided in Section 8.01(c)(y).

“Specified Discount” has the meaning set forth in Section 2.15(a)(v)(B)(1).

“Specified Discount Prepayment Amount” has the meaning set forth in Section 2.15(a)(v)(B)(1).

“Specified Discount Prepayment Notice” means a written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.15(a)(v)(B) substantially in the form of Exhibit K-7.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit K-8, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning set forth in Section 2.15(a)(v)(B)(1).

“Specified Discount Proration” has the meaning set forth in Section 2.15(a)(v)(B)(3).

“Specified Equity Contributions” has the meaning provided in Section 7.06.

“Specified Event of Default” means any Event of Default under Section 8.01(a) and Section 8.01(h).

“Specified Purchase Agreement Representations” means the representations made by the “seller” (or other applicable term) with respect to such seller and its applicable Affiliates in any acquisition agreement executed in connection with a Permitted Acquisition or other Investment permitted hereunder that are material to the interests of Lenders, but only to the extent that the buyer (or other applicable term) under any acquisition agreement referred to above has (or the buyer’s applicable Affiliate has) the right to terminate its obligations under the acquisition agreement executed in connection with such Permitted Acquisition or other Investment or the right not to consummate such Permitted Acquisition or other Investment pursuant to such acquisition agreement as a result of the breach of one or more of such representations in such purchase agreement.

“Specified Representations” means the representations and warranties set forth in Sections 5.01 (only as it relates to the corporate existence of the Borrowers and any Guarantor that is a Material Subsidiary), 5.02 (only as it relates to the organizational power and authority, due authorization, execution, delivery and enforceability of the Loan Documents on the “closing date” of any Permitted Acquisition or other Investment permitted hereunder with respect to the Borrowers and any Guarantor that is a Material Subsidiary, in each case only as it relates to the entering into and performance of the obligations under the Loan Documents), 5.03 (only as it relates to the entering into of the Loan Documents and excluding clause (ii) thereof), 5.06(c), 5.09 (as evidenced by a certificate substantially in the form of Exhibit D), 5.16, 5.17, (only as it relates to the validity and perfection of security interests in the Collateral as of such closing date), 5.20 (only as it relates to the use of the proceeds of the Loans) and 5.21 (only as it relates to the use of the proceeds of the Loans).

“Specified Transaction” means, with respect to any period, any (a) asset sale, acquisition, Investment, sale, transfer or other disposition of assets or property other than in the ordinary course, (b) any merger or consolidation, or any similar transaction, (c) any incurrence, issuance or repayment of Indebtedness, (d) any Restricted Payment, (e) any Subsidiary designation or (f) any other event, in each case with respect to which the terms of the Loan Documents permitting such transaction require “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis or to be given “Pro Forma Effect.”

“Sponsor” means JLL Partners, Inc. (“JLL”) and any of its Controlled Investment Affiliates.

“Standard Permitted Lien” means any of the following:

(i) Liens for taxes, assessments or governmental charges that (a) are not yet due and payable or are not overdue for a period of more than thirty (30) days or (b) are being contested in good faith and by appropriate proceedings for which adequate reserves in accordance with GAAP have been established;

(ii) Liens not securing Indebtedness in respect of property or assets imposed by law that were incurred in the ordinary course of business, including, but not limited to carriers’, suppliers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business which do not individually or in the aggregate have a Material Adverse Effect;

(iii) Liens created by this Agreement or the other Loan Documents;

(iv) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.01(h);

(v) Liens incurred or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security, and mechanic’s Liens, carrier’s Liens, and other Liens and deposits to secure the performance of tenders, statutory obligations, contract bids, government contracts, surety, appeal, customs, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements;

(vi) leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, and any interest or title of a lessor under any lease not in violation of this Agreement;

(vii) (a) easements, rights-of-way, zoning or other restrictions, charges, encumbrances, defects in title, prior rights of other Persons, and obligations contained in similar instruments, in each case that do not secure Indebtedness and do not involve, either individually or in the aggregate, (A) a substantial and prolonged interruption or disruption of the business activities of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, or (B) a Material Adverse Effect and (b) any exception on the title policies issued in connection with any Mortgaged Real Property;

(viii) Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) not in violation of the requirements of this Agreement, provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor);

(ix) rights of consignors of goods, whether or not perfected by the filing of a financing statement or other registration, recording or filing;

(x) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(xi) Liens in favor of the Parent Borrower or any Restricted Subsidiary;

(xii) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements;

(xiii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xiv) Liens (a) of a collection bank arising under Section 4.210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (c) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(xv) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.04; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(xvi) Liens encumbering reasonable customary initial deposits and margin deposits and other Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xvii) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xviii) Liens solely on any cash earnest money deposits made by the Parent Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(xix) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Parent Borrower or any of its Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(xx) restrictive covenants affecting the use to which real property may be put;

(xxi) security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(xxii) Liens arising out of conditional sale, title retention, consignment or other arrangements for sale of goods entered into by the Parent Borrower or any Subsidiary in the ordinary course of business;

(xxiii) agreements to subordinate any interest of the Parent Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Parent Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(xxiv) Liens on Capital Stock of joint ventures and Unrestricted Subsidiaries securing obligations of such joint ventures or Unrestricted Subsidiaries, as the case may be;

(xxv) operating leases of vehicles or equipment which are entered into in the ordinary course of the business or otherwise permitted under this Agreement;

(xxvi) subdivision agreements, site plan control agreements, development agreements, facilities sharing agreements, cost sharing agreements and other agreements, in each case with respect to real property and which in the aggregate do not interfere with the ordinary conduct of business of the Parent Borrower or any Subsidiary;

(xxvii) Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided, that such Liens or covenants do not interfere with the ordinary conduct of business of the Parent Borrower or any Restricted Subsidiary;

(xxviii) statutory Liens incurred or pledges or deposits made, in each case in the ordinary course of business, in favor of a Governmental Authority to secure the performance of obligations of the Parent Borrower or any Restricted Subsidiary under Environmental Laws to which any such Person is subject;

(xxix) Liens on cash collateral which are required to be granted by the Parent Borrower or any Restricted Subsidiary in connection with swap arrangements for gas or electricity used in the business of such Person, and not for speculative purposes;

(xxx) Liens on the Collateral in favor of any collateral agent relating to such collateral agent’s administrative expenses with respect to the Collateral; and

(xxxi) Liens securing Priority Obligations.

“Standby Letter of Credit” means any standby letter of credit issued for the purpose of supporting workers compensation, liability insurance, releases of contract retention obligations, contract performance guarantee requirements and other bonding obligations or for other lawful purposes.

“Stated Amount” of each Letter of Credit means the maximum amount available to be drawn thereunder (regardless of whether any conditions or other requirements for drawing could then be met).

“Submitted Amount” has the meaning set forth in Section 2.15(a)(v)(C)(1).

“Submitted Discount” has the meaning set forth in Section 2.15(a)(v)(C)(1).

“Subordinated Indebtedness” means any Indebtedness that has been expressly subordinated to the prior payment in full of all of the Obligations pursuant to a customary written agreement or customary written terms reasonably acceptable to the Administrative Agent.

“Subsidiary” of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary Voting Power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have Voting Power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, owns more than 50% of the Capital Stock of such Person at the time or in which such Person, one or more other Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has the power to direct the policies, management and affairs thereof. Unless otherwise expressly provided, all references herein to “Subsidiary” means a Subsidiary of the Parent Borrower.

“Subsidiary Guarantor” means (a) the Subsidiaries identified on Schedule I to the Guaranty and (b) each other Subsidiary that becomes a party to the Guaranty as a Subsidiary Party (as such term is defined therein) after the Closing Date. For the avoidance of doubt, the Parent Borrower in its sole discretion may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a Guaranty in form and substance reasonably satisfactory to the Administrative Agent, and any such Restricted Subsidiary shall be a Guarantor, Credit Party and Subsidiary Guarantor hereunder for all purposes. Schedule 3 hereto lists each Subsidiary Guarantor as of the Closing Date.

“Successor Borrower” has the meaning set forth in Section 7.01(a).

“SunTrust” has the meaning specified in the preamble hereto.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Commitment” means $5.0 million, as such amount may be increased with the consent of the Swing Line Lender (such consent not to unreasonably be withheld) as set forth in any applicable Incremental Revolving Credit Assumption Agreement (or similar applicable agreement) in accordance with Section 2.18(a).

“Swing Line Facility” means the credit facility established under Section 2.04 pursuant to the Swing Line Commitment of the Swing Line Lender.

“Swing Line Lender” means SunTrust or any replacement or successor thereto.

“Swing Line Note” means a promissory note substantially in the form of Exhibit A-2 hereto.

“Swing Loan” means any loan made by the Swing Line Lender under the Swing Line Facility pursuant to Section 2.04.

“Swing Loan Maturity Date” means, with respect to any Swing Loan, the date that is five (5) Business Days prior to the Revolving Facility Termination Date applicable to each Class of Revolving Commitments.

“Swing Loan Participation” has the meaning provided in Section 2.04(c).

“Swing Loan Participation Amount” has the meaning provided in Section 2.04(c).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, and including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means the incurrence of Term Loans consisting of one Type of Term Loan by the Borrowers from all of the Lenders having Term Commitments in respect thereof on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date), having in the case of Eurodollar Loans the same Interest Period.

“Term Commitment” means, with respect to each Lender, (i) the amount, if any, set forth opposite such Lender’s name in Schedule 1 hereto as its “Term Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced or increased from time to time as a result of assignments to or from such Lender pursuant to Section 11.06, (ii) any Incremental Term Loan Commitment of such Lender, (iii) any Extended Term Loan Commitment and (iv) any Refinancing Term Loan Commitment.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means, with respect to each Lender that has a Term Commitment, any loan made by such Lender pursuant to Section 2.03, any Incremental Term Loan, any Extended Term Loan or any Refinancing Term Loan, as applicable.

“Term Loan Facility” means the term loan facility represented by the Term Loans.

“Term Note” means a promissory note substantially in the form of Exhibit A-3 hereto.

“Testing Period” means, for any date of determination under this Agreement, a single period consisting of the most recent four consecutive fiscal quarters of the Parent Borrower, for which financial statements have been required to be delivered (whether or not such quarters are all within the same fiscal year).

“Total Credit Facility Amount” means the aggregate of the Total Revolving Commitment and the Total Term Loan Commitment.

“Total Funded Debt” means as of any date of determination, the aggregate principal amount of Indebtedness of the Parent Borrower and its Restricted Subsidiaries outstanding on such date on the consolidated balance sheet of the Parent Borrower, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition) consisting only of (a) Indebtedness for borrowed money, (b) the principal component of all Capitalized Lease Obligations and (c) debt obligations evidenced by bonds, promissory notes, debentures or debt securities.

“Total Revolving Commitment” means the sum of the Revolving Commitments of the Lenders as in effect at such time.

“Total Term Loan Commitment” means the sum of the Term Commitments of the Lenders as in effect at such time.

“Transactions” means, collectively, (a) the making of the Permitted Share Repurchase, (b) the funding of the Initial Term Loans on the Closing Date and the execution and delivery of Loan Documents entered into on the Closing Date, (c) the Closing Date Refinancing and (d) the payment of any fees or expenses incurred or paid by the Sponsor, Parent Borrower or any of its (or their) Subsidiaries in connection with the foregoing.

“Type” means any type of Loan determined with respect to the interest option and currency denomination applicable thereto.

“UCC” means the Uniform Commercial Code as in effect from time to time. Unless otherwise specified, the UCC shall refer to the UCC as in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” or “U.S.” means United States of America.

“Unpaid Drawing” means, with respect to any Letter of Credit, the aggregate Dollar amount of the draws made on such Letter of Credit that have not been reimbursed by applicable Borrower or the applicable LC Obligor or converted to a Revolving Loan pursuant to Section 2.05(f)(i), and, in each case, all interest that accrues thereon pursuant to this Agreement.

“Unrestricted Subsidiary” means any Subsidiary of the Parent Borrower that has been designated as an Unrestricted Subsidiary in accordance with Section 6.13. Each Unrestricted Subsidiary on the Closing Date is listed on Schedule 2 hereto.

“Unused Revolving Commitment” means, for any Lender at any time, the excess of (i) such Lender’s Revolving Commitment at such time over (ii) such Lender’s Revolving Facility Exposure at such time.

“Unused Total Revolving Commitment” means, at any time, the excess of (i) the Total Revolving Commitment at such time over (ii) the Aggregate Revolving Facility Exposure at such time.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Subsidiary” means any Subsidiary of the Parent Borrower organized under the laws of the United States, any State thereof, or the District of Columbia.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.02(g)(ii)(B)(iii).

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or other similar governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

Section 1.02 Computation of Time Periods

. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding” and the word “through” means “through and including.”

Section 1.03 Accounting Terms

. (a) Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that if the Parent Borrower notifies the Administrative Agent (who shall then notify the Lenders) that the Parent Borrower wishes to amend any provisions of Article VII (or the definitions applicable thereto) to eliminate the effect of any change in GAAP that occurs after the Closing Date on the operation of any such provisions (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders wish to amend Article VII (or the definitions applicable thereto) for such purpose), then the Parent Borrower’s compliance with such covenants shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenants are amended in a manner satisfactory to the Parent Borrower, the Administrative Agent and the Required Lenders, the Parent Borrower, the Administrative Agent and the Lenders agreeing to enter into good faith negotiations to amend any such provisions immediately upon receipt from any party entitled to send such notice. For the avoidance of doubt, (i) no commitment fees, amendment fees, upfront fees or other fees shall be payable in connection with any such amendment which are entered into solely to effect the provisions of this Section 1.03 and (ii) any reference to Section 7.06 herein shall refer to Section 7.06 as amended, waived or otherwise modified from time to time in accordance with the terms of this Agreement.

(b)           the Parent Borrower may adopt IFRS for its financial statements and reports for all financial reporting purposes, and the Parent Borrower may elect to apply IFRS for all purposes of this Agreement and the other Loan Documents, in lieu of GAAP, and, upon any such election, references herein or in any other Loan Document to GAAP shall be construed to mean IFRS as in effect from time to time; provided that (1) all financial statements and reports required to be provided after such election pursuant to this Agreement shall be prepared on the basis of IFRS and shall, only in the case of the first set of Section 6.01 Financials provided following such election, be accompanied by a reconciliation to GAAP, and (2) from and after such election, all ratios, computations and other determinations (A) based on GAAP contained in this Agreement, except as provided in clause (B), shall be computed in conformity with IFRS and (B) in this Agreement that require the application of GAAP for periods that include fiscal quarters ended prior to the Parent Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided further that in the event of any such election by the Parent Borrower, any financial ratio calculations or thresholds (including any financial covenant) and related definitions in this Agreement shall at the request of the Parent Borrower, the Administrative Agent or the Required Lenders be amended to eliminate the effect of the election to implement IFRS, in each case, in a manner satisfactory to the Parent Borrower, the Administrative Agent and the Required Lenders. For the avoidance of doubt, (i) solely making an election (without any other action) referred to in this Section 1.03(b) will not be treated as an incurrence of Indebtedness and (ii) in no event shall a Default or Event of Default be deemed to occur hereunder by reason of events or circumstances that would not have caused a Default or Event of Default prior to any change in accounting method.

Section 1.04 Terms Generally

. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all Real Property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, (f) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced, (g) any reference to a minimum Dollar amount (including, for the avoidance of doubt and without limitation, the Minimum Borrowing Amount) shall, if the remaining available amount in the context of such reference is less than such minimum Dollar amount, be construed to mean such lesser remaining available amount and (h) for the avoidance of doubt, and notwithstanding anything to the contrary contained herein, to the extent any provision of Article II, Article III, or Article XI requires an action to be taken by, or imposes and obligation on, the Borrowers, such action or obligation may be taken or satisfied by the Parent Borrower or any other Borrower, to the extent set forth in Section 1.08(b).  Where compliance with any provision herein or the other Loan Documents is determined by reference to the proceeds of any issuances of Capital Stock or capital contributions, such proceeds shall be deemed to be limited to such amount as was not previously (and is not concurrently being) applied in determining the permissibility of another transaction hereunder or under the Loan Documents.

Section 1.05 Certain Determinations

. For purposes of determining compliance with any of the covenants set forth in Article VII (including in connection with the Incremental Facility) at any time (whether at the time of incurrence or thereafter), any Lien, Investment, Indebtedness, Asset Sale, Restricted Payment or Affiliate transaction meets the criteria of one, or more than one, of the categories permitted pursuant to Article VII (including in connection with the Incremental Facility), the Parent Borrower shall in its sole discretion determine under which category such Lien, Investment, Indebtedness, Asset Sale, Restricted Payment or Affiliate transaction (or, in each case, any portion there) is permitted.

Section 1.06 Currency Equivalent Generally

.

(a) For purposes of any determination under Article VI, Article VII (other than Section 7.06) or Article VIII or any determination under any other provision of this Agreement requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rate then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with Article VII with respect to the amount of any Indebtedness, Investment, Asset Sale, disposition, Restricted Payment or payment under Section 7.05 in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Asset Sale, disposition, Restricted Payment or payment under Section 7.05 is made, (y) for purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinanced Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.06 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Asset Sale, disposition, Restricted Payment or payment under Section 7.05 may be made at any time under such Sections. For purposes of Section 7.06, amounts in currencies other than Dollars shall be translated into Dollars at the applicable exchange rates used in preparing the most recently delivered Section 6.01 Financials.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Parent Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

(c) If any of the exceptions set forth in Article VII of this Agreement are exceeded solely as a result of fluctuations to Consolidated Total Assets for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under Article VII, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

Section 1.07 Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, the Leverage Ratio, the Fixed Charge Coverage Ratio or any other financial ratio or test, shall be calculated on a Pro Forma Basis; provided that notwithstanding the foregoing, when calculating the Leverage Ratio or the Fixed Charge Coverage Ratio for purposes of determining compliance with the Financial Covenants set forth in Section 7.06 (not in connection with any Specified Transaction), any Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis that occurred subsequent to the end of the applicable Testing Period shall not be given Pro Forma Effect; provided however that voluntary prepayments of Term Loans made pursuant to Section 2.15(a) made within 30 days subsequent to the end of the applicable Testing Period with regard to the calculation of such Financial Covenants shall be given Pro Forma Effect (without duplication of any prepayments in such fiscal year that reduced the amount of Excess Cash Flow required to be repaid pursuant to Section 2.15(c)(iv) for any prior fiscal year) for purposes of calculating such Financial Covenants.

(b) In making any determination on a Pro Forma Basis, or Pro Forma Compliance or of Pro Forma Effect, the calculations shall be made in good faith by a Financial Officer of the Parent Borrower.

Section 1.08 Additional Borrowers

.

(a) Notwithstanding anything in Section 11.12 to the contrary, following the Closing Date, the Parent Borrower may request that one or more of its Subsidiaries that is a wholly-owned domestic Restricted Subsidiary be added as an additional Borrower under the Revolving Facility by delivering to the Administrative Agent an Additional Borrower Agreement executed by such Subsidiary and the Parent Borrower, which Additional Borrower Agreement may be accepted or rejected by the Required Lenders. Such Subsidiary shall for all purposes of this Agreement be a Borrower hereunder no earlier than the latest of (i) five (5) Business Days (or such shorter period as the Administrative Agent may in its discretion agree) after delivery of such Additional Borrower Agreement and any other document required to be delivered pursuant to Section 4.03 and (ii) receipt by the Lenders and the Administrative Agent of such documentation and other information reasonably requested by the Lenders or the Administrative Agent for purposes of complying with all necessary “know your customer” or other similar checks under all applicable laws and regulations provided that there has been no written objection submitted by the Lenders or the Administrative Agent within five (5) Business Days of the date of receipt of such documentation and other information; provided that (a) each Additional Borrower shall also be a Guarantor and (b) the Administrative Agent shall have confirmed that neither it nor any Lender shall be materially adversely affected by the addition of such Additional Borrower. Any obligations in respect of borrowings by any Borrower under this Agreement will constitute “Obligations” for all purposes of the Loan Documents. Promptly following receipt of any Additional Borrower Agreement the Administrative Agent shall send a copy thereof to each Lender.

(b) Each Borrower hereby irrevocably appoints the Parent Borrower as the borrowing agent and attorney-in-fact for the Borrowers which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed in such capacity.  Each Borrower hereby irrevocably appoints and authorizes the Parent Borrower (or its successor) (i) to provide to the Administrative Agent and the Lenders and receive from the Administrative Agent and the Lenders all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Parent Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.

(c) Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the prompt payment and performance in full when due of all of the Obligations (whether at stated maturity, as a mandatory pre-payment, by acceleration, as a mandatory Cash Collateralization or otherwise), it being the intention of the parties hereto that all of the Obligations shall be the  joint and several obligations of each of the Borrowers without preferences or distinction among them.  If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.  The Obligations of each of the Borrowers under the provisions of this Section 1.08(c) constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.

ARTICLE II.

THE TERMS OF THE CREDIT FACILITY

Section 2.01 Establishment of the Credit Facility

. On the Closing Date, and subject to and upon the terms and conditions set forth in this Agreement and the other Loan Documents, the Administrative Agent, the Lenders, the Swing Line Lender and each LC Issuer agree to establish the Initial Credit Facility for the benefit of the Borrowers.

Section 2.02 Revolving Facility

. During the Revolving Facility Availability Period, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Revolving Loan or Revolving Loans to the Borrowers from time to time pursuant to such Lender’s Revolving Commitment, which Revolving Loans: may, except as set forth herein (and subject to Section 2.12), at the option of the Borrowers, be incurred and maintained as, or Converted into, Revolving Loans that are Base Rate Loans or Eurodollar Loans, in each case denominated in U.S. Dollars, provided that all Revolving Loans: (i) made as part of the same Revolving Borrowing shall consist of Revolving Loans of the same Type; (ii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; and (iii) shall not be made if, after giving effect to any such Revolving Loan, (A) the Revolving Facility Exposure of any Lender would exceed such Lender’s Revolving Commitment, (B) the Aggregate Revolving Facility Exposure would exceed the Total Revolving Commitment or (C) the Borrowers would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.15(c). The Revolving Loans to be made by each Lender will be made by such Lender on a pro rata basis based upon such Lender’s Revolving Facility Percentage of each Revolving Borrowing, in each case in accordance with Section 2.09 hereof.  Each Lender having an Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment hereby severally, and not jointly, agrees on the terms and subject to the conditions set forth herein and in the applicable Incremental Revolving Credit Assumption Agreement or Extension Amendment to make Incremental Revolving Loans, Incremental Initial Revolving Loans or Extended Revolving Credit Loans, as applicable, to the Borrowers, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Incremental Revolving Credit Exposure or Extended Revolving Credit Exposure, as applicable, exceeding such Lender’s Revolving Credit Commitment or Extended Revolving Credit Commitment, as applicable. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and reborrow Initial Revolving Loans, Incremental Revolving Loans, Incremental Initial Revolving Loans or Extended Revolving Credit Loans, as applicable.

Each Lender may at its option make any Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (A) any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrowers resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 3.01 shall apply).

Section 2.03 Term Loan

. On the Closing Date, each Lender that has an Initial Term Commitment severally agrees, on the terms and conditions set forth in this Agreement, to make an Initial Term Loan to the Parent Borrower pursuant to such Lender’s Term Commitment, which Initial Term Loans: (i) shall be made in U.S. Dollars; (ii) can only be incurred on the Closing Date in the entire amount of each Lender’s Term Commitment; (iii) once prepaid or repaid, may not be reborrowed; (iv) may, except as set forth herein, at the option of the Parent Borrower, be incurred and maintained as, or Converted into, Term Loans that are Base Rate Loans or Eurodollar Loans, in each case denominated in U.S. Dollars; provided that all Term Loans made as part of the same Term Borrowing shall consist of Term Loans of the same Type; (v) shall be repaid in accordance with Section 2.15(b); and (vi) shall not exceed (A) for any Lender at the time of incurrence thereof the aggregate principal amount of such Lender’s Term Commitment, if any, and (B) for all the Lenders at the time of incurrence thereof the Total Term Loan Commitment. The Term Loans to be made by each Lender will be made by such Lender in accordance with Section 2.09 hereof in the aggregate amount of its Term Commitment. Each Lender having an Incremental Term Loan Commitment, Extended Term Loan Commitment or Refinancing Term Loan Commitment hereby severally, and not jointly, agrees on the terms and subject to the conditions set forth herein and in the applicable Incremental Term Loan Assumption Agreement, Extension Amendment or Refinancing Agreement to make Incremental Term Loans, Extended Term Loans or Refinancing Term Loans, as applicable, to the Borrowers, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment, Extended Term Loan Commitment or Refinancing Term Loan Commitment, as applicable. Amounts repaid or prepaid in respect of Initial Term Loans, Incremental Term Loans or Extended Term Loans may not be reborrowed.

Section 2.04 Swing Line Facility

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(a) Swing Loans. During the Revolving Facility Availability Period, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make a Swing Loan or Swing Loans to each Borrower from time to time, which Swing Loans: (i) shall be payable on the Swing Loan Maturity Date applicable to each such Swing Loan; (ii) shall be made in U.S. Dollars and shall be Base Rate Loans; (iii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; (iv) may only be made if after giving effect thereto (A) the aggregate principal amount of Swing Loans outstanding does not exceed the Swing Line Commitment, and (B) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans would not exceed the Total Revolving Commitment; (v) shall not be made if, after giving effect thereto, the Borrowers would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.15(c) hereof; and (vi) shall not be made if the proceeds thereof would be used to repay, in whole or in part, any outstanding Swing Loan.

(b) Swing Loan Refunding. The Swing Line Lender may at any time, in its sole and absolute discretion (or shall, with respect to any Swing Loans outstanding for five Business Days), direct that the Swing Loans owing to it be refunded by delivering a notice to such effect to the Administrative Agent, specifying the aggregate principal amount thereof (a “Notice of Swing Loan Refunding”). Promptly upon receipt of a Notice of Swing Loan Refunding, the Administrative Agent shall give notice of the contents thereof to the Lenders with Revolving Commitments and, unless an Event of Default specified in Section 8.01(h) in respect of a Borrower has occurred, the Borrowers. Each such Notice of Swing Loan Refunding shall be deemed to constitute delivery by the Parent Borrower of a Notice of Borrowing requesting Revolving Loans consisting of Base Rate Loans in the amount of the Swing Loans to which it relates notwithstanding (i) that the Notice of Swing Loan Refunding may not comply with the requirements specified in Section 2.08, (ii) whether any conditions specified in Section 4.02 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Notice of Swing Loan Refunding or (v) any reduction in the Total Revolving Commitment after any such Swing Loans were made. Each Lender with a Revolving Commitment (including the Swing Line Lender) hereby unconditionally agrees (notwithstanding that any of the conditions specified in Section 4.02 or elsewhere in this Agreement shall not have been satisfied, but subject to the provisions of paragraph (d) below) to make a Revolving Loan to the Borrowers in the amount of such Lender’s Revolving Facility Percentage of the aggregate amount of the Swing Loans to which such Notice of Swing Loan Refunding relates. Each such Lender shall make the amount of such Revolving Loan available to the Administrative Agent in immediately available funds at the Payment Office not later than 2:00 P.M. (Local Time), if such notice is received by such Lender prior to 11:00 A.M. (Local Time), or not later than 2:00 P.M. (Local Time) on the next Business Day, if such notice is received by such Lender after such time. The proceeds of such Revolving Loans shall be made immediately available to the Swing Line Lender and applied by it to repay the principal amount of the Swing Loans to which such Notice of Swing Loan Refunding relates.

(c) Swing Loan Participation. If prior to the time a Revolving Loan would otherwise have been made as provided above as a consequence of a Notice of Swing Loan Refunding, any of the events specified in Section 8.01(h) shall have occurred in respect of a Borrower or one or more of the Lenders with Revolving Commitments shall determine that it is legally prohibited from making a Revolving Loan under such circumstances, each Lender (other than the Swing Line Lender), or each Lender (other than such Swing Line Lender) so prohibited, as the case may be, shall, on the date such Revolving Loan would have been made by it (the “Purchase Date”), subject to the provisions of Section 2.04(d), purchase an undivided participating interest (a “Swing Loan Participation”) in the outstanding Swing Loans to which such Notice of Swing Loan Refunding relates, in an amount (the “Swing Loan Participation Amount”) equal to such Lender’s Revolving Facility Percentage of such outstanding Swing Loans. On the Purchase Date, each such Lender or each such Lender so prohibited, as the case may be, shall pay to the Swing Line Lender, in immediately available funds, such Lender’s Swing Loan Participation Amount, and promptly upon receipt thereof the Swing Line Lender shall, if requested by such other Lender, deliver to such Lender a participation certificate, dated the date of the Swing Line Lender’s receipt of the funds from, and evidencing such Lender’s Swing Loan Participation in, such Swing Loans and its Swing Loan Participation Amount in respect thereof. If any amount required to be paid by a Lender to the Swing Line Lender pursuant to the above provisions in respect of any Swing Loan Participation is not paid on the date such payment is due, such Lender shall pay to the Swing Line Lender on demand interest on the amount not so paid at the overnight Federal Funds Effective Rate from the due date until such amount is paid in full. Whenever, at any time after the Swing Line Lender has received from any other Lender such Lender’s Swing Loan Participation Amount, the Swing Line Lender receives any payment from or on behalf of a Borrower on account of the related Swing Loans, the Swing Line Lender will promptly distribute to such Lender its ratable share of such amount based on its Revolving Facility Percentage of such amount on such date on account of its Swing Loan Participation (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that if such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(d) Obligations Unconditional. Each Lender’s obligation to make Revolving Loans pursuant to Section 2.04(b) and/or to purchase Swing Loan Participations in connection with a Notice of Swing Loan Refunding shall be subject to the conditions that (i) such Lender shall have received a Notice of Swing Loan Refunding complying with the provisions hereof and (ii) at the time the Swing Loans that are the subject of such Notice of Swing Loan Refunding were made, the Swing Line Lender making the same had no actual written notice from another Lender or the Administrative Agent that a Default or Event of Default had occurred and was continuing (or any other applicable funding condition under Section 4.02 was not satisfied), but otherwise shall be absolute and unconditional, shall be solely for the benefit of the Swing Line Lender that gives such Notice of Swing Loan Refunding, and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against any other Lender, any Credit Party, or any other Person, or any Credit Party may have against any Lender or other Person, as the case may be, for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) any event or circumstance involving a Material Adverse Effect; (D) any breach of any Loan Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.

(e) Provisions Related to Extended Revolving Credit Commitments. If the maturity date shall have occurred in respect of any tranche of Revolving Commitments (the “Expiring Credit Commitment”) at a time when another tranche or tranches of Revolving Commitments is or are in effect with a longer maturity date (each a “Non-Expiring Credit Commitment” and collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swing Loan, if consented to by the applicable Swing Line Lender, on the earliest occurring maturity date, such Swing Loan shall be deemed reallocated to the tranche or tranches of the Non-Expiring Credit Commitments on a pro rata basis; provided that to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation the amount of Swing Loans to be reallocated equal to such excess shall be repaid or Cash Collateralized. Upon the maturity date of any tranche of Revolving Commitments, the sublimit for Swing Loans may be reduced as agreed between the Swing Line Lender and the Borrowers, without the consent of any other Person.

Section 2.05 Letters of Credit

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(a) LC Issuances. During the Revolving Facility Availability Period, any Borrower may request an LC Issuer at any time and from time to time to issue, for the account of any Borrower or any Subsidiary Guarantor, and subject to and upon the terms and conditions herein set forth, each LC Issuer agrees to issue from time to time Letters of Credit denominated and payable in U.S. Dollars in such form as may be approved by such LC Issuer and such Borrower; provided, however, that notwithstanding the foregoing, no LC Issuance shall be made if, after giving effect thereto, (i) the LC Outstandings would exceed the LC Commitment Amount, (ii) the Revolving Facility Exposure of any Lender plus any Lender’s Applicable Percentage of the principal amount of Swing Loans outstanding would exceed such Lender’s Revolving Commitment, (iii) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans outstanding would exceed the Total Revolving Commitment, (iv) any Borrower would be required to prepay Loans or Cash Collateralize Letters of Credit pursuant to Section 2.15(c) hereof or (v) the applicable LC Issuer has been notified in writing by the Administrative Agent that a Default or Event of Default exists (or any other applicable condition under Section 4.02 cannot be satisfied); provided that a Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary Guarantor. Subject to Section 2.05(c) below, each Letter of Credit shall have an expiry date (including any renewal periods) occurring not later than the earlier of (y) one year from the date of issuance thereof (except as otherwise permitted under Section 2.05(c)), or (z) thirty (30) Business Days prior to the Revolving Facility Termination Date (the “Letter of Credit Expiration Date”); provided that any Letter of Credit may extend beyond the date referred to in clause (z) above to the extent such Letter of Credit is Cash Collateralized or back-stopped in a manner and in an amount reasonably satisfactory to the relevant LC Issuer.

(b) LC Requests. Whenever a Borrower desires that a Letter of Credit be issued for its account or the account of any eligible LC Obligor, such Borrower shall give the Administrative Agent and the applicable LC Issuer written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) which, if in the form of written notice, shall be substantially in the form of Exhibit B-3 (each such request, an “LC Request”), or transmit by electronic communication (if arrangements for doing so have been approved by the applicable LC Issuer), prior to 12:00 noon (Local Time) at least three (3) Business Days (or such shorter period as may be acceptable to the relevant LC Issuer) prior to the proposed date of issuance (which shall be a Business Day), which LC Request shall include such supporting documents that such LC Issuer customarily requires in connection therewith (including, in the case of a Letter of Credit for an account party other than a Borrower, an application for, such Letter of Credit). In the event of any inconsistency between any of the terms or provisions of any LC Document and the terms and provisions of this Agreement respecting Letters of Credit, the terms and provisions of this Agreement shall control.

(c) Auto-Renewal Letters of Credit. If an LC Obligor so requests in any applicable LC Request, each LC Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions; provided, however, that any Letter of Credit that has automatic renewal provisions must permit such LC Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Once any such Letter of Credit that has automatic renewal provisions has been issued, the Lenders shall be deemed to have authorized (but may not require) such LC Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than thirty (30) Business Days prior to the Revolving Facility Termination Date applicable to each Class of Revolving Commitments; provided, however, that such LC Issuer shall not permit any such renewal if (i) such LC Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is two (2) Business Days before the date that such LC Issuer is permitted to send a notice of non-renewal from the Administrative Agent, any Lender or the Parent Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(d) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the applicable LC Issuer and the applicable LC Obligor, when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance (including the International Chamber of Commerce’s decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each Commercial Letter of Credit.

(e) Notice of LC Issuance. Each LC Issuer shall, on the date of each LC Issuance by it, give the Administrative Agent and the Borrowers written notice of such LC Issuance, accompanied by a copy to the Administrative Agent of the Letter of Credit or Letters of Credit issued by it. Each LC Issuer shall provide to the Administrative Agent a quarterly (or monthly if requested by any applicable Lender) summary describing each Letter of Credit issued by such LC Issuer and then outstanding and an identification for the relevant period of the daily aggregate LC Outstandings represented by Letters of Credit issued by such LC Issuer.

(f) Reimbursement Obligations.

(i) The Borrowers hereby agree to reimburse (or cause any LC Obligor for whose account a Letter of Credit was issued to reimburse) each LC Issuer, by making payment directly to such LC Issuer in immediately available funds at the payment office of such LC Issuer, for any Unpaid Drawing with respect to any Letter of Credit within one (1) Business Day after such LC Issuer notifies such Borrower (or any such other LC Obligor for whose account such Letter of Credit was issued) of such payment or disbursement (which notice to such Borrower (or such other LC Obligor) shall be delivered reasonably promptly after any such payment or disbursement), such payment to be made in U.S. Dollars, with interest on the amount so paid or disbursed by such LC Issuer, to the extent not reimbursed prior to 1:00 P.M. (local time at the payment office of the applicable LC Issuer) on the date of such payment or disbursement, from the date paid or disbursed to but not including the date such LC Issuer is reimbursed therefor at a rate per annum that shall be the rate then applicable to Revolving Loans pursuant to Section 2.11(a) that are Eurodollar Loans or, if not reimbursed within one Business Day after such notice, at the rate then applicable to Revolving Loans pursuant to Section 2.11(d) that are Base Rate Loans, any such interest also to be payable on demand. If by 12:00 noon Local Time on the Business Day immediately following notice to it of its obligation to make reimbursement in respect of an Unpaid Drawing, the Borrowers or the relevant LC Obligor have not made such reimbursement out of its available cash on hand or, in the case of such Borrower, a contemporaneous Borrowing hereunder (if such Borrowing is otherwise available to such Borrower), (x) such Borrower will in each case be deemed to have given a Notice of Borrowing for Revolving Loans that are Base Rate Loans in an aggregate principal amount sufficient to reimburse such Unpaid Drawing (and the Administrative Agent shall promptly give notice to the Lenders of such deemed Notice of Borrowing, and such deemed Notice of Borrowing is not required to comply with the requirements specified in Section 2.08), (y) the Lenders shall make the Revolving Loans contemplated by such deemed Notice of Borrowing (which Revolving Loans shall be considered made under Section 2.02), and (z) the proceeds of such Revolving Loans shall be disbursed directly to the applicable LC Issuer to the extent necessary to effect such reimbursement and repayment of the Unpaid Drawing, with any excess proceeds to be made available to the Borrowers in accordance with the applicable provisions of this Agreement.

(ii) Obligations Absolute. Each LC Obligor’s obligation under this Section 2.05 to reimburse each LC Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such LC Obligor may have or have had against such LC Issuer, the Administrative Agent or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that no LC Obligor shall be obligated to reimburse an LC Issuer for any wrongful payment made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence as determined by a final non-appealable judgment of a court of competent jurisdiction on the part of such LC Issuer.

(g) LC Participations.

(i) Immediately upon each LC Issuance, the LC Issuer of such Letter of Credit shall be deemed to have sold and transferred to each Lender with a Revolving Commitment, and each such Lender (each an “LC Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such LC Issuer, without recourse or warranty, an undivided interest and participation (an “LC Participation”), to the extent of such Lender’s Revolving Facility Percentage of the Stated Amount of such Letter of Credit in effect at such time of issuance, in such Letter of Credit, each substitute Letter of Credit, each drawing made thereunder, the obligations of any LC Obligor under this Agreement with respect thereto (although LC Fees relating thereto shall be payable directly to the Administrative Agent for the account of the Lenders as provided in Section 2.13 and the LC Participants shall have no right to receive any portion of any fees of the nature contemplated by Section 2.13(c)), the obligations of any LC Obligor under any LC Documents pertaining thereto, and any security for, or guaranty pertaining to, any of the foregoing.

(ii) In determining whether to pay under any Letter of Credit, an LC Issuer shall not have any obligation relative to the LC Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an LC Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct as determined by a final non-appealable or a court of competent jurisdiction, shall not create for such LC Issuer any resulting liability.

(iii) If an LC Issuer makes any payment under any Letter of Credit and the applicable LC Obligor shall not have reimbursed such amount in full to such LC Issuer pursuant to Section 2.05(f), such LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each LC Participant of such failure, and each LC Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such LC Issuer, the amount of such LC Participant’s Revolving Facility Percentage of such payment in same-day funds; provided, however, that no LC Participant shall be obligated to pay to the Administrative Agent its Revolving Facility Percentage of such unreimbursed amount for any wrongful payment made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence is determined by a final, non-appealable judgment of a court of competent jurisdiction on the part of such LC Issuer. If the Administrative Agent so notifies any LC Participant required to fund a payment under a Letter of Credit prior to 11:00 A.M. (Local Time) on any Business Day, such LC Participant shall make available to the Administrative Agent for the account of the relevant LC Issuer such LC Participant’s Revolving Facility Percentage of the amount of such payment on such Business Day in same-day funds. If and to the extent such LC Participant shall not have so made its Revolving Facility Percentage of the amount of such payment available to the Administrative Agent for the account of the relevant LC Issuer, such LC Participant agrees to pay to the Administrative Agent for the account of such LC Issuer, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such LC Issuer at the Federal Funds Effective Rate. The failure of any LC Participant to make available to the Administrative Agent for the account of the relevant LC Issuer its Revolving Facility Percentage of any payment under any Letter of Credit shall not relieve any other LC Participant of its obligation hereunder to make available to the Administrative Agent for the account of such LC Issuer its Revolving Facility Percentage of any payment under any Letter of Credit on the date required, as specified above, but no LC Participant shall be responsible for the failure of any other LC Participant to make available to the Administrative Agent for the account of such LC Issuer such other LC Participant’s Revolving Facility Percentage of any such payment.

(iv) Whenever an LC Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such LC Issuer any payments from the LC Participants pursuant to subpart (iii) above, such LC Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each LC Participant that has paid its Revolving Facility Percentage thereof, in same-day funds, an amount equal to such LC Participant’s Revolving Facility Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective LC Participations, as and to the extent so received.

(v) The obligations of the LC Participants to make payments to the Administrative Agent for the account of each LC Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B) the existence of any claim, set-off defense or other right that any LC Obligor may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any LC Issuer, any Lender, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the applicable LC Obligor and the beneficiary named in any such Letter of Credit), other than any claim that the applicable LC Obligor may have against any applicable LC Issuer for gross negligence or willful misconduct; as determined by a final non-appealable judgment of a court of competent jurisdiction of such LC Issuer in making payment under any applicable Letter of Credit;

(C) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(E) the occurrence of any Default or Event of Default.

(vi) To the extent any LC Issuer is not indemnified by a Borrower or any LC Obligor, the LC Participants will reimburse and indemnify such LC Issuer, in proportion to their respective Revolving Facility Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred by such LC Issuer in performing its respective duties in any way related to or arising out of LC Issuances by it; provided, however, that no LC Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from such LC Issuer’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(h) Provisions Related to Extended Revolving Credit Commitments. If the Letter of Credit Expiration Date in respect of any tranche of Revolving Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the LC Issuer which issued such Letter of Credit, if one or more other tranches of Revolving Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.05(f) and (g)) under (and ratably participated in by Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrowers shall Cash Collateralize any such Letter of Credit in accordance with Section 2.05(a). Upon the maturity date of any tranche of Revolving Commitments, the sublimit for Letters of Credit may be reduced as agreed between the LC Issuers and the Parent Borrower, without the consent of any other Person.

(i) Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Parent Borrower shall be obligated to reimburse the applicable LC Issuer hereunder for any and all drawings under such Letter of Credit if not otherwise timely reimbursed by such Restricted Subsidiary. The Parent Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Parent Borrower, and that Parent Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

Section 2.06 [Reserved]

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Section 2.07 [Reserved]

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Section 2.08 Notice of Borrowing

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(a) Time of Notice. Each Borrowing of a Loan (other than a Continuation or Conversion) shall be made upon notice in the form provided for below which shall be provided by the Parent Borrower to the Administrative Agent at its Notice Office not later than (i) in the case of each Borrowing of a Eurodollar Loan, 11:00 A.M. (Local Time) at least three (3) Business Days’ prior to the date of such Borrowing, (ii) in the case of each Borrowing of a Base Rate Loan, prior to 11:00 A.M. (Local Time) on the proposed date of such Borrowing and (iii) in the case of any Borrowing under the Swing Line Facility, prior to 12:00 noon (Local Time) on the proposed date of such Borrowing.

(b) Notice of Borrowing. Each request for a Borrowing (other than a Continuation or Conversion, which will be subject to Section 2.12) shall be made by an Authorized Officer by delivering written notice of such request substantially in the form of Exhibit B-1 hereto (each such notice, a “Notice of Borrowing”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of a Notice of Borrowing), and in any event each such request shall be irrevocable and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of the Borrowing (which shall be a Business Day), (iii) the Type of Loans such Borrowing will consist of, and (iv) if applicable, the initial Interest Period or the Swing Loan Maturity Date (which shall be less than thirty (30) days after the date of such Borrowing but at least five (5) Business Days after the date of such Borrowing). Without in any way limiting the obligation of the Borrowers to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer entitled to give telephonic notices under this Agreement on behalf of the Borrowers. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

(c) Minimum Borrowing Amount. The aggregate principal amount of each Borrowing by the Borrowers shall not be less than the Minimum Borrowing Amount.

(d) Maximum Borrowings. More than one Borrowing may be incurred by the Borrowers on any day; provided, however, that at no time shall there be more than eight (8) Borrowings of Eurodollar Loans outstanding under this Agreement.

Section 2.09 Funding Obligations; Disbursement of Funds

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(a) Several Nature of Funding Obligations. The Commitments of each Lender hereunder and the obligation of each Lender to make Loans, acquire and fund Swing Loan Participations, and LC Participations, as the case may be, are several and not joint obligations. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans or fund any participation hereunder and each Lender shall be obligated to make the Loans provided to be made by it and fund its participations required to be funded by it hereunder, regardless of the failure of any other Lender to fulfill any of its Commitments hereunder. Nothing herein and no subsequent termination of the Commitments pursuant to Section 2.14 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder and in existence from time to time or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(b) Borrowings Pro Rata. Except with respect to the making of Swing Loans by the Swing Line Lender, all Loans hereunder shall be made as follows: (i) all Revolving Loans made, and LC Participations acquired by each Lender, shall be made or acquired, as the case may be, on a pro rata basis based upon each Lender’s Revolving Facility Percentage of the amount of such Revolving Borrowing or Letter of Credit in effect on the date the applicable Revolving Borrowing is to be made or the Letter of Credit is to be issued, (ii) all Initial Term Loans shall be made by the Lenders having Initial Term Commitments pro rata on the basis of their respective Initial Term Commitments, (iii) all Incremental Term Loans shall be made by the Lenders having Incremental Term Loan Commitments pro rata on the basis of their respective Incremental Term Loan Commitments, (iv) all Refinancing Term Loans shall be made by the Lenders having Refinancing Term Loan Commitments pro rata on the basis of their respective Refinancing Term Loan Commitments and (v) all Extended Term Loans shall be made by the Lenders having Extended Term Loan Commitments pro rata on the basis of their respective Extended Term Loan Commitments.

(c) Notice to Lenders. The Administrative Agent shall promptly give each applicable Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, or Conversion or Continuation thereof, and LC Issuance, and of such Lender’s proportionate share thereof or participation therein and of the other matters covered by the Notice of Borrowing, Notice of Continuation or Conversion, or LC Request, as the case may be, relating thereto.

(d) Funding of Loans.

(i) Loans Generally. No later than 2:00 p.m. (Local Time) on the date specified in each Notice of Borrowing, each Lender will make available its amount, if any, of each Borrowing requested to be made on such date to the Administrative Agent at the Payment Office in U.S. Dollars and in immediately available funds and the Administrative Agent promptly will make available to the Borrowers by depositing to the Parent Borrower’s account at the Payment Office (or such other account as the Parent Borrower shall specify) the aggregate of the amounts so made available in the type of funds received.

(ii) Swing Loans. No later than 2:00 p.m. (Local Time), on the date specified in each Notice of Borrowing, the Swing Line Lender will make available to the Borrowers by depositing to the Parent Borrower’s account at the Payment Office (or such other account as the Parent Borrower shall specify) the aggregate of Swing Loans requested in such Notice of Borrowing.

(e) Advance Funding. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable time in accordance with Section 2.08(a) on the date of Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made the same available to the Borrowers, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Parent Borrower, and the Borrowers shall promptly pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers to the date such corresponding amount is recovered by the Administrative Agent at a rate per annum equal to (i) if paid by such Lender, the overnight Federal Funds Effective Rate or (ii) if paid by the Borrowers, the then applicable rate of interest, calculated in accordance with Section 2.11, for the respective Loans (but without any requirement to pay any amounts in respect thereof pursuant to Section 3.04). If the Borrowers and such Lender shall each pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.10 Evidence of Obligations

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(a) Loan Accounts of Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) Loan Accounts of Administrative Agent; Lender Register. The Administrative Agent shall maintain accounts in which it shall record: (i) the amount of each Loan and Borrowing made hereunder, the Type thereof, the Interest Period and applicable interest rate and, in the case of a Swing Loan, the Swing Loan Maturity Date applicable thereto; (ii) the amount and other details with respect to each Letter of Credit issued hereunder; (iii) the amount of any principal due and payable or to become due and payable from the Borrowers to each Lender hereunder; (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof; and (v) the other details relating to the Loans, Letters of Credit and other Obligations. In addition, the Administrative Agent shall maintain a register (the “Lender Register”) on or in which it will record the names and addresses of the Lenders, and the Commitments from time to time of each of the Lenders. The Administrative Agent will make the Lender Register available to any Lender (solely with respect to its own Loans or Commitments) or the Parent Borrower upon its request. The entries in the Lender Register shall be conclusive, and the Parent Borrower, the Administrative Agent, and each Lender shall treat each Person whose name is recorded in the Lender Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, absent manifest error or actual notice to the contrary.

(c) Effect of Loan Accounts, etc. The entries made in the accounts maintained pursuant to Section 2.10(b) shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided, that the failure of the Administrative Agent to maintain such accounts or any error (other than manifest error) therein shall not in any manner affect the obligation of any Credit Party to repay or prepay the Loans or the other Obligations in accordance with the terms of this Agreement.

(d) Notes. Promptly following the request of any Lender or the Swing Line Lender, the Borrowers will execute and deliver to such Lender or the Swing Line Lender, as the case may be, (i) a Revolving Facility Note with blanks appropriately completed in conformity herewith to evidence such Borrower’s obligation to pay the principal of, and interest on, the Revolving Loans made to it by such Lender, (ii) a Term Note with blanks appropriately completed in conformity herewith to evidence its obligation to pay the principal of, and interest on, the Term Loan made to it by such Lender, and (iii) a Swing Line Note with blanks appropriately completed in conformity herewith to evidence the Borrowers’ obligation to pay the principal of, and interest on, the Swing Loans made to it by the Swing Line Lender; provided, however, that the decision of any Lender or the Swing Line Lender to not request a Note shall in no way detract from the Borrowers’ obligation to repay the Loans and other amounts owing by the Borrowers to such Lender or the Swing Line Lender.

Section 2.11 Interest; Default Rate

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(a) Interest on Revolving Loans. The outstanding principal amount of each Revolving Loan made by each Lender shall bear interest at a fluctuating rate per annum and shall be payable in U.S. Dollars and shall at all times be equal to (i) during such periods as such Revolving Loan is a Base Rate Loan, the Base Rate plus the Applicable Revolving Loan Margin in effect from time to time and (ii) during such periods as such Revolving Loan is a Eurodollar Loan, the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Revolving Loan Margin in effect from time to time.

(b) Interest on Term Loans. The outstanding principal amount of each Term Loan made by each Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Term Loan is a Base Rate Loan, the Base Rate plus the Applicable Term Loan Margin, and (ii) during such periods as such Term Loan is a Eurodollar Loan, the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Term Loan Margin.

(c) Interest on Swing Loans. The outstanding principal amount of each Swing Loan shall bear interest from the date of the Borrowing at a rate equal to the Base Rate plus the Applicable Revolving Loan Margin for Base Rate Loans in effect from time to time.

(d) Default Interest. Notwithstanding the above provisions, if a Specified Event of Default has occurred and is continuing and, in the case of an Event of Default under Section 8.01(a) when an Event of Default under Section 8.01(h) has not occurred, upon written notice by the Administrative Agent, the overdue principal amount of any Loans and, to the extent permitted by applicable law, all interest in respect of each Loan, and all fees or other amounts owed in respect of the Obligations hereunder, shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable Debtor Relief Law) payable on demand, at a rate per annum equal to the Default Rate.

(e) Accrual and Payment of Interest. Interest shall accrue from the date of any Borrowing to the date of any prepayment or repayment thereof and shall be payable by the Borrowers: (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December; (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on the dates that are successively three months after the commencement of such Interest Period; (iii) in respect of any Swing Loan, on the Swing Loan Maturity Date applicable thereto; and (iv) in respect of all Loans, other than Revolving Loans accruing interest at the Base Rate, on any repayment, prepayment or Conversion (on the amount repaid, prepaid or Converted), at maturity (whether by acceleration or otherwise), and, after such maturity or, in the case of any interest payable pursuant to Section 2.11(d), on demand.

(f) Computations of Interest. Except as provided in the next succeeding sentence, all computations of interest on any Loans hereunder shall be made on the actual number of days elapsed over a year of 360 days. All computations of interest on Base Rate Loans and Unpaid Drawings hereunder shall be made on the actual number of days elapsed over a year of 365 or 366 days, as applicable.

(g) Information as to Interest Rates. The Administrative Agent, upon determining the interest rate for any Borrowing, shall promptly notify the Parent Borrower and the Lenders thereof. Any such determination by the Administrative Agent shall be conclusive and binding absent manifest error.

Section 2.12 Conversion and Continuation of Loans

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(a) Conversion and Continuation of Revolving Loans. The Borrowers shall have the right, subject to the terms and conditions of this Agreement, to (i) Convert all or a portion of the outstanding principal amount of Borrowings of one Type made to it into a Borrowing or Borrowings of another Type that can be made to it pursuant to this Agreement and (ii) Continue a Borrowing of Eurodollar Loans at the end of the applicable Interest Period as a new Borrowing of Eurodollar Loans with a new Interest Period; provided, however, that if any Conversion of Eurodollar Loans into Base Rate Loans shall be made on a day other than the last day of an Interest Period for such Eurodollar Loans, the Borrowers shall compensate each Lender for any breakage costs, if applicable, in accordance with the provisions of Section 3.04 hereof.

(b) Notice of Continuation and Conversion. Each Continuation or Conversion of a Loan shall be made upon notice in the form provided for below provided by the Parent Borrower to the Administrative Agent at its Notice Office not later than (i) in the case of each Continuation or Conversion of a Eurodollar Loan, 11:00 A.M. (Local Time) at least three (3) Business Days’ prior to the date of such Continuation or Conversion and (ii) in the case of each Continuation or Conversion of a Base Rate Loan, prior to 11:00 A.M. (Local Time) on the proposed date of such Continuation or Conversion. Each such request shall be made by an Authorized Officer delivering written notice of such request substantially in the form of Exhibit B-2 hereto (each such notice, a “Notice of Continuation or Conversion”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of a Notice of Continuation or Conversion), and in any event each such request shall be irrevocable and shall specify (A) the Borrowings to be Continued or Converted, (B) the date of the Continuation or Conversion (which shall be a Business Day), and (C) the Interest Period or, in the case of a Continuation, the new Interest Period. Without in any way limiting the obligation of the Borrowers to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer entitled to give telephonic notices under this Agreement on behalf of the Borrowers. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

(c) No partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount.  Base Rate Loans may only be converted into Eurodollar Loans having an Interest Period of one (1) month if an Event of Default is in existence on the date of the conversion and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit a conversion to any longer Interest Period.  Eurodollar Loans may only be continued as Eurodollar Loans having an Interest Period of one (1) month if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit a continuation having a longer Interest Period.

(d) Borrowings resulting from conversions pursuant to this Section 2.12 shall be limited in number as provided in Section 2.08.

(e) If upon the expiration of any Interest Period in respect of Eurodollar Loans the Borrowers have failed to elect a new Interest Period to be applicable thereto as provided in Section 2.08, the Borrowers shall be deemed to have elected to convert such Borrowing of Eurodollar Loans into a Borrowing of Eurodollar Loans with an Interest Period of one (1) month, effective as of the expiration date of such current Interest Period.

Section 2.13 Fees

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(a) Commitment Fees. The Parent Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Lender based upon each such Lender’s Revolving Facility Percentage, as consideration for the Revolving Commitments of the Lenders, commitment fees in Dollars (the “Commitment Fees”) for the period from the Closing Date to the Revolving Facility Termination Date applicable to each Class of Revolving Commitments, computed for each day at a rate per annum equal to (i) the Applicable Commitment Fee Rate times (ii) the Unused Total Revolving Commitment in effect on such day; provided, that for the purposes of this provision, the Revolving Commitment of any Lender shall be deemed to be zero if such Lender would be a Defaulting Lender pursuant to clause (b) of the definition thereof but for such Lender’s determination that a condition precedent to funding cannot be satisfied, and the Required Lenders have not confirmed such determination in writing. Accrued Commitment Fees shall be due and payable in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date applicable to each Class of Revolving Commitments.

(b) LC Fees. (i) Standby Letters of Credit. The Parent Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Lender with a Revolving Commitment based upon each such Lender’s Revolving Facility Percentage, a fee in respect of each Letter of Credit issued hereunder that is a Standby Letter of Credit, to be paid in U.S. Dollars, for the period from the date of issuance of such Letter of Credit until the expiration date thereof (including any extensions of such expiration date that may be made at the election of the account party or the LC Issuer), computed for each day at a rate per annum equal to (A) the Applicable Revolving Loan Margin for Revolving Loans that are Eurodollar Loans in effect on such day times (B) the Stated Amount of such Letter of Credit on such day. The foregoing fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date applicable to each Class of Revolving Commitments.

(ii)           Commercial Letters of Credit. The Parent Borrower agrees to pay to the Administrative Agent for the ratable benefit of each Lender based upon each such Lender’s Revolving Facility Percentage, a fee in respect of each Letter of Credit issued hereunder that is a Commercial Letter of Credit to be paid in U.S. Dollars in an amount equal to (A) the Applicable Revolving Loan Margin for Revolving Loans that are Eurodollar Loans in effect on the date of issuance times (B) the Stated Amount of such Letter of Credit. The foregoing fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date applicable to each Class of Revolving Commitments.

(c) Fronting Fees. The Parent Borrower agrees to pay quarterly in arrears directly to each LC Issuer, for its own account, a fee in respect of each Letter of Credit issued by such LC Issuer, to be paid in U.S. Dollars, at a rate of 0.125% per annum, on the Stated Amount thereof for the period from the date of issuance (or increase, renewal or extension) to the expiration date thereof (including any extensions of such expiration date which may be made at the election of the beneficiary thereof).

(d) Additional Charges of LC Issuer. The Borrowers agree to pay in Dollars directly to each LC Issuer upon each LC Issuance, drawing under, or amendment, extension, renewal or transfer of, a Letter of Credit issued by it such amount as shall at the time of such LC Issuance, drawing under, amendment, extension, renewal or transfer be the processing charge that such LC Issuer is customarily charging for issuances of, drawings under or amendments, extensions, renewals or transfers of, letters of credit issued by it.

(e) Administrative Agent Fees. The Parent Borrower shall pay to the Administrative Agent, on the Closing Date and thereafter, for its own account, the fees payable to the Administrative Agent set forth in the Fee Letter.

(f) [Reserved].

(g) Computations and Determination of Fees. All computations of Commitment Fees, LC Fees and other Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

Section 2.14 Termination and Reduction of Revolving Commitments

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(a) Mandatory Termination of Revolving Commitments. All of the Revolving Commitments shall terminate on the Revolving Facility Termination Date applicable to each Class of Revolving Commitments.

(b) Voluntary Termination of the Total Revolving Commitment. Upon at least one (1) Business Day’s (or such shorter period as the Administrative Agent may in its discretion agree) prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice may be conditioned upon the occurrence of any other event and which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrowers shall have the right to terminate in whole the Total Revolving Commitment, provided that (i) all outstanding Revolving Loans and Unpaid Drawings are contemporaneously prepaid in accordance with Section 2.15 and (ii) either (A) there are no outstanding Letters of Credit or (B) the Borrowers shall contemporaneously cause all outstanding Letters of Credit to be surrendered for cancellation (any such Letters of Credit to be replaced by letters of credit issued by other financial institutions (which are not LC Issuers under this Agreement) acceptable to each LC Issuer and the Revolving Lenders) or shall Cash Collateralize all LC Outstandings.

(c) Partial Reduction of Total Revolving Commitment. Upon at least one (1) Business Day’s (or such shorter period as the Administrative Agent may in its discretion agree) prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice may be conditioned upon the closing of any other transaction that will result in the reduction of the Unused Total Revolving Commitment and which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrowers shall have the right to partially and permanently reduce the Unused Total Revolving Commitment of any Class; provided, however, that (i) any such reduction shall apply to proportionately (based on each Lender’s Revolving Facility Percentage within each applicable Class) and permanently reduce the Revolving Commitment of each Lender with respect to each applicable Class, (ii) such reduction shall apply to proportionately and permanently reduce the LC Commitment Amount, but only to the extent that the Unused Total Revolving Commitment would be reduced below any such limits, (iii) no such reduction shall be permitted if any Borrower would be required to make a mandatory prepayment of Loans pursuant to Section 2.15(c)(ii) or (iii) unless, substantially concurrently with such reduction the Borrowers make such mandatory prepayment and (iv) any partial reduction pursuant to this Section 2.14 shall be in the amount of at least $500,000 (or, if greater, in integral multiples of $250,000).

Section 2.15 Voluntary, Scheduled and Mandatory Prepayments of Loans

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(a) Voluntary Prepayments. The Borrowers shall have the right to prepay any of the Loans of any Class owing by them, in whole or in part, without premium or penalty from time to time subject to the provisions of this Section 2.15. The Parent Borrower shall give the Administrative Agent at the Notice Office written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) of its intent to prepay the Loans of any Class, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which the prepayment is to be made, which notice may be conditioned upon the closing of any other transaction that will result in the prepayment of the Loans and which notice shall be received by the Administrative Agent by (y) noon (Local Time) three (3) Business Days prior to the date of such prepayment with respect to prepayments of Eurodollar Loans or (z) noon (Local Time) one (1) Business Day prior to the date of such prepayment, in the case of any prepayment of Base Rate Loans, and which notice shall promptly be transmitted by the Administrative Agent to each of the affected Lenders, provided that:

(i) each partial prepayment shall be in an aggregate principal amount of at least (A) in the case of any prepayment of a Eurodollar Loan, $250,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $100,000, (B) in the case of any prepayment of a Base Rate Loan, $100,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $100,000 and (C) in the case of any prepayment of a Swing Loan, in the full amount thereof;

(ii) no partial prepayment of any Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of such Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto;

(iii) [reserved];

(iv) in the case of any prepayment of Term Loans of any Class, such prepayment shall be applied in respect of the Term Loans of any Class as directed by the Parent Borrower (and absent such direction, in direct order of maturity); provided that the Parent Borrower may not designate that any Term Loans of any Class, other than the Initial Term Loans, be repaid unless such prepayment is accompanied by at least a pro rata repayment of both Initial Term Loans (or the Initial Term Loans have otherwise been paid in full) and Permitted Refinancing Indebtedness in respect thereof; and

(v) notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, any Company Party may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such prepayment) (or the Parent Borrower or any of its Subsidiaries may purchase such outstanding Loans and immediately cancel them) on the following basis (provided that any offer referred to below may not be made to any Class of Term Loans unless such offer is also made to the Initial Term Loans on at least a pro rata basis (or the Initial Term Loans have otherwise been paid in full)):

(A) Any Company Party shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.15(a)(v); provided that no Company Party shall initiate any action under this Section 2.15(a)(v) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Company Party was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers.

(B) (1)           Subject to the proviso to subsection (A) above, any Company Party may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.15(a)(v)(B)), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $2.5 million and whole increments of $1.0 million in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Term Lender holding the applicable Class of Loans with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).

(2)           Each Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3)           If there is at least one Discount Prepayment Accepting Lender, the relevant Company Party will make a prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and Class of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the Class to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the Class of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, Class and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Company Party and such Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C) (1)           Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the Class or Classes of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant Class of Term Loans willing to be prepaid by such Company Party (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.15(a)(v)(C)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $2.5 million and whole increments of $1.0 million in excess thereof and (IV) each such solicitation by a Company Party shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Term Lender holding the applicable Class of Loans with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable Class or Classes and the maximum aggregate principal amount and Class of such Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2)           The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The relevant Company Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(3)           If there is at least one Participating Lender, the relevant Company Party will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the Class specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the Class to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and Class of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and Class of such Term Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D) (1)           Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Lender with respect to any Class of Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the Class or Classes of Term Loans the Borrowers are willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section 2.15(a)(v)(D)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $2,500,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by a Company Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to such Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and Classes of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2)           The Auction Agent shall promptly provide the relevant Company Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Company Party shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Company Party (the “Acceptable Discount”), if any. If the Company Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Company Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Company Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Company Party by the Acceptance Date, such Company Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)           Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by the Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the Classes of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Company Party at the Acceptable Discount in accordance with this Section 2.15(a)(v)(D). If the Company Party elects to accept any Acceptable Discount, then the Company Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Institution”). The Company Party will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Institution in the aggregate principal amount and of the Classes specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Institutions whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Institutions whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Institutions”) shall be made pro rata among the Identified Qualifying Institutions in accordance with the Offered Amount of each such Identified Qualifying Institution and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Company Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Classes to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Institution of the aggregate principal amount and the Classes of such Term Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Institution of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E) In connection with any Discounted Term Loan Prepayment, the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from a Company Party in connection therewith.

(F) If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, a Company Party shall prepay such Term Loans on the Discounted Prepayment Effective Date. The relevant Company Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Institutions, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. Local Time on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant Class of Term Loans on a pro-rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.15(a)(v) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Institutions, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective Applicable Percentage. The aggregate principal amount of the Classes of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Classes of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. In connection with each prepayment pursuant to this Section 2.15(a)(v), the relevant Company Party shall waive any right to bring any action against the Administrative Agent, in its capacity as such, in connection with any such Discounted Term Loan Prepayment.

(G) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.15(a)(v), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Parent Borrower.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.15(a)(v), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.15(a)(v) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.15(a)(v) as well as activities of the Auction Agent.

(J) Each Company Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Company Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.15(a)(v) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(b) Scheduled Repayments of Initial Term Loans. On each of the dates set forth below, the Parent Borrower shall repay the principal amount of the Initial Term Loans in the amount equal to the product of the percentage set forth opposite such date multiplied by the original principal amount of the Initial Term Loans, except that the payment due on the Initial Term Loan Maturity Date shall in any event be in the amount of the entire remaining principal amount of the outstanding Initial Term Loans (each such repayment, as the same may be reduced by reason of the application of prepayments pursuant to Sections 2.15(a) and (c), a “Scheduled Repayment”):

Date	Percentage of original principal amount of Initial Term Loans to be repaid
September 30, 2013	1.25%
December 31, 2013	1.25%
March 31, 2014	1.25%
June 30, 2014	1.25%
September 30, 2014	1.25%
December 31, 2014	1.25%
March 31, 2015	1.25%
June 30, 2015	1.25%
September 30, 2015	1.25%
December 31, 2015	1.25%
March 31, 2016	1.25%
June 30, 2016	1.25%
September 30, 2016	1.25%
December 31, 2016	1.25%
March 31, 2017	1.25%
June 30, 2017	1.25%
September 30, 2017	1.25%
December 31, 2017	1.25%
March 31, 2018	1.25%
Initial Term Loan Maturity Date	All unpaid principal and interest

In addition to the foregoing, the Borrowers shall pay to the Administrative Agent, for the account of the Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Sections 2.15(a), 2.15(c) and 2.18(d)) equal to the amount set forth for such date in the applicable Incremental Term Loan Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to the date of such payment. To the extent not previously paid, all Incremental Term Loans shall be due and payable on the applicable Maturity Date and all Revolving Loans shall be due and payable on the Revolving Facility Termination Date applicable to each Class of Revolving Commitments, together in each case with accrued and unpaid interest on the principal amount to be paid to the date of payment.

(c) Mandatory Payments. The Loans shall be subject to mandatory repayment or prepayment (in the case of any partial prepayment conforming to the requirements as to the amounts of partial prepayments set forth in Section 2.15(a) above) and the LC Outstandings shall be subject to cash collateralization requirements in accordance with the following provisions:

(i) Revolving Facility Termination Date. The entire principal amount of all outstanding Revolving Loans shall be repaid in full on the Revolving Facility Termination Date applicable to each Class of Revolving Commitments.

(ii) Loans Exceed the Commitments. If on any date (after giving effect to any other payments on such date) (A) the Aggregate Credit Facility Exposure exceeds the Total Credit Facility Amount, (B) the Revolving Facility Exposure of any Lender plus any Lender’s Applicable Percentage of the principal amount of Swing Loans outstanding would exceed such Lender’s Revolving Commitment, (C) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans exceeds the Total Revolving Commitment, or (D) the aggregate principal amount of Swing Loans outstanding exceeds the Swing Line Commitment, then, in the case of each of the foregoing, the Parent Borrower shall, before noon (Local Time) on the Business Day following such date, prepay the principal amount of Loans and, after Loans have been paid in full, Unpaid Drawings, in an aggregate amount at least equal to such excess.

(iii) LC Outstandings Exceed LC Commitment. If on any date the LC Outstandings exceed the LC Commitment Amount, then the applicable LC Obligor or the Parent Borrower shall, on such day, Cash Collateralize any LC Outstandings that have not previously been Cash Collateralized to the extent of such excess.

(iv) Excess Cash Flow. Within five (5) days after the date on which the Parent Borrower is required to deliver the audited consolidated financial statements of the Parent Borrower pursuant to Section 6.01(a) for each fiscal year of the Parent Borrower (such fifth day, the “Excess Cash Flow Sweep Date”), commencing with the first fiscal year of the Parent Borrower ended after the Closing Date (in the case of such first fiscal year ending after the Closing Date, with respect to each full fiscal quarter of such fiscal year ending after the Closing Date), the Parent Borrower shall prepay the principal of the Loans in an aggregate amount (the “Excess Cash Flow Prepayment Amount”) equal to (A) the percentage of the Excess Cash Flow for such fiscal year computed in accordance with the table set forth below based on the Leverage Ratio as of the end of such fiscal year, less (B) the sum of (1) the aggregate amount of any Loans prepaid pursuant to Section 2.15(a) (including any prepayments of Revolving Loans, to the extent any Revolving Commitments have been permanently reduced pursuant to Section 2.14(c) and to the extent not funded with proceeds from the incurrence of long-term indebtedness) during such fiscal year or during the period after such fiscal year but prior to the Excess Cash Flow Sweep Date (provided, that such amounts prepaid during the period after such fiscal year but prior to the Excess Cash Flow Sweep Date may not be deducted in calculating the Excess Cash Flow Prepayment Amount for the fiscal year during which such amounts were actually prepaid), with such amount to be applied as set forth in Section 2.15(d) below and (2) the aggregate amount of any Permitted Incremental Indebtedness and/or Permitted First Priority Refinancing Debt with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations prepaid pursuant to the terms described in the immediately following paragraph (including any prepayments of revolving loans constituting Permitted Incremental Indebtedness (to the extent such Permitted Incremental Indebtedness is secured by a first priority lien on the Collateral) or Permitted First Priority Refinancing Debt, to the extent any revolving commitments with respect thereto have been permanently reduced and, in each case, not funded with the proceeds of long-term Indebtedness), in the case of clause (B) during such fiscal year or during the period after such fiscal year but prior to the Excess Cash Flow Sweep Date (provided that such amounts prepaid during the period after such fiscal year but prior to the Excess Cash Flow Sweep Date may not be deducted in calculating the Excess Cash Flow Prepayment Amount for the fiscal year during which such amounts were actually prepaid), with such amount to be applied as set forth in Section 2.15(d) below:

Leverage Ratio	Percentage of Excess Cash Flow
Greater than 2.50 to 1.00	50%
Less than or equal to 2.50 to 1.00 but greater than 2.00 to 1.00	25%
Less than or equal to 2.00 to 1.00	0%

The Parent Borrower may use a portion of the Excess Cash Flow Prepayment Amount to prepay or repurchase Permitted Incremental Indebtedness and/or Permitted First Priority Refinancing Debt with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations to the extent any applicable document governing such Permitted Incremental Indebtedness and/or Permitted First Priority Refinancing Debt requires the issuer of such Indebtedness to prepay or make an offer to purchase such Indebtedness with the Excess Cash Flow Prepayment Amount, in each case in an amount not to exceed the product of (x) the amount of such Excess Cash Flow Prepayment Amount multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Permitted Incremental Indebtedness and/or Permitted First Priority Refinancing Debt with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations and with respect to which such a requirement to prepay or make an offer to purchase exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Incremental Indebtedness and/or Permitted First Priority Refinancing Debt and the outstanding principal amount of Term Loans hereunder.

(v) Certain Proceeds of Asset Sales and Events of Loss. If during any fiscal year any Credit Party has received cumulative Net Cash Proceeds during such fiscal year from one or more Asset Sales (including in connection with any Sale and Lease-Back Transaction to the extent related to property owned prior to the Closing Date) or Events of Loss of at least $3.0 million (with any unused amounts in any fiscal years being carried over to any future fiscal years to the extent that such amount shall not be greater than $4.5 million in any fiscal year) and immediately after giving Pro Forma Effect to such Asset Sales or Events of Loss, the Leverage Ratio is greater than 1.50 to 1.00, not later than the third Business Day following the date of receipt of any Net Cash Proceeds in excess of such amount, an amount equal to 100% of the Net Cash Proceeds then received in excess of such amount from any Asset Sale, Event of Loss or Sale and Lease-Back Transaction shall be applied as a mandatory prepayment of the Loans in accordance with Section 2.15(d) below; provided, that, so long as (A) the Parent Borrower or any of its Restricted Subsidiaries reinvests or commits to reinvest all or a portion of such Net Cash Proceeds in assets used in the business of the Credit Parties within three hundred sixty (360) days following the receipt thereof (the “Reinvestment Date”), (B) if so committed to be reinvested, such reinvestment is actually completed within 180 days after such Reinvestment Date and (C) no Event of Default has occurred and is continuing at the time of receipt of such Net Cash Proceeds, and no Specified Event of Default has occurred and is continuing at the time of proposed reinvestment (unless, in the case of such Event of Default, such reinvestment is made pursuant to a binding commitment entered into at a time when no such Event of Default occurred), no such prepayment shall be required in respect of the portion of such Net Cash Proceeds so reinvested. If at the end of the period specified above any portion of such Net Cash Proceeds has not been so reinvested, the Parent Borrower will make a prepayment of the Loans, to the extent required above. In the case of Net Cash Proceeds from Asset Sales, Events of Loss or Sale and Lease-Back Transaction, in each case solely to the extent with respect to any Collateral, the Borrowers may use a portion of such Net Cash Proceeds to prepay or repurchase Permitted Incremental Indebtedness and/or Permitted First Priority Refinancing Debt with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations to the extent any applicable document governing such Permitted Incremental Indebtedness or Permitted First Priority Refinancing Debt requires the issuer of such Indebtedness to prepay or make an offer to purchase such Indebtedness with the proceeds of such Asset Sale, Event of Loss or Sale and Lease-Back Transaction, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Permitted Incremental Indebtedness and/or Permitted First Priority Refinancing Debt with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations and with respect to which such a requirement to prepay or make an offer to purchase exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Incremental Indebtedness and/or Permitted First Priority Refinancing Debt and the outstanding principal amount of Term Loans hereunder.

(vi) Certain Proceeds of Indebtedness. Not later than the Business Day following the date of the receipt by any Credit Party or any Restricted Subsidiary of the Net Cash Proceeds from any sale or issuance of (A) any Indebtedness other than any Indebtedness permitted to be incurred pursuant to Section 7.03 or (B) any Credit Agreement Refinancing Indebtedness, in each case, after the Closing Date, the Parent Borrower will make a prepayment of the Loans in an amount equal to 100% of such Net Cash Proceeds in accordance with Section 2.15(d) below.

(vii) Specified Equity Contributions. Not later than the Business Day following the date of the delivery of the written direction of the Parent Borrower pursuant to Section 7.06(b) with respect to the Net Cash Proceeds from any Specified Equity Contribution, the Parent Borrower will make a prepayment of the Loans in an amount equal to 100% of such Net Cash Proceeds in accordance with Section 2.15(d) below.

(viii) Lender Declined Prepayments. Notwithstanding any other provision of this Section 2.15(c), each Lender holding Term Loans shall have the right to reject its pro rata portion of any mandatory prepayment pursuant to clauses (iv), (v) or (vi) (other than clause (B) thereof) above, in which case, such amounts (“Declined Amounts”) may be retained by the applicable Credit Party.

(d) Applications of Certain Prepayment Proceeds. Each prepayment required to be made pursuant to Sections 2.15(c)(iv) or (v) above shall be applied, first, as a mandatory prepayment of principal to the outstanding Classes of Term Loans as the Parent Borrower shall designate (provided that the Parent Borrower may not designate that any Term Loans other than the Initial Term Loans be repaid unless such prepayment is accompanied by a pro rata repayment of Initial Term Loans (or the Initial Term Loans have otherwise been paid in full)), with such amounts being applied to the scheduled installments thereof occurring within the next four (4) fiscal quarters in direct order of maturity, second, ratably to the remaining respective installments thereof, third, to Revolving Loans (without reducing Total Revolving Commitments), last, to cash collateralize Letters of Credit.  Each prepayment required to be made pursuant to Section 2.15(vi) above shall be applied as a mandatory prepayment of principal to the outstanding Classes of Term Loans as the Parent Borrower shall designate (provided that the Parent Borrower may not designate that any Term Loans other than the Initial Term Loans be repaid unless such prepayment is accompanied by a pro rata repayment of Initial Term Loans (or the Initial Term Loans have otherwise been paid in full)), or in the case of clause (B) thereof, to the Term Loans subject to such refinancing, with such amounts being applied on a pro rata basis.  Each prepayment required to be made pursuant to Section 2.15(c)(vii) shall be applied to scheduled installments of the Term Loans in inverse order of maturity.

(e) Particular Loans to be Prepaid. With respect to each repayment or prepayment of Loans made or required by this Section 2.15, the Parent Borrower shall designate the Types of Loans that are to be repaid or prepaid and the specific Borrowing(s) pursuant to which such repayment or prepayment is to be made. In the absence of a designation by the Parent Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Article III.

(f) Breakage and Other Compensation. Any prepayment made pursuant to this Section 2.15 shall be accompanied by any amounts payable in respect thereof under Section 3.04 hereof.

Section 2.16 Method and Place of Payment

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(a) Generally. All payments made by the Borrowers hereunder under any Note or any other Loan Document shall be made without setoff, counterclaim or other defense.

(b) Application of Payments. Except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, (i) all payments and prepayments of any Class of Revolving Loans and Unpaid Drawings with respect to Letters of Credit shall be applied by the Administrative Agent on a pro rata basis based upon each Lender’s Revolving Facility Percentage with respect to any applicable Class of the amount of such prepayment, (ii) all payments and prepayments of any Class of Term Loans shall be applied by the Administrative Agent to reduce the principal amount of the applicable Class of Term Loans made by each Lender with a Term Commitment with respect to any applicable Class, pro rata on the basis of their respective Term Commitments with respect to each applicable Class and (iii) all payments or prepayments of Swing Loans shall be applied by the Administrative Agent to pay or prepay such Swing Loans.

(c) Payment of Obligations. Except as specifically set forth elsewhere in this Agreement, all payments under this Agreement with respect to any of the Obligations shall be made to the Administrative Agent on the date when due and shall be made at the Payment Office in immediately available funds and shall be made in U.S. Dollars.

(d) Timing of Payments. Any payments under this Agreement that are made later than 3:00 p.m. (Local Time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(e) Distribution to Lenders. Upon the Administrative Agent’s receipt of payments hereunder, the Administrative Agent shall immediately distribute to each Lender or the applicable LC Issuer, as the case may be, its ratable share, if any, of the amount of principal, interest, and Fees received by it for the account of such Lender. Payments received by the Administrative Agent shall be delivered to the Lenders or the applicable LC Issuer, as the case may be, in U.S. Dollars in immediately available funds; provided, however, that if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Unpaid Drawings, interest and Fees then due hereunder then, except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, such funds shall be applied, first, towards payment of interest and Fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and Fees then due to such parties, and second, towards payment of principal and Unpaid Drawings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unpaid Drawings then due to such parties.

Section 2.17 Defaulting Lenders

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(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 2.17 or 11.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any LC Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the LC Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.17(a)(iv); fourth, as the Parent Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so reasonably determined by the Administrative Agent and the Parent Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the LC Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17(a)(iv); sixth, to the payment of any amounts owing to the Lenders, the LC Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the LC Issuers or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Parent Borrower or any Restricted Subsidiaries thereof pursuant to any Hedge Agreement with such Defaulting Lender or any Affiliate thereof as certified to the Administrative Agent (with a copy to such Defaulting Lender) by an Authorized Officer prior to the date of such payment; eighth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Parent Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Parent Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and ninth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Outstandings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Outstandings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Outstandings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Outstandings and Swing Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.17(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(A) Certain Fees. No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive LC Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.17(a)(iv).

(C) With respect to any Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Outstandings or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each LC Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such LC Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iii) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Outstandings and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Exposure of any Non-Defaulting Lender plus such Non-Defaulting Lender’s Applicable Percentage of the principal amount of Swing Loans outstanding to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv) Cash Collateral, Repayment of Swing Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, (x) first, prepay Swing Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the LC Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.17(a)(iv).

(b) Defaulting Lender Cure. If the Parent Borrower, the Administrative Agent and each Swing Line Lender and LC Issuer reasonably agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include reasonable arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.17(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Loans unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) no LC Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.18 Incremental Facilities

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(a) (a)               Parent Borrower shall have the right, but not the obligation, after the Closing Date, upon notice to the Administrative Agent (an “Incremental Borrowing Notice”), to incur one or more additional term loan facilities (each, an “Incremental Term Loan Facility”) or additional revolving facilities (each, an “Incremental Revolving Facility”), or one or more increases in the aggregate commitments under the Initial Revolving Facility (each, an “Incremental Revolving Increase”) (which may, with respect to any Incremental Revolving Facility or any Incremental Revolving Increase, at the election of Parent Borrower and with the consent of the LC Issuer, include a proportionate increase to the LC Commitment Amount and, with the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed), the Swing Line Commitment) (each, an “Incremental Initial Revolving Facility,” the loans thereunder, the “Incremental Initial Revolving Loans”) (and each of the foregoing, an “Incremental Facility” and collectively, the “Incremental Facilities”), in each case sharing in the Collateral (as defined below) on a pari passu or junior basis, in an aggregate amount of up to (x) $30.0 million minus the aggregate amount of Indebtedness incurred in reliance on clause (a)(x) of the definition of “Permitted Incremental Indebtedness,” plus (y) unlimited additional amounts so long as after giving effect to the incurrence of the Loans in respect of such Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments (assuming the full amount thereof is drawn) and/or Permitted Incremental Indebtedness incurred under Section 7.03(w) and after giving effect to any Specified Transaction that may be consummated in connection therewith, the Leverage Ratio (calculated on a Pro Forma Basis and provided that (A) all Permitted Incremental Indebtedness incurred under Section 7.03(w) shall also be included in such calculation for this purpose, whether or not it would otherwise be included and (B) the proceeds of the Incremental Facility being incurred shall not be netted against indebtedness for purposes of the calculation relating to such incurrence) shall not be greater than 3.00 to 1.00; provided that (a) no commitment of any Lender may be increased without the consent of such Lender, (b) no Event of Default exists after giving effect thereto (provided, however, that if the proceeds of such Incremental Facilities are used to finance a Permitted Acquisition or other Investment permitted by this Agreement (and costs reasonably related thereto), it shall only be required that no Specified Event of Default shall be continuing at the time of incurrence), (c) except in the case of an Incremental Facility the proceeds of which are used to finance a Permitted Acquisition or other permitted Investment, the Parent Borrower shall be in compliance with the covenant under Section 7.06(a), (d) any Incremental Facility that is an increase in the aggregate amount of the Initial Revolving Commitment shall be on the same terms and pursuant to the same documentation as the Initial Revolving Commitment, (e) the yield applicable to any Incremental Initial Revolving Facility shall be equal to the corresponding yield on the Initial Revolving Facility (calculated for such Incremental Initial Revolving Facility and Initial Revolving Facility inclusive of any original issue discount and/or upfront fee percentage paid to all Lenders, but exclusive of any arrangement, underwriting or similar fees); provided, that Parent Borrower may increase the pricing of the Initial Revolving Facility, without the consent of the Administrative Agent or any Lender, such that the foregoing is true, including increasing the Applicable Margin, the Commitment Fee, adding or increasing an existing “LIBOR Floor” (if applicable), and paying additional original issue discount and/or upfront fees, (f) in the case of any Incremental Revolving Facility, (i) such Incremental Revolving Facility shall have a final maturity no earlier than the Revolving Facility Termination Date then applicable to the Initial Revolving Facility and (ii) such Incremental Revolving Facility shall provide that (A) the borrowing and repayment (except for (1) payments of interest and fees at different rates on the Incremental Revolving Facility (and related outstandings), (2) repayments required upon the maturity date of the Incremental Revolving Facility and (3) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (C) below)) of Loans with respect to Incremental Revolving Credit Commitments after the effectiveness of such Incremental Revolving Facility shall be made on a pro rata basis with all other Revolving Credit Commitments on the date of effectiveness of such Incremental Revolving Facility, (B) subject to the provisions of Sections 2.04(e) and 2.05(h) to the extent dealing with Swing Loans and Letters of Credit which mature or expire after a maturity date when there exists Incremental Revolving Facilities with a longer maturity date, all Swing Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments on the effective date of such Incremental Revolving Facility (and except as provided in Section 2.04(e) and Section 2.05(h), without giving effect to changes thereto on an earlier maturity date with respect to Swing Loans and Letters of Credit theretofore incurred or issued), (C) Incremental Revolving Facilities may include provisions relating to swing line loans and/or letters of credit, as applicable, issued thereunder, which issuances shall be on terms substantially similar (except for the overall size of such subfacilities, the fees payable in connection therewith and the identity of the swing line lender and letter of credit issuer, as applicable, which shall be determined by the Parent Borrower, the lenders of such commitments and the applicable letter of credit issuers and swing line lenders and borrowing, repayment and termination of commitment procedures with respect thereto, in each case which shall be specified in the applicable Incremental Revolving Credit Assumption Agreement) to the terms relating to Swing Loans and Letters of Credit with respect to the Revolving Commitments or otherwise reasonably acceptable to the Administrative Agent and (D) assignments and participations of Incremental Revolving Commitments and Loans shall be governed by the same assignment and participation provisions, (g) the yield applicable to any Incremental Term Loan Facility or Incremental Revolving Facility shall not be more than 0.50% higher than the yield on the corresponding Initial Facility (calculated for both such Incremental Facility and the corresponding Initial Facility inclusive of any “LIBOR Floor” (if, applicable), original issue discount and/or upfront fees paid to all Lenders under such Initial Facility, but exclusive of any arrangement, underwriting or similar fee paid), unless the yield with respect to the applicable Initial Facility is increased by an amount equal to or greater than the difference between the yield with respect to the Incremental Facility and the corresponding yield on such Initial Facility minus 0.50% (for purposes of determining the difference in “yield” as to such Incremental Facility and the corresponding Initial Facility, yield shall be calculated by adding the difference with respect to such Incremental Facility and such corresponding Initial Facility of each of the following: (i) Applicable Revolving Loan Margin or Applicable Term Loan Margin, as applicable, (ii) “LIBOR floor”, which shall be equated to yield by taking the difference of (A) the “LIBOR floor” of such facility and (B) the 3-month Adjusted Eurodollar Rate as of a date ten (10) Business Days prior to the closing of such Incremental Facility and (iii) original issue discount and/or upfront fees, which shall be equated to yield by dividing such original issue discount and/or upfront fee percentage (as of the date such facility was funded, in each case), by four (4) (provided, that for purposes of calculating the yield related to the original issue discount and/or upfront fee percentage of the Incremental Facilities, if the Weighted Average Life to Maturity of the Incremental Facility is shorter than 4 years, the actual Weighted Average Life to Maturity), (h) the maturity of any Incremental Term Loan Facility shall not be earlier than the Latest Maturity Date of the Initial Term Loans, (i) the Weighted Average Life to Maturity of any Incremental Term Loan Facility shall not be shorter than that of the Initial Term Loan Facility, (j) the Incremental Term Loan Facility shall provide that such facility shall be prepaid with the proceeds of mandatory prepayment events on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) with other then outstanding Initial Term Loans, (k) the covenants, events of default and guarantees of such Incremental Term Loan Facility or Incremental Revolving Facility, if not consistent with the terms of the corresponding Initial Facility (A) shall be as mutually agreed upon between Parent Borrower and lenders providing such Incremental Facility and (B) shall not be more restrictive to Parent Borrower, when taken as a whole, than the terms of the corresponding Initial Facility unless (1) Lenders under the corresponding Initial Facility also receive the benefit of such more restrictive terms (without any consent being required) or (2) any such provisions apply after the Latest Maturity Date of the corresponding Initial Facility and (l) (x) Incremental Term Loan Facilities shall be requested in minimum amounts of $2.5 million or a higher multiple of $1.0 million and (y) Incremental Revolving Facilities shall be requested in minimum amounts of $1.0 million or a higher multiple of $1.0 million. The proceeds of each Incremental Facility may be used to finance working capital needs, for general corporate purposes and to finance any transactions permitted by this Agreement. The commitments in respect of any Incremental Facilities may be denominated in U.S. Dollars and/or other currencies as agreed among Parent Borrower, the Administrative Agent and the lenders providing such Incremental Facilities. Each Incremental Borrowing Notice shall set forth (i) the amount of the Incremental Term Loan Commitments or Incremental Revolving Credit Commitments being requested, (ii) the date on which such Incremental Term Loan Commitments or Incremental Revolving Credit Commitments are requested to become effective (which shall not be less than five (5) Business Days nor more than sixty (60) days after the date of Incremental Borrowing Notice, unless otherwise agreed to by the Administrative Agent) and (iii) whether such Incremental Term Loan Commitments, if any, are to be Term Commitments or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”).

(b) Any Borrower may seek Incremental Term Loan Commitments and Incremental Revolving Credit Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Incremental Term Lenders and/or Incremental Revolving Credit Lenders, as applicable, in connection therewith. The applicable Borrower, each Incremental Term Lender and the Administrative Agent shall execute and deliver an Incremental Term Loan Assumption Agreement having terms and conditions consistent with the terms of this Section 2.18. The Incremental Term Loan Assumption Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents that are consistent with and to the extent necessary, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the provisions of this Section 2.18. The Borrowers, each Incremental Revolving Credit Lender and the Administrative Agent and, the Swing Line Lender and each LC Issuer, to the extent their consent is required by this Section 2.18 or such consent would be required under Section 11.12(b) for an assignment of Loans or Commitments, as applicable, to such Additional Lender, shall execute and deliver an Incremental Revolving Credit Assumption Agreement having terms and conditions consistent with the terms of this Section 2.18. Each Incremental Term Loan Assumption Agreement and Incremental Revolving Credit Assumption Agreement shall specify the terms of the Incremental Term Loans, Incremental Revolving Loans or Incremental Initial Revolving Loans, as applicable, to be made thereunder, consistent with the provisions set forth in Section 2.18(a). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement and Incremental Revolving Credit Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement or Incremental Revolving Credit Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment or Incremental Revolving Credit Commitment, as applicable, or otherwise to effect the provisions of this Section 2.18, notwithstanding any requirements of Section 11.12. Any such deemed amendment may be memorialized in writing by the Administrative Agent and the Borrowers and furnished to the other parties hereto.

(c) Upon each Incremental Revolving Increase, each Lender with a Revolving Commitment of such Class immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Facility Increase (each, an “Incremental Initial Revolving Facility Lender”) in respect of such increase, and each such Incremental Initial Revolving Facility Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swing Loans held by each Lender with a Revolving Commitment of such Class (including each such Incremental Initial Revolving Facility Lender) will equal the percentage of the aggregate Revolving Commitments of such Class of all Lenders represented by such Lender’s Revolving Commitment of such Class. If, on the date of such increase, there are any Revolving Loans of such Class outstanding, such Revolving Loans shall on or prior to the effectiveness of such Incremental Revolving Increase be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Revolving Commitments of such Class), which prepayment shall be accompanied by accrued interest on the Revolving Loans of such Class being prepaid and any costs incurred by any Lender in accordance with Section 3.04. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(d) Upon each provision of an Incremental Revolving Facility, each Lender with a Revolving Commitment immediately prior to the providing of such Incremental Revolving Facility will automatically and without further act be deemed to have assigned to each Lender providing a portion of such Incremental Revolving Facility in respect of such provision, and each such Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swing Loans such that, after giving effect to such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (x) participations hereunder in Letters of Credit and (y) participations hereunder in Swing Loans held by each Lender with a Revolving Commitment and each Lender with an Incremental Revolving Facility will equal the percentage of the aggregate Revolving Commitments and aggregate commitments under the Incremental Revolving Facilities of all Lenders represented by such Lender’s Revolving Commitment and such Lender’s commitment under the Incremental Revolving Facility, as applicable. If, on the date of the providing of such Incremental Revolving Facility, there are any Revolving Loans outstanding, such Revolving Loans shall, on or prior to the effectiveness of such Incremental Revolving Facility, be prepaid from the proceeds of the Incremental Revolving Loans made hereunder (reflecting such commitments under the Incremental Revolving Facility), which prepayment shall be accompanied by accrued and unpaid interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.04. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(e) Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Credit Commitment shall become effective under this Section 2.18 unless the Administrative Agent shall have received (i) a customary legal opinion covering the enforceability of the Incremental Term Loan Assumption Agreement or Incremental Revolving Credit Assumption Agreement and other customary matters, (ii) customary reaffirmations and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Incremental Term Loans, the Incremental Initial Revolving Loans or the Incremental Revolving Loans, as applicable, are provided with the benefit of the applicable Loan Documents and (iii) board resolutions and other closing certificates and documentation to the extent reasonably requested by the Administrative Agent.

(f) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis, and the Borrowers agree that Section 3.04 shall apply to any conversion of Eurodollar Loans to Base Rate Loans reasonably required by the Administrative Agent to effect the foregoing. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments set forth in Section 2.15(b) required to be made after the making of such Incremental Term Loans shall be ratably increased to account for the aggregate principal amount of such Incremental Term Loans.

(g) This Section 2.18 shall supersede any provisions in Sections 2.16 or 11.12 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.18 may be amended with the consent of the Required Lenders.

Section 2.19 Amend and Extend Transactions

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(a) At any time after the Closing Date, the Borrowers and any Lender (any such Lender, an “Extending Lender”) may agree, by notice to the Administrative Agent for further distribution to the Lenders (each such notice, an “Extension Notice”), to extend (an “Extension”) the maturity date of such Lender’s Revolving Commitments of a Class (which term, for purposes of this provision, shall also include any Class of Revolving Commitments outstanding hereunder pursuant to a previous amend and extend transaction pursuant to the terms of this Section 2.19 (the “Existing Revolving Commitment Class” and the Revolving Loans thereunder, the “Existing Revolving Loans”) and/or Term Loans of a Class (which term, for purposes of this provision, shall also include any term loans outstanding hereunder pursuant to a previous amend and extend transaction pursuant to the terms of this Section 2.19 or any Class of Incremental Term Loans) (the “Existing Term Loan Class”) to the extended maturity date specified in such Extension Notice and Extension Amendment (each tranche of Revolving Commitments and each tranche of Term Loans so extended, in each case as well as the original Revolving Commitments and Term Loans not so extended, being deemed a separate Class; any Extended Term Loans shall constitute a separate Class of Term Loans from the Class of Term Loans from which they were converted; any Extended Revolving Credit Commitments shall constitute a separate Class of Revolving Commitments from the Class of Revolving Commitments from which they were converted; any Class of Term Loans the maturity of which shall have been extended pursuant to this Section 2.19, “Extended Term Loans”; and any Class of Revolving Commitments the maturity of which shall have been extended pursuant to this Section 2.19, “Extended Revolving Credit Commitments”); provided, that (i) the Parent Borrower shall have offered to all Lenders under the applicable Credit Facility that is the subject of the proposed Extension the opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions to each such Lender (each such offer, an “Extension Offer”), (ii) except as to interest rates, rate floors, fees, original issue discounts, premiums, final maturity date (subject to the following clause (vi) and, in the case of Extended Term Loans, optional and mandatory prepayments (including call protection and prepayment premiums) and scheduled amortization) (which, subject to the following clause (vi)), shall be determined by the Parent Borrower and set forth in the applicable Extension Offer), the Extended Revolving Credit Commitments or Extended Term Loans shall have the same terms as the Class or Class of Revolving Commitments or Term Loans that was the subject of the Extension Notice; provided that the Extension Offer and/or Extension Amendment may provide for other covenants and terms that apply to any period after the Latest Maturity Date then in effect, (iii) any Extended Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments or commitment reductions hereunder, as specified in the applicable Extension Offer, (iv) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Commitments, as applicable, offered to be extended by the Parent Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Commitments, as applicable, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (v) all documentation in respect of such Extension Offer (including any Extension Notice any amendment to this Agreement implementing the terms of such Extension Offer (each such amendment, an “Extension Amendment”)) shall be consistent with the foregoing, (vi) the interest rates, rate floors, fees, original issue discounts, premiums, final maturity date, optional and mandatory prepayments and scheduled amortization (subject to the limitations set forth in clause (ii) of this Section 2.19) applicable to any Extended Term Loans or Extended Revolving Credit Commitments shall be determined by the Parent Borrower and the lenders providing such Extended Term Loans or Extended Revolving Credit Commitments, as applicable; provided that Extended Term Loans and Extended Revolving Credit Commitments shall not have a shorter Weighted Average Life to Maturity, or more favorable mandatory prepayment and commitment reduction provision, than the Credit Facilities subject to such extension and (vii) all Borrowings under the applicable Revolving Commitments (i.e., the Existing Revolving Commitment Class and the Extended Revolving Credit Commitments of the applicable Extension Series) and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) and (II) repayments required upon the Maturity Date of the non-extending Revolving Commitments). In connection with any such Extension, the Parent Borrower and the Administrative Agent, with the approval of the Extending Lenders of the applicable Extension Series, may effect such amendments (including any Extension Amendment) to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to implement the terms of any such Extension Offer, including any amendments necessary to establish new Classes, tranches or sub-tranches in respect of the Revolving Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Parent Borrower in connection with the establishment of such new tranches or sub-tranches (including to preserve the pro rata treatment of the extended and non-extended tranches and to provide for the reallocation of LC Outstandings, Swing Loans and Swing Loan Participations upon the expiration or termination of the commitments under any tranche or sub-tranche), in each case on terms not inconsistent with this Section 2.19. Any Extension of the Revolving Commitments shall require the consent of any LC Issuer and any Swing Line Lender to the extent that such Extension provides for issuance of Letters of Credit by such LC Issuer or the Borrowing of Swing Loans from such Swing Lender at any time during such extended period. Notwithstanding the conversion of any Existing Revolving Commitment Class into an Extended Revolving Credit Commitment, such Extended Revolving Credit Commitment shall be treated identically to the Existing Revolving Credit Commitment Class of the applicable Extension Series for purposes of the obligations of a Revolving Lender in respect of Swing Loans under Section 2.04(a) and Letters of Credit under Section 2.05, except that the applicable Extension Amendment may provide that the Swing Line Maturity Date and/or the last day for issuing Letters of Credit may be extended and the related obligations to make Swing Loans and issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Amendment) so long as the applicable Swing Line Lender and/or the applicable LC Issuer, as applicable, have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(b) Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Term Loan Class or Existing Revolving Commitment Class is converted to extend the related scheduled maturity date(s) in accordance with paragraph (a) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date), and (II) in the case of the existing Revolving Commitments of each Extending Lender under the applicable Extension Series, the aggregate principal amount of such Existing Revolving Commitment Class shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted by such Lender on such date, and the aggregate principal amount of such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Existing Revolving Commitment Class of the applicable Extension Series and from any other Existing Revolving Credit Commitment Classes (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Existing Revolving Loans of any Extending Lender are outstanding under the Existing Revolving Commitment Class of the applicable Extension Series, such Existing Revolving Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Credit Loans (and related participations) in the same proportion as such Extending Lender’s commitment under the Existing Revolving Commitment Class of the applicable Extension Series to Extended Revolving Credit Commitments.

(c) With respect to all Extensions consummated by the Parent Borrower pursuant to this Section 2.19, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.15 and (ii) any Extension Offer is required to be in a minimum amount of $2.5 million in the case of Term Loans or $1.0 million in the case of Revolving Commitments. In the event that the aggregate amount of Term Loans, Revolving Commitments and Incremental Revolving Commitments (and any earlier extended Extended Revolving Credit Commitments) subject to Extension Notice exceeds the amount of Extended Term Loans and/or Extended Revolving Commitments, as applicable, requested by the Parent Borrower, Term Loans, Revolving Commitments and Incremental Revolving Commitments (and any earlier extended Extended Revolving Credit Commitments) subject to Extension Notices shall be converted to Extended Term Loans and/or Extended Revolving Commitments, as applicable, on a pro rata basis based on the amount of Term Loans, Revolving Commitments and Incremental Revolving Commitments (and any earlier extended Extended Revolving Credit Commitments) included in each such Extension Notice or as may be otherwise agreed to in the applicable Extension Amendment. The Parent Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Parent Borrower’s sole discretion and may be waived by the Parent Borrower) of Term Loans or Revolving Commitments of any or all applicable tranches accept the applicable Extension Offer.

(d) In connection with any Extension, the Parent Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.19.

(e) In connection with any Extension Amendment, the Parent Borrower shall deliver (i) an opinion of counsel reasonably acceptable to the Administrative Agent (x) as to the enforceability of such Extension Amendment, the Agreement as amended thereby, and such other Loan Documents as reasonably agreed by the Parent Borrower and the Administrative Agent and (y) to the effect that such Extension Amendment, including the Extended Term Loans and/or Extended Revolving Credit Commitments, as applicable, provided for therein, does not breach or cause a default under the terms and provisions of Section 11.12 of this Agreement, (ii) customary reaffirmations and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Extended Term Loans and/or Extended Revolving Credit Commitments, as applicable, are provided with the benefit of the applicable Loan Documents and (iii) board resolutions and other closing certificates and documentation to the extent reasonably requested by the Administrative Agent.

(f) In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given Extension Series or the Extended Revolving Credit Commitments of a given Extension Series, in each case to a given Lender was incorrectly determined as a result of manifest administrative error, then the Administrative Agent, the Parent Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Credit Documents (each, a “Corrective Extension Amendment”) within fifteen (15) days following the effective date of the applicable Extension Amendment, as the case may be, which Corrective Extension Amendment shall (i) provide for the conversion and extension of Term Loans under the Existing Term Loan Class or Existing Revolving Credit Commitments (and related Revolving Credit Exposure), as the case may be, in such amount as is required to cause such Lender to hold Extended Term Loans or Extended Revolving Credit Commitments (and related Revolving Credit Exposure) of the applicable Extension Series into which such other Term Loans or Revolving Commitments were initially converted, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Amendment, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Parent Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Amendment described in Section 2.19(a)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.19(a).

(g) This Section 2.19 shall supersede any provisions in Section 2.16 or 11.12 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.19 may be amended with the consent of the Required Lenders; provided that no such amendment shall require any Lender to provide any Extended Loans without such Lender’s consent.

Section 2.20 Refinancing Amendments

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(a) The Borrowers may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor that agrees to provide any portion of Refinancing Term Loans, Refinancing Term Loan Commitments, Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments pursuant to a Refinancing Amendment in accordance with this Section 2.20 (each, an “Additional Refinancing Lender”) (provided that (i) the Administrative Agent, each Swing Line Lender and each LC Issuer shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Refinancing Lender’s making such Refinancing Term Loans, Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments to the extent such consent, if any, would be required under the definition of “Eligible Assignee” for an assignment of Loans or Revolving Commitments, as applicable, to such Lender or Additional Refinancing Lender, (ii) with respect to Refinancing Term Loans, any Additional Refinancing Lender providing an Refinancing Term Loans shall be subject to the same restrictions set forth in Section 11.06(g) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans and (iii) Affiliated Lenders may not provide Refinancing Revolving Credit Commitments), Credit Agreement Refinancing Indebtedness in the form of (i) Refinancing Term Loans or Refinancing Term Loan Commitments in respect of all or any portion of any Class of Term Loans then outstanding under this Agreement (which for purposes of this clause (i) will be deemed to include any then outstanding Refinancing Term Loans) or (ii) Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments in respect of all or any portion of any Class of Revolving Loans (and the Unused Revolving Commitments with respect to such Class of Revolving Loans) then outstanding under this Agreement (which for purposes of this clause (ii) will be deemed to include any then outstanding Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans), in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (A) will rank pari passu in right of payment and of security with the other Loans and Commitments hereunder, (B) will have such pricing (including interest rates, rate floors, fees, original issue discounts, premiums) and optional prepayment terms as may be agreed by the Parent Borrower and the Lenders thereof and (C) will have terms and conditions that are otherwise consistent with the applicable requirements set forth in the definition of “Credit Agreement Refinancing Indebtedness.”

(b) Notwithstanding anything to the contrary in this Section 2.20 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Refinancing Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the Refinancing Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Refinancing Revolving Credit Commitments after the date of obtaining any Refinancing Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Commitments, (2) subject to the provisions of Section 2.04(e) and Section 2.05(h) to the extent dealing with Swing Loans and Letters of Credit which mature or expire after a maturity date when there exist Refinancing Revolving Credit Commitments with a longer maturity date, all Swing Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Commitments (and except as provided in Section 2.04(e) and Section 2.05(h), without giving effect to changes thereto on an earlier maturity date with respect to Swing Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Loans with respect to, and termination of, Refinancing Revolving Credit Commitments after the date of obtaining any Refinancing Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Commitments, except that the Borrowers shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Refinancing Revolving Credit Commitments and Refinancing Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans.

(c) Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.20 shall be in an aggregate principal amount that is either (a) sufficient to Refinance the entire outstanding amount of the applicable Class of Loans and/or Commitments being Refinanced pursuant to this Section 2.20 or (b) not less than (x) $2.5 million in the case of Refinancing Term Loans an integral multiple of $1.0 million in excess thereof and (y) $1.0 million in the case of Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans and an integral multiple of $1.0 million in excess thereof. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Parent Borrower, or the provision to the Parent Borrower of Swing Loans, pursuant to any Refinancing Revolving Credit Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swing Loans under the Class of Revolving Commitments to be refinanced; provided that terms relating to pricing, fees or premiums may vary to extent otherwise permitted by this Section 2.20 and set forth in such Refinancing Amendment. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of the following conditions, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates reasonably satisfactory to the Administrative Agent and (ii) reaffirmations and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.

(d) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Refinancing Term Loans, Credit Loans, Refinancing Revolving Credit Commitments and/or Refinancing Term Loan Commitments, (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of Section 11.12(h), and (iii) effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the provisions of this Section 2.20, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(e) This Section 2.20 shall supersede any provisions in Section 2.16 or 11.12 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.20 may be amended with the consent of the Required Lenders. No Lender shall be under any obligation to provide any Refinancing Term Loan Commitment or Refinancing Revolving Credit Commitment unless such Lender executes a Refinancing Amendment.

ARTICLE III.

INCREASED COSTS, ILLEGALITY AND TAXES

Section 3.01 Increased Costs

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(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate) or any LC Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes which are indemnified under Section 3.02, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Other Connection Taxes imposed or based on net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any LC Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such LC Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, LC Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, LC Issuer or other Recipient, the applicable Borrower will pay to such Lender, LC Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, LC Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered as provided in paragraph (c) of this Section 3.01.

(b) Capital Requirements. If any Lender or LC Issuer determines that any Change in Law affecting such Lender or LC Issuer or any lending office of such Lender or such Lender’s or LC Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or LC Issuer’s capital or on the capital of such Lender’s or LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by any LC Issuer, to a level below that which such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or LC Issuer’s policies and the policies of such Lender’s or LC Issuer’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company for any such reduction suffered as provided in paragraph (c) of this Section 3.01.

(c) Certificates for Reimbursement. A certificate of a Lender or LC Issuer setting forth the amount or amounts necessary to compensate such Lender or LC Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 3.01 and delivered to the Parent Borrower, shall be conclusive absent manifest error. Any such certificate shall include the certification of an officer of such Lender or LC Issuer that such costs are not being imposed on the applicable Borrower disproportionately in comparison with other similarly situated borrowers. The applicable Borrower shall pay such Lender or LC Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or LC Issuer to demand compensation pursuant to this Section 3.01 shall not constitute a waiver of such Lender’s or LC Issuer’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender or LC Issuer pursuant to this Section 3.01 for any increased costs incurred or reductions suffered if the Lender does not provide notice of such request more than one hundred eighty (180) days after such Lender has knowledge (or should have had knowledge) of the occurrence or event giving rise to such increased costs or reductions (except that, if the Change in Law constituting the occurrence or event giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.02 Taxes

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(a) LC Issuer. For purposes of this Section 3.02, the term “Lender” includes any LC Issuer.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by any applicable withholding agent, then the applicable withholding agent shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.02) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Parent Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.02) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the relevant Credit Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e) with notice to the respective Lenders as to the nature and amount of such set off.

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 3.02, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Parent Borrower and the Administrative Agent, at the time or times reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Parent Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Parent Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification and deliver to the Parent Borrower and the Administrative Agent any new documentation reasonably requested by the Borrowers or the Administrative Agent or promptly notify the Parent Borrower and the Administrative Agent in writing of its legal inability to do so. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.02(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Notwithstanding any other provision of this Section 3.02(g), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(ii) Without limiting the generality of the foregoing,

(A) each Lender that is a U.S. Person shall deliver to the Parent Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), two duly executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) each Foreign Lender shall deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), whichever of the following is applicable:

(i) two duly executed originals of IRS Form W-8BEN claiming the benefits of an income tax treaty to which the United States is a party;

(ii) two executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that (A) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Parent Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Foreign Lender (a “U.S. Tax Compliance Certificate”) and (y) two duly executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Parent Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Parent Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.02 (including by the payment of additional amounts pursuant to this Section 3.02), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.02 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 3.02 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.03 Mitigation Obligations; Replacement of Lenders

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(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.01, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.02, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.02, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.01, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.02 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.03(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 or Section 3.02) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Parent Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Outstandings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.01 or payments required to be made pursuant to Section 3.02, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 3.04 Breakage Compensation

. The Borrowers shall compensate each Lender (including the Swing Line Lender), upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, costs, expenses and liabilities (including, without limitation, any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans or Swing Loans) which such Lender actually sustains in connection with any of the following: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Eurodollar Loans or Swing Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Continuation or Conversion (whether or not withdrawn by the Parent Borrower or deemed withdrawn); (ii) if any repayment, prepayment, Conversion or Continuation of any Eurodollar Loan occurs on a date that is not the last day of an Interest Period applicable thereto or any Swing Loan is paid prior to the Swing Loan Maturity Date applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Parent Borrower; (iv) as a result of an assignment by a Lender of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto pursuant to a request by the Parent Borrower pursuant to Section 3.03(b); or (v) as a consequence of (y) any other default by the Borrowers to repay or prepay any Eurodollar Loans when required by the terms of this Agreement or (z) an election made pursuant to Section 3.03(b). The written request of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.04 shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such request within ten (10) Business Days after receipt thereof.

ARTICLE IV.

CONDITIONS PRECEDENT

Section 4.01 Conditions Precedent at Closing Date

. The obligation of the Lenders to make Loans, and of any LC Issuer to issue Letters of Credit, is subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

(a) Credit Agreement. This Agreement shall have been executed and delivered by the Parent Borrower, the Administrative Agent, each LC Issuer and each of the Lenders.

(b) Notes. The Parent Borrower shall have executed and delivered to the Administrative Agent the appropriate Note or Notes for the account of each Lender that has requested the same at least five (5) Business Days in advance of the Closing Date.

(c) Guaranty. The Guarantors shall have duly executed and delivered the Guaranty.

(d) Security Documents. The Credit Parties shall have duly executed and delivered to the Administrative Agent:

(i) the Security Documents;

(ii) a Perfection Certificate; and

(iii) the Intercompany Note.

(e) Corporate Resolutions and Approvals. The Administrative Agent shall have received certified copies of the resolutions of the Board of Directors (or similar governing body) of each Credit Party evidencing corporate approval of the Transactions.

(f) Incumbency Certificates. The Administrative Agent shall have received a secretary’s certificate of each Credit Party reasonably acceptable to the Administrative Agent which include certification of the names and true signatures of the officers of such Credit Party authorized to sign the Loan Documents to which such Credit Party is a party.

(g) Opinion of Counsel. The Administrative Agent shall have received the following executed legal opinions:

           (i)           the legal opinion of Simpson Thacher & Bartlett LLP; and

           (ii)           the legal opinion of Hill, Ward & Henderson, P.A.;

each of which shall be addressed to the Administrative Agent and the Lenders and dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent.

(h) Recordation of Security Documents, Delivery of Collateral, Taxes, etc. Subject to Section 6.14, the Security Documents, and/or proper UCC financing statements or other notices in respect thereof, shall have been delivered to the Administrative Agent and shall be in proper form for recording, publishing or filing in such manner and in such places as is required by law to create, perfect, preserve and protect the rights, Liens and security interests in the Collateral of the Secured Creditors and all Collateral items required to be physically delivered to the Collateral Agent under the Security Documents shall have been so delivered, accompanied by any appropriate instruments of transfer, and all taxes, fees and other charges then due and payable in connection with the execution, delivery, recording, publishing and filing of such instruments and the issuance of the Obligations and the delivery of the Notes shall have been paid in full.

(i) Evidence of Insurance. The Administrative Agent shall have received insurance certificates, with confirming endorsements, naming the Administrative Agent, on behalf of the Lenders, as loss payee or mortgagee, as their interest may appear, on all property damage policies and as an “additional insured” on all third party liability policies, except professional liability.

(j) Corporate Charter and Good Standing Certificates. The Administrative Agent shall have received certified copies of the bylaws, partnership agreement, limited liability company agreement or other applicable governing documents, of each Credit Party, and a good standing certificate from the Secretary of State of the state of incorporation or formation, as the case may be, dated as of a recent date, listing and attaching all charter documents affecting each Credit Party and certifying as to the good standing of such Credit Party (but only if the concept of good standing exists in the applicable jurisdiction).

(k) Financial Statements. The Arrangers shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Parent Borrower and its consolidated Subsidiaries for the fiscal year ended December 31, 2012, which financial statements will be audited in accordance with generally accepted accounting principles, (ii) unaudited consolidated balance sheets, related statements of income and related statements of cash flows of the Parent Borrower and its consolidated Subsidiaries for the fiscal quarter ended March 31, 2013 and (iii) a pro forma consolidated balance sheet of Parent Borrower, and related pro forma consolidated statements of income of Parent Borrower, in each case, calculated using the most recent financial statements delivered pursuant to the above, prepared after giving effect to the Transactions.

(l) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form attached hereto as Exhibit D, dated as of the Closing Date, and executed by a Financial Officer of the Parent Borrower.

(m) Payment of Outstanding Indebtedness, etc. The Administrative Agent shall have received evidence that prior to or substantially concurrent with the funding of the Loans on the Closing Date, the Closing Date Refinancing shall have occurred.

(n) No Material Adverse Effect. Since December 31, 2012, there shall not have been a Material Adverse Effect.

(o) Know Your Customer Information. The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “Know Your Customer” and anti-money laundering rules and regulations, including the Patriot Act; provided that any requests for such information shall have been received by the Parent Borrower at least ten (10) Business Days prior to the Closing Date.

(p) Closing Certificate. The Lenders and the Administrative Agent shall have received a Closing Certificate from an Authorized Officer.

(q) Payment of Fees. The Administrative Agent shall have received all fees in the amounts previously agreed in writing to be received on the Closing Date and all expenses in the amounts previously agreed in writing to be received on the Closing Date for which invoices have been presented at least one (1) Business Day prior to the Closing Date shall have been paid.

Without limiting the generality of the requirements of Section 6.12, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the borrowing on the Closing Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such borrowing.

Section 4.02 Conditions Precedent to All Credit Events

. The obligations of the Lenders, the Swing Line Lender and each LC Issuer to make or participate in each Credit Event is subject, at the time thereof, to the satisfaction of the following conditions:

(a) Notice. The Administrative Agent (and in the case of subpart (ii) below, the applicable LC Issuer) shall have received, as applicable, (i) a Notice of Borrowing meeting the requirements of Section 2.08(b) with respect to any Borrowing (other than a Continuation or Conversion) and (ii) an LC Request meeting the requirements of Section 2.05(b) with respect to each LC Issuance.

(b) No Default; Representations and Warranties. At the time of each Credit Event and immediately after giving effect thereto, (i) there shall exist no Default or Event of Default; provided that with respect to any Credit Event with respect to Incremental Facilities or a Refinancing Amendment, the proceeds of which are used to finance a Permitted Acquisition or other Investment permitted by this Agreement, the references to Default or Event of Default in this Section 4.02(b) shall be deemed to refer solely to a Specified Event of Default and (ii) all representations and warranties of the Credit Parties contained herein or in the other Loan Documents shall be true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier specified date or period, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made or for the respective period, as the case may be; provided that with respect to any Incremental Facilities incurred pursuant to Section 2.18 or a Refinancing Amendment, the proceeds of which are used to finance a Permitted Acquisition or other Investment permitted by this Agreement, the representations and warranties in this Section 4.02(b) shall be deemed to refer solely to the Specified Representations and the Specified Purchase Agreement Representations (in each case pursuant to the terms thereof) as a result of the breach of one or more of such representations in such acquisition agreement (it being understood and agreed that, to the extent any of the Specified Representations are qualified or subject to “material adverse effect” (or equivalent term defined in the acquisition, merger or similar agreement in connection with such Permitted Acquisition or other Investment), for purposes of the making of such Specified Representations as of the closing date of such Permitted Acquisition or Investment, the definition of “material adverse effect” (or equivalent term), shall be qualified by the same exceptions and qualifications that apply to the definition of “closing date material adverse effect” (or equivalent term defined in the acquisition, merger or similar agreement in connection with such Permitted Acquisition or Investment)).

Each Notice of Borrowing submitted by a Borrower after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(b) (or, in the case of a Borrowing Notice for an Incremental Facility, the conditions specified in the provisos in clauses (i) and (ii) of Section 4.02(b)) have been satisfied on and as of the date of the applicable Credit Event.

Notwithstanding the foregoing, Revolving Loans, issuances of Letters of Credit or Swing Line Loans shall not be available during the Specified Contribution Period until such time as the Specified Equity Contribution has been made.

Section 4.03 Credit Events to Additional Borrowers.

The obligations of the Lenders and the Swing Line Lender to honor any initial request for a Loan by an Additional Borrower or of any LC Issuer to honor any initial request for a Letter of Credit by each Additional Borrower is subject to the satisfaction of the following further conditions precedent:

(a) the Administrative Agent shall have received a customary opinion of counsel for such Additional Borrower reasonably acceptable to the Administrative Agent and covering such matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request;

(b) the Administrative Agent shall have received all documents which it may reasonably request relating to the existence of such Additional Borrower, its corporate authority for and the validity of its entry into its Additional Borrower Agreement, this Agreement, any other Loan Document and any amendments to the Loan Documents contemplated by Section 1.08, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent; and

(c) each of the Additional Borrowers (except to the extent such Borrower is an Excluded Subsidiary pursuant to Clause (f) of such definition) shall have (i) jointly and severally guaranteed to the Administrative Agent and each of the holders of the Obligations the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) by executing a supplement to the Guaranty in the form of Exhibit I attached thereto and (ii) taken all actions necessary to create and perfect a security interest in its assets (other than any Excluded Collateral) for the benefit of the Secured Creditors in accordance with Section 6.10, unless a security interest in the assets (other than Excluded Collateral) of such Additional Borrower has already been created and perfected.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent, the Lenders and each LC Issuer to enter into this Agreement and to make the Loans and to issue and to participate in the Letters of Credit provided for herein, each of the Borrowers makes the following representations and warranties to, and agreements with, the Administrative Agent, the Lenders and each LC Issuer, all of which shall survive the execution and delivery of this Agreement and each Credit Event:

Section 5.01 Organization Status and Qualification

. Each Credit Party and each Restricted Subsidiary that is a Material Subsidiary (i) is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, in good standing or in full force and effect under the laws of the jurisdiction of its formation, (ii) has the corporate, partnership or limited liability company power and authority, as applicable, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (iii) has duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified or authorized except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization and Enforceability

. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is party. Each Credit Party has duly executed and delivered each Loan Document to which it is party and each Loan Document to which it is party constitutes the legal, valid and binding agreement and obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 5.03 Applicable Law, Contractual Obligations and Organizational Documents

. Neither the execution, delivery and performance by any Credit Party of the Loan Documents to which it is party nor compliance with the terms and provisions thereof (i) will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority applicable to such Credit Party or its properties and assets (including, without limitation, healthcare regulatory laws), except as would not reasonably be expected to have a Material Adverse Effect, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than the Liens created pursuant to the Security Documents or Liens otherwise permitted hereunder) upon any of the property or assets of such Credit Party pursuant to the terms of any contract, except as would not reasonably be expected to have a Material Adverse Effect or (iii) will breach any provision of the Organizational Documents of such Credit Party.

Section 5.04 Governmental Approvals

. Except as would not reasonably be expected to result in a Material Adverse Effect, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to (i) the execution, delivery and performance by any Credit Party of any Loan Document to which it is a party or any of its obligations thereunder or (ii) the legality, validity, binding effect or enforceability of any Loan Document to which any Credit Party is a party, except the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by the Security Documents.

Section 5.05 Litigation

. There are no actions, suits or proceedings pending or, to the knowledge of any Authorized Officer, threatened in writing with respect to any Credit Party or any of their respective Subsidiaries (i) that have had, or would reasonably be expected to have, a Material Adverse Effect, or (ii) as of the Closing Date, that question the validity or enforceability of any Loan Documents.

Section 5.06 Use of Proceeds; Margin Regulations

.

(a) The proceeds of the Initial Term Loans shall be used to finance the Transactions.

(b) The proceeds of Borrowings under the Initial Revolving Facility shall be used to finance the Parent Borrower’s and its Restricted Subsidiaries’ working capital needs (including to replace or provide credit support for any existing letters of credit), general corporate purposes and certain costs in connection with the Transactions.

(c) No part of the proceeds of any Credit Event will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than 25% of the value of the assets of the Parent Borrower or of the Parent Borrower and its consolidated Restricted Subsidiaries that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock.

Section 5.07 Historical Financial Statements

. (a) The Parent Borrower has furnished to the Administrative Agent (i) the audited consolidated balance sheets of the Parent Borrower and its Subsidiaries for the fiscal year ended December 31, 2012 and the related audited consolidated statements of income, shareholders’ equity, and cash flows of the Parent Borrower and its Subsidiaries for such fiscal year and (ii) the unaudited consolidated balance sheet, and the related statements of income and of cash flows, of the Parent Borrower and its Subsidiaries for the fiscal quarter ended March 31, 2013. Except as described therein, all such financial statements have been prepared in accordance with GAAP, consistently applied, and fairly present the financial position in all material respects of the Parent Borrower and its Subsidiaries on a consolidated basis as of the respective dates indicated and the consolidated results of their operations and cash flows for the respective periods indicated, subject in the case of any such financial statements that are unaudited, to audit adjustments; and (b) the pro forma financial statements delivered pursuant to Section 4.01(k)(iii) have been prepared in good faith, based on assumptions believed by the Parent Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Parent Borrower and its Subsidiaries as of the date thereof.

Section 5.08 Undisclosed Liabilities

. As of the Closing Date, neither the Parent Borrower nor any of its Subsidiaries has any (A) Indebtedness or (B) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, other obligations or liabilities, direct or contingent (other than (i) Indebtedness or obligations permitted hereunder, (ii) obligations arising under this Agreement and (iii) liabilities incurred in the ordinary course of business).

Section 5.09 Solvency

. As of (x) the Closing Date, after giving effect to the consummation of the Transactions, including the making of the Loans on the Closing Date and (y) the date of the making of the Permitted Share Repurchase, after giving effect thereto, (a) the fair value of the properties (for avoidance of doubt, calculated to include goodwill and other intangibles) of the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities of the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, (b) the present fair saleable value of the assets of the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of the Parent Borrower and its Restricted Subsidiaries on their debts as they become absolute and matured, (c) the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature and (d) the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which the Parent Borrower and its Restricted Subsidiaries’ property, on a consolidated basis, would constitute unreasonably small capital. For purposes of the representations set forth in this Section 5.09, the amount of contingent liabilities shall be computed as the amount that, in the light of all the facts and circumstances existing as of the date such representation is made or deemed to be made, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the, criteria for accrual pursuant to Financial Accounting Standards Board Statement No. 5).

Section 5.10 No Material Adverse Effect

. Since the Closing Date, there has been no Material Adverse Effect.

Section 5.11 Payment of Taxes

. Except as would not reasonably be expected to result in a Material Adverse Effect, the Parent Borrower and their Restricted Subsidiaries have timely filed all federal, state, provincial, territorial, foreign and other tax returns and reports required to be filed under applicable law, and have timely paid all federal, state, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves (as determined in the good faith of the Parent Borrower) have been provided in accordance with GAAP.

Section 5.12 Ownership of Property

. Except as would not reasonably be expected to have a Material Adverse Effect, each Credit Party has good, recordable and marketable title, in the case of Real Property (other than Leaseholds), and good title (or valid Leaseholds, in the case of any leased property), in the case of all other property, to all of its properties and assets necessary in the ordinary conduct of its business, free and clear of Liens other than Permitted Liens. The properties (and interests in properties) owned by the Credit Parties, taken as a whole, are sufficient, in the judgment of the Credit Parties, for conducting the businesses of the Credit Parties and their Restricted Subsidiaries. Schedule 5.12 sets forth a complete list of Real Property (other than Leaseholds) with a Fair Market Value in excess of $3.0 million owned by the Credit Parties on the Closing Date, showing, as of the Closing Date, the street address, county or other relevant jurisdiction, state, record owner and estimated fair value thereof.

Section 5.13 Environmental Matters

.

(a) Each Credit Party and each of their Restricted Subsidiaries is in material compliance with all applicable Environmental Laws, except to the extent that any such failure to comply (together with any resulting penalties, fines or forfeitures) would not reasonably be expected to have a Material Adverse Effect. All material licenses, permits, registrations or approvals required for the conduct of the business of each Credit Party and each of their Restricted Subsidiaries under any Environmental Law have been secured and each Credit Party and each of their Restricted Subsidiaries is in substantial compliance therewith, except for such licenses, permits, registrations or approvals the failure to secure or to comply therewith would not reasonably be expected to have a Material Adverse Effect. No Credit Party nor any of their Restricted Subsidiaries has received written notice, or otherwise knows, that it is in any respect in material noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which such Credit Party or such Restricted Subsidiary is a party or that would affect the ability of such Credit Party or such Restricted Subsidiary to operate any Real Property and no Credit Party knows of any event that has occurred and is continuing that, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as would not reasonably be expected to have a Material Adverse Effect. There are no material Environmental Claims pending or, to the knowledge of any Authorized Officer, threatened wherein an unfavorable decision, ruling or finding would reasonably be expected to have a Material Adverse Effect. To the knowledge of any Authorized Officer, there are no facts, circumstances, conditions or occurrences on any Real Property now or at any time owned, leased or operated by the Credit Parties or their Restricted Subsidiaries or on any property adjacent to any such Real Property, to which any Credit Party or any such Restricted Subsidiary has received written notice, that could reasonably be expected: (i) to form the basis of an a material Environmental Claim against any Credit Party or any of their Restricted Subsidiaries or any Real Property of a Credit Party or any of their Restricted Subsidiaries; or (ii) to cause such Real Property to be subject to any material restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that would not reasonably be expected to have a Material Adverse Effect

(b) Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property of the Credit Parties or any of their Restricted Subsidiaries or (ii) released on any such currently owned or operated, or to the knowledge of any Authorized Officer, formerly owned or operated Real Property, in each case where such occurrence or event is not in compliance with or would give rise to liability under Environmental Laws and would reasonably be expected to have a Material Adverse Effect.

Section 5.14 Compliance with ERISA

. Except as would not reasonably be expected to have a Material Adverse Effect, compliance by the Credit Parties with the provisions hereof and Credit Events contemplated hereby will not involve any “prohibited transaction” within the meaning of ERISA or Section 4975 of the Code.  Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur. Except as would not reasonably be expected to have a Material Adverse Effect, the Credit Parties, their Restricted Subsidiaries and each ERISA Affiliate (i) has fulfilled all obligations under the minimum funding standards of ERISA and the Code with respect to each Single-Employer Plan, (ii) has satisfied all contribution obligations in respect of each Multi-Employer Plan and each Multiple Employer Plan, (iii) is in compliance with all other applicable provisions of ERISA and the Code with respect to each Plan, and (iv) has not incurred any liability under Title IV of ERISA to the PBGC with respect to any Plan or any Multi-Employer Plan or any trust established thereunder.

Section 5.15 Intellectual Property

. Except as would not reasonably be expected to have a Material Adverse Effect, each Credit Party and each of its Restricted Subsidiaries owns or has the right to use all Intellectual Property and other rights related thereto necessary for the present conduct of its business, and operates their respective businesses without any known infringement, violation or conflict with the Intellectual Property rights of others.

Section 5.16 Investment Company Act

. No Credit Party nor any of its Restricted Subsidiaries is subject to regulation with respect to the creation or incurrence of Indebtedness under the Investment Company Act of 1940.

Section 5.17 Security Interests

. Once executed and delivered, each of the Security Documents creates, as security for the Obligations, a valid and enforceable, and upon making the filings and recordings referenced in the next sentence and taking the other perfection steps required by the applicable Security Documents, perfected security interest in and Lien on all of the Collateral, in favor of the Collateral Agent for the benefit of the Secured Creditors, superior to and prior to the rights of all third persons and subject to no other Liens, except that the Collateral under the Security Documents may be subject to Permitted Liens. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filing of the UCC financing statements specified on Schedule 6 of the Perfection Certificate in the offices specified on such Schedule and any other filings or recordings required in connection with any such Security Document that shall have been made, or for which satisfactory arrangements have been made, upon or prior to the execution and delivery thereof. All recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable legal requirements or other laws applicable to the property encumbered by the Security Documents in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement thereof have been paid or arrangements for prompt payment of such taxes have been made, except as would not reasonably be expected to have a Material Adverse Effect.

Section 5.18 Disclosure

.

(a) The written information (other than the financial projections, forward looking statements, and information of a general economic or industry specific nature) that has been made available on or prior to the Closing Date to the Administrative Agent or any Lender by or on behalf of any Credit Party in connection with the Transactions, when taken as a whole, does not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto).

(b) The financial projections that have been made available by the Parent Borrower on or prior to the Closing Date to the Administrative Agent in connection with the Transactions have been prepared in good faith based upon assumptions, when taken as a whole, that are believed by the Parent Borrower at the time made available to the Administrative Agent to be reasonable (giving effect to all supplements and updates thereto), it being understood and acknowledged that the financial projections are as to future events and are not to be viewed as facts, and the financial projections are subject to significant uncertainties and contingencies, many of which are beyond each Credit Party’s control, that no assurances can be given that any particular financial projections will be realized and that actual results during the period or periods covered by any such financial projections may differ significantly from the actual results and such differences may be material.

Section 5.19 Subsidiaries

. As of the Closing Date, Schedule 5.19 sets forth a true, complete and accurate description of the equity capital structure of the Parent Borrower and each of its Subsidiaries showing, for each such Person, accurate ownership percentages of the equity holders of record and accompanied by a statement of authorized and issued Capital Stock for each such Person. Except as set forth on Schedule 5.19, as of the Closing Date (a) there are no preemptive rights, outstanding subscriptions, warrants or options to purchase any Capital Stock of any Credit Party, (b) there are no obligations of any Credit Party to redeem or repurchase any of its Capital Stock and (c) there is no agreement, arrangement or plan to which any Credit Party is a party or of which any Credit Party has knowledge that could directly or indirectly affect the capital structure of any Credit Party, in the case of each of clauses (a) through (c) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  The Capital Stock of each Credit Party described on Schedule 5.19 (i) are validly issued and fully paid and non assessable (to the extent such concepts are applicable to the respective Capital Stock) and (ii) are owned of record and beneficially as set forth on Schedule 5.19, free and clear of all Liens (other than Liens created under the Security Documents).

Section 5.20 OFAC and PATRIOT Act

. No Credit Party nor any of its Restricted Subsidiaries, officers, directors or employees appears on the Specially Designated Nationals and Blocked Persons List published by the Office of Foreign Assets Control (“OFAC”), or is otherwise a person with which any U.S. Person is prohibited from dealing under the laws of the United States, unless authorized by OFAC, no Credit Party nor any of its Restricted Subsidiaries does business or conducts any transactions with the governments of, or persons within, any country under economic sanctions administered and enforced by OFAC. No Credit Party nor any of its Restricted Subsidiaries will directly or indirectly use the proceeds from the Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person to fund any activities of or business with any person that, at the time of such funding, is the subject of economic sanctions administered or enforced by OFAC, or is in any country or territory that, at the time of such funding or facilitation, is the subject of economic sanctions administered or enforced by OFAC.  No Credit Party nor any of its Restricted Subsidiaries is in violation of Executive Order No. 13224 or the Patriot Act.

Section 5.21 Foreign Corrupt Practices Act

. None of the Parent Borrower or any of the Restricted Subsidiaries, nor any of their directors, officers, agents or employees has used any of the proceeds of the Initial Term Loans (i) for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) to make any direct or indirect unlawful payment to any government official or employee from corporate funds, (iii) to violate any provision of the U.S. Foreign Corrupt Practices Act of 1977 or similar law of a jurisdiction in which the Parent Borrower or any of the Restricted Subsidiaries conduct their business and to which they are lawfully subject or (iv) to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

ARTICLE VI.

AFFIRMATIVE COVENANTS

Each Borrower hereby covenants and agrees that on the Closing Date and thereafter until such time as the Commitments have been terminated and the Loans, together with interest, Fees and all other Obligations (other than those relating to any Designated Hedge Agreement, cash management obligations constituting Obligations and indemnification and other contingent obligations for which no demand has been made and obligations in respect of Letters of Credit that have been Cash Collateralized) incurred hereunder and under the other Loan Documents, have been paid in full, as follows:

Section 6.01 Reporting Requirements

. The Parent Borrower will furnish to the Administrative Agent for delivery to each Lender:

(a) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Parent Borrower, the audited consolidated balance sheets of the Parent Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, of stockholders’ equity and of cash flows for such fiscal year, in each case, setting forth comparative figures for the preceding fiscal year, prepared in accordance with GAAP and accompanied by the opinion with respect to such consolidated financial statements of an independent registered public accounting firm of nationally recognized standing selected by the Parent Borrower, which opinion shall be unqualified as to “going concern” or scope of audit.

(b) Quarterly Financial Statements. Within 45 days after the close of each of the subsequently occurring first three quarterly accounting periods in each fiscal year of the Parent Borrower, the unaudited consolidated balance sheets of the Parent Borrower and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited consolidated statements of income and of cash flows for such quarterly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited consolidated statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year prepared in accordance with GAAP, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes.

(c) Officer’s Compliance Certificates. (i) Within five (5) Business Days after the required date of delivery of the Section 6.01 Financials, (x) a certificate (a “Compliance Certificate”), substantially in the form of Exhibit E, signed by a Financial Officer and including: (A) the calculations required to establish whether the Parent Borrower was in compliance with the provisions of Section 7.06 as at the end of such fiscal year or period, (B) in connection with the financial statements provided for pursuant to Section 6.01(a), a reasonably detailed calculation of Excess Cash Flow and the Available Amount as at the end of the fiscal year to which such financial statements relate, (C) in connection with the financial statements provided for pursuant to Section 6.01(a), a report setting forth the information required by sections describing the legal name and the jurisdiction of formation of each Credit Party and the location of the chief executive office of each Credit Party of the Perfection Certificate or confirming that there has been no change in such information since the later of the Closing Date or the date of the last such report, (D) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.15(c) and (E) a list of each Subsidiary of the Parent Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or confirmation that there has been no change in such information since the later of the Closing Date or the date of the last such list and, if there exists Unrestricted Subsidiaries, consolidating financial statements reasonably acceptable to the Administrative Agent relating to the Parent Borrower and its Restricted Subsidiaries, on one hand, and such Unrestricted Subsidiaries, on the other hand and (y) to the extent for such fiscal period the Parent Borrower is not a public reporting company, or such management discussion and analysis is not publicly available, a management discussion and analysis with respect to the financial information, including a comparison to and variances from the immediately preceding period and budget.

(d) Budgets.  Within 90 days after the close of each fiscal year of the Parent Borrower, a consolidated budget for the fiscal year immediately succeeding such fiscal year for each of the four fiscal quarters of such fiscal year, setting forth a forecasted balance sheet, income statement and capital expenditures of the Parent Borrower and its Restricted Subsidiaries for the period covered thereby (including a description of any material change in accounting policies from the previous fiscal year); provided that, for the avoidance of doubt, the first such budget required to be delivered pursuant to this Section 6.01(d) shall be in respect of the fiscal year of the Parent Borrower ending December 31, 2014.

(e) Notices.

(i) Promptly, and in any event within five (5) Business Days, after any Authorized Officer obtains knowledge thereof, notice of the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Parent Borrower proposes to take with respect thereto;

(ii) promptly, and in any event within ten (10) Business Days, after any Authorized Officer obtains knowledge thereof, notice of the commencement of, or any other material development concerning any litigation, governmental or regulatory proceeding, environmental matter or labor matter (including any ERISA Event) pending against any Credit Party or any Subsidiary, in each case if the same would reasonably be expected to have a Material Adverse Effect;

(f) Patriot Act Information. Promptly upon the request of the Administrative Agent or any Lender (through the Administrative Agent), any information the Administrative Agent or such Lender believes is reasonably necessary to be delivered to comply with the Patriot Act.

(g) Other Information. Promptly upon the reasonable request therefor, such other information or documents (financial or otherwise (including related to insurance)) relating to any Credit Party or any Subsidiary as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request from time to time in good faith (excluding (i) information subject to attorney-client privilege, (ii) information the subject of binding confidentiality agreements entered into in good faith, and (iii) any information relating to any investigation by any Governmental Authority to the extent (A) such information is identifiable to a particular individual and the Parent Borrower in good faith determines such information should remain confidential or (B) the information requested is not factual in nature).

The Section 6.01 Financials may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower posts such documents on the Parent Borrower’s website on the Internet; or (ii) on which such documents made available by the Parent Borrower to the Administrative Agent for posting on the Parent Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Parent Borrower’s having filed with the SEC (a) an annual report on Form 10-K for such year will satisfy the Parent Borrower’s obligation under Section 6.01(a) with respect to such year and (b) a quarterly report on Form 10-Q for such quarter will satisfy the Parent Borrower’s obligation under Section 6.01(b) with respect to such quarter. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Parent hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the LC Issuers materials and/or information provided by or on behalf of the Parent Borrower hereunder (collectively, “Parent Borrower Materials”) by posting Parent Borrower Materials on IntraLinks, SyndTrack Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent Borrower or its securities) (each, a “Public Lender”). The Parent Borrower hereby agrees to make all Parent Borrower Materials that the Parent Borrower intends to be made available to Public Lenders clearly and conspicuously designated as “PUBLIC.” By designating Parent Borrower Materials as “PUBLIC,” the Parent Borrower authorizes such Parent Borrower Materials to be made available to a portion of the Platform designated “Public Investor,” which is intended to contain only information that is either publicly available or not material information (though it may be sensitive and proprietary) with respect to the Parent Borrower or its securities for purposes of United States federal and state securities laws. Notwithstanding the foregoing, the Parent Borrower shall not be under any obligation to mark any Parent Borrower Materials “PUBLIC.” The Parent Borrower agrees that (i) any Loan Documents and (ii) any financial statements delivered pursuant to Sections 6.01(a) and (b) will be deemed to be “public-side” Borrower Materials and may be made available to Public Lenders.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Parent Borrower or its securities for purposes of United States federal or state securities laws.

Section 6.02 Books, Records and Inspections

. The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Credit Party or such Subsidiary, as the case may be, in accordance with GAAP; and (b) permit, upon at least two (2) Business Days’ notice to the Parent Borrower, officers and designated representatives of the Administrative Agent to visit and inspect any of the properties or assets of the Parent Borrower and/or its Restricted Subsidiaries in whomsoever’s possession (but only to the extent such Credit Party or such Subsidiary, as applicable, has the right to do so to the extent in the possession of another Person), to examine the books of account of the Parent Borrower or such Restricted Subsidiary, as applicable, and make copies thereof and take extracts therefrom, and to discuss the affairs, finances and accounts of the Parent Borrower and/or such Restricted Subsidiary, as applicable, with, and be advised as to the same by, its and their officers and independent accountants and independent actuaries, if any, but no more than two such visits in any fiscal year unless an Event of Default has occurred and is continuing. All such visits and inspections shall be at the Parent Borrower’s expense; provided that so long as no Event of Default has occurred and is continuing, then the Parent Borrower shall not be required to pay for more than one such visit in any consecutive four fiscal quarter period. Notwithstanding anything to the contrary in this Section 6.02, none of the Parent Borrower or any of its Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding confidentiality agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 6.03 Insurance

. The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, maintain insurance coverage (i) by such insurers and in such forms and amounts and against such risks as are generally consistent with the insurance coverage maintained by the Parent Borrower and its Restricted Subsidiaries as of the Closing Date (after giving effect to any self-insurance) or (ii) as is customary, reasonable and prudent in light of the size and nature of the business as of any date after the Closing Date, (after giving effect to any self-insurance). Subject to Section 6.16, the Parent Borrower shall use commercially reasonable efforts to (i) have such insurance endorsed to the Administrative Agent’s and/or Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee for the benefit of the Secured Creditors (with respect to Collateral) or, to the extent not prohibited by applicable law, as an additional insured), (ii) in the case of any such certificates or endorsements in favor of the Collateral Agent, deliver to or deposit with the Collateral Agent and (iii) keep effective such insurance and such endorsements in favor of the Collateral Agent.

Section 6.04 Payment of Taxes and Government Obligations

. Except as would not reasonably be expected to have a Material Adverse Effect, the Parent Borrower will pay and discharge, and will cause each of their Restricted Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might become a Lien (other than a Permitted Lien) or charge upon any properties of the Parent Borrower or the Parent Borrower or any of their Restricted Subsidiaries; provided, however, that neither the Parent Borrower nor any of its Restricted Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith, as reasonably determined by management of the Parent Borrower, and by proper proceedings if (i) it has maintained adequate reserves with respect thereto in accordance with GAAP and (ii) in the case of a tax or claim that has or may become a Lien that is not a Permitted Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such tax or claim.

Section 6.05 Preservation of Existence

. (a) The Parent Borrower will, and, except as would not reasonably be expected to have a Material Adverse Effect, will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and (b) except as would not reasonably be expected to have a Material Adverse Effect, the Parent Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its rights and authority, qualification, franchises, licenses and permits; provided, however, that nothing in this Section 6.05 shall be deemed to prohibit any transaction permitted by Section 7.01.

Section 6.06 Maintenance of Property

. Except as would not reasonably be expected to have a Material Adverse Effect, the Parent Borrower will, and will cause each of its Restricted Subsidiaries to, ensure that its material properties and equipment used or useful in its business in whomsoever’s possession they may be, are kept in reasonably good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, in each case, to the extent and in the manner customary for companies in similar businesses.

Section 6.07 Compliance with Laws, etc.

 Except as would not reasonably be expected to have a Material Adverse Effect, the Parent Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all applicable statutes (including ERISA), regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property.

Section 6.08 Compliance with Environmental Laws

. Without limitation of the covenants contained in Section 6.07:

(a) Except as would not reasonably be expected to have a Material Adverse Effect, the Parent Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all Environmental Laws applicable to its ownership, lease or use of all Real Property now or hereafter owned, leased or operated, as applicable, by it.

(b) The Parent Borrower will keep or cause to be kept, and will cause each of its Restricted Subsidiaries to keep or cause to be kept, all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws other than Permitted Liens.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, neither the Parent Borrower nor any of its Restricted Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Credit Parties or any of their Subsidiaries or transport or permit the transportation of Hazardous Materials to or from any such Real Property other than in compliance with applicable Environmental Laws.

(d) Except as would not reasonably be expected to have a Material Adverse Effect, the Parent Borrower will, and will cause each of its Restricted Subsidiaries to, undertake any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by the Parent Borrower or any of its Restricted Subsidiaries, in each case, in accordance with the requirements of material Environmental Laws applicable to Parent Borrower and its applicable Restricted Subsidiaries and in accordance with lawful orders of Governmental Authorities, except to the extent that the Parent Borrower or such Restricted Subsidiary is contesting such order in good faith (as reasonably determined by management of the Parent Borrower) and by appropriate proceedings.

Section 6.09 Certain Subsidiaries to Join in Guaranty

. In the event that at any time after the Closing Date, any Credit Party acquires, creates or has any Subsidiary that is not an Excluded Subsidiary and is not already a party to the Guaranty, such Credit Party will promptly, but in any event within forty-five (45) days or such longer period as the Administrative Agent may in its discretion agree, (a) cause such Subsidiary to deliver to the Administrative Agent, in sufficient quantities for the Lenders, (i) a guaranty supplement, substantially in the form attached as Exhibit I to the Guaranty, duly executed by such Subsidiary, pursuant to which such Subsidiary joins in the Guaranty as a guarantor thereunder, (ii) resolutions of the board of directors or equivalent governing body of such Subsidiary, certified by an Authorized Officer of such Subsidiary, as duly adopted and in full force and effect, authorizing the execution and delivery of such joinder supplement and the other Loan Documents to which such Subsidiary is or will be a party, together with such other corporate documentation as the Administrative Agent shall reasonably request, in each case, in form and substance reasonably satisfactory to the Administrative Agent and (iii) all such documents, instruments, agreements, and certificates as are similar to those described in Section 6.10 and (b) deliver to the Collateral Agent all certificates, if any, representing the Capital Stock of such Subsidiary, and other instruments, in each case required to be delivered by such Credit Party pursuant to the terms of the applicable Security Document, together with appropriate instruments of transfer duly executed in blank.

Section 6.10 Additional Security; Real Estate Matters; Further Assurances

.

(a) Additional Security. Subject to subpart (b) below, if any Credit Party acquires, owns or holds an interest in any fee-owned Real Property not (i) constituting Excluded Real Property or Excluded Collateral and (ii) at the time included in the Collateral and subject to a Mortgage, the Parent Borrower will promptly (and in any event within forty-five (45) days of the acquisition thereof (or such longer period as the Administrative Agent may agree)) notify the Administrative Agent in writing of such event, identifying the property or interests in question and referring specifically to the rights of the Collateral Agent and the Secured Creditors under this Section 6.10, and, upon the request of the Administrative Agent and/or the Collateral Agent, the Credit Party will, or will cause such Subsidiary to, within ninety (90) days or such longer period as the Administrative Agent may agree, following request by the Administrative Agent and/or the Collateral Agent, (x) grant to the Collateral Agent for the benefit of the Secured Creditors a Lien on such Real Property or such personal property pursuant to the terms of such security agreements, assignments, Mortgages or other documents as the Administrative Agent and/or Collateral Agent reasonably deems appropriate (collectively, the “Additional Security Documents”) or execute and deliver a joinder to each applicable existing Security Document and (y) take whatever action the agent reasonably requests (including the recording of mortgages, the filing of UCC financing statements or equivalents thereof in any jurisdiction (including UCC fixture financing statements), the giving of notices and the endorsement of notices on title documents) that may be necessary or advisable in the opinion of the Administrative Agent and/or Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid, perfected and enforceable Liens on such property.  Furthermore, the Parent Borrower or such other Credit Party shall cause to be delivered to the Administrative Agent and the Collateral Agent such opinions of counsel (including local counsel), corporate resolutions, a counterpart to the Intercompany Note and other related documents as may be reasonably requested by the Administrative Agent and/or Collateral Agent in connection with the execution, delivery and recording of any such Additional Security Document or joinder, all of which documents shall be in form and substance reasonably satisfactory to the Administrative Agent and/or Collateral Agent.

(b) Foreign Subsidiaries. Notwithstanding anything in subpart (a) above or elsewhere in this Agreement to the contrary, no Credit Party shall be required to (i) pledge (or cause to be pledged) more than 65% of the Capital Stock designated as having Voting Power and 100% of the Capital Stock designated as having non-Voting Power in any Excluded Subsidiary that is an Excluded CFC or a FSHCO, (ii) pledge (or cause to be pledged) any Capital Stock in any Subsidiary that is not a first-tier Subsidiary of such Credit Party or of a FSHCO, or (iii) cause a Subsidiary that is an Excluded CFC or a FSHCO to join in the Guaranty or to become a party to any Security Document. Notwithstanding anything herein to the contrary, the parties hereby agree that (a) no Credit Party shall be required to enter into or obtain any landlord, bailee or warehouseman waivers, consents or other letters, and (b) no security documents governed by the laws of any jurisdiction other than the United States shall be required.

(c) Real Estate Matters. The Parent Borrower shall have delivered to the Administrative Agent (x) with respect to each parcel of Real Property subject to a Mortgage as of the Closing Date, and (y) with respect to each parcel of Real Property acquired by a Credit Party after the Closing Date, to the extent that such parcel of Real Property becomes subject to a Mortgage pursuant to Section 6.10(a) above, within ninety (90) days or such longer period as the Administrative Agent may in its discretion agree after such parcel of Real Property becomes subject to a Mortgage, the documents and other deliverables set forth on Schedule 6.10(c).

(d) Further Assurances. The Credit Parties will, at the expense of the Parent Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent and/or Collateral Agent from time to time such conveyances, financing statements, transfer endorsements, powers of attorney, certificates, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Administrative Agent and/or Collateral Agent may reasonably require; provided that such further steps shall not be inconsistent with the foregoing limitations of this Section 6.10.  If at any time the Administrative Agent and/or Collateral Agent determines, based on applicable law, that all applicable taxes (including mortgage recording taxes or similar charges) were not paid in connection with the recordation of any Mortgage, the Parent Borrower shall promptly pay the same upon demand.

Section 6.11 Use of Proceeds

. The Parent Borrower will use the proceeds of the Initial Term Loans on the Closing Date to consummate the Transactions including the payments of fees and expenses in connection with the Transactions.  Following the Closing Date, the Borrowers will use the proceeds of the Initial Revolving Facility and LC Issuances (i) to provide working capital to the Parent Borrower and its Restricted Subsidiaries (including to replace or provide credit support for any existing letters of credit), (ii) to provide funds for other general corporate purposes of the Parent Borrower and its Restricted Subsidiaries (including Permitted Acquisitions), (iii) to fund certain fees and expenses relating thereto and (iv) to finance any transaction not prohibited hereby. The Borrowers will use the proceeds of Loans and LC Issuances in compliance with the representations and warranties contained in Sections 5.20 and 5.21.

Section 6.12 Change in Business

. The Parent Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Closing Date and other business activities which are extensions thereof or otherwise incidental, reasonably related or ancillary to any of the foregoing; provided that for the avoidance of doubt, nothing in this paragraph shall prohibit the Parent Borrower and its Restricted Subsidiaries from completing any Permitted Acquisition or other Investment permitted by the Agreement to the extent a Financial Officer determines (which determination shall be conclusive) in good faith that such Permitted Acquisition or other Investment is incidental, reasonably related or ancillary to the business, taken as a whole, on the Closing Date.

Section 6.13 Designation of Subsidiaries

. The Parent Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately after such designation, no Default or Event of Default shall have occurred and be continuing. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent Borrower therein at the date of designation in an amount equal to the Fair Market Value of the Parent Borrower’s Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness, Liens or Investments of such Subsidiary existing at such time.

Section 6.14 Post-Closing Obligations

. Anything to the contrary herein notwithstanding, the Credit Parties will cause each obligation specified on Schedule 6.16 hereto to be completed no later than the date set forth with respect to such obligation on such schedule, or such later date as the Administrative Agent shall reasonably agree.

ARTICLE VII.

NEGATIVE COVENANTS

Each Borrower hereby covenants and agrees that on the Closing Date and thereafter until such time as the Commitments have been terminated and the Loans, together with interest, Fees and all other Obligations (other than those relating to any Designated Hedge Agreement, cash management obligations constituting Obligations, indemnification and other contingent obligations for which no demand has been made and obligations in respect of Letters of Credit that have been Cash Collateralized) incurred hereunder and under the other Loan Documents, have been paid in full, as follows:

Section 7.01 Consolidation, Merger, Acquisitions, Asset Sales, etc.

 The Parent Borrower will not, nor will the Parent Borrower permit its Restricted Subsidiaries to, (i) wind up, liquidate or dissolve its affairs, (ii) consummate a merger, consolidation or amalgamation, (iii) make any Acquisition or (iv) make any Asset Sale, except that, each of the following shall be permitted:

(a) the merger, consolidation or amalgamation of (i) any Subsidiary of the Parent Borrower with or into any Borrower, provided (A) such Borrower is the surviving, continuing or resulting Person or (B) if the Person formed by, surviving or resulting from any such merger, consolidation or amalgamation (any such Person, the “Successor Borrower”) is not such Borrower (the “Previous Borrower”), (1) the Successor Borrower shall be a wholly-owned domestic Subsidiary of the Parent Borrower and shall expressly assume all the obligations of the Previous Borrower under this Agreement and the other Loan Documents to which the Previous Borrower was a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (2) each Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have by a supplement to the Guaranty confirmed that its Guaranty shall apply to the Successor Borrower’s obligations under this Agreement at least to the same extent as it applied the those of the Previous Borrower and (3) each Credit Party, unless it is the other party to such merger, consolidation or amalgamation, shall have by a supplement to the Security Document confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement at least to the same extent as it applied the those of the Previous Borrower; provided further that if the foregoing requirements set forth in clauses (1) through (3) above are satisfied, the Successor Borrower will succeed to, and be substituted for, the Previous Borrower under this Agreement, (ii) any Subsidiary of the Parent Borrower with or into any Subsidiary Guarantor, provided that the surviving, continuing or resulting Person is, or immediately after giving effect thereto, becomes, a Subsidiary Guarantor, (iii) any Subsidiary of the Parent Borrower that is not a Credit Party into any other Subsidiary of the Parent Borrower that is not a Credit Party, (iv) any Subsidiary Guarantor into any other Credit Party and (v) subject to the foregoing provisions of this Section 7.01(a), any Subsidiary of the Parent Borrower into any other Subsidiary of the Parent Borrower to the extent permitted under Section 7.04;

(b) any Asset Sale or other disposition of property or assets (i) to the Parent Borrower or other Credit Party, (ii) from any Subsidiary of the Parent Borrower that is not a Credit Party to any other Subsidiary of the Parent Borrower that is not a Credit Party and (iii) from the Parent Borrower or any Subsidiary of the Parent Borrower to any other Subsidiary of the Parent Borrower to the extent permitted under Section 7.04;

(c) any transaction permitted pursuant to (i) Section 7.04 or (ii) Section 7.05;

(d) any Restricted Subsidiary of the Parent Borrower may liquidate, amalgamate or dissolve if (x) the Parent Borrower determines in good faith that such liquidation, amalgamation or dissolution is in the best interests of the Parent Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Subsidiary Guarantor or Additional Borrower, any assets or business not otherwise disposed of or transferred in accordance with this Section 7.01, Section 7.04 or Section 7.05, or, in the case of any such business, discontinued shall be transferred to, or otherwise owned or conducted by, the Parent Borrower, another Borrower or another Subsidiary Guarantor after giving effect to such liquidation or dissolution;

(e) the Transactions may be consummated;

(f) any Restricted Subsidiary of the Parent Borrower may consummate a merger, dissolution, liquidation, amalgamation, consolidation or disposition, the purpose of which is to effect a disposition or Asset Sale otherwise permitted pursuant to this Section 7.01, an Investment otherwise permitted under Section 7.04 or a Restricted Payment otherwise permitted under Section 7.05;

(g) the Parent Borrower and its Restricted Subsidiaries may sell, compromise or transfer accounts receivable, in each case other than in connection with a financing transaction;

(h) any disposition of Capital Stock in, or Indebtedness or other securities of, (i) a Restricted Subsidiary that is not a Material Subsidiary or (ii) an Unrestricted Subsidiary;

(i) the Parent Borrower or any Restricted Subsidiary may consummate any Sale and Lease-Back Transaction (to the extent constituting an Asset Sale);

(j) in addition to any Asset Sale permitted by this Section 7.01, the Parent Borrower or any of its Restricted Subsidiaries may consummate any Asset Sale (other than a Sale and Lease-Back Transaction) for Fair Market Value, provided that (i) at the time of the execution of the definitive agreement relating to such Asset Sale, no Default shall be continuing, (ii) at the time of the consummation of such Asset Sale, no Specified Event of Default shall be continuing, and (ii) with respect to any Asset Sale pursuant to this clause (j) for a purchase price in excess of $3.0 million, the Parent Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, that for purposes of this clause (ii), any Designated Non-Cash Consideration received in respect of such Asset Sale having an aggregate Fair Market Value not in excess of $3.0 million shall be deemed to be cash (with the Fair Market Value of each item of Designated Non-Cash Consideration being determined at the time received and without giving effect to subsequent changes in value); provided further that no such Asset Sale or series of related Asset Sales shall constitute the sale, transfer or disposition of all or substantially all of the assets of the Parent Borrower and its Restricted Subsidiaries;

(k) any Asset Sale involving property (i) no longer used or useful in the conduct of the business of the Parent Borrower and the Restricted Subsidiaries or (ii) acquired pursuant to or in order to effectuate a Permitted Acquisition which assets are not used or useful to the core or principal business of the Parent Borrower and the Restricted Subsidiaries; and

(l) any Restricted Subsidiary may make any Acquisition that is a Permitted Acquisition; provided that the aggregate amount of Consideration paid in respect of all such Permitted Acquisitions of any Restricted Subsidiary that does not become a Credit Party (or assets of which do not become part of the Collateral) shall not exceed $15.0 million.

Section 7.02 Liens

. The Parent Borrower will not, nor will the Parent Borrower permit its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind of the Parent Borrower or such Restricted Subsidiary whether now owned or hereafter acquired, except that the foregoing shall not apply to:

(a) any Standard Permitted Lien;

(b) Liens in existence on the Closing Date that are listed in Schedule 7.02 hereto or, to the extent not listed in such Schedule, the principal amount of obligations secured by such property or assets does not exceed $1.0 million in the aggregate, and in each case, any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03.

(c) Liens that are placed upon fixed or capital assets acquired, constructed or improved by any Restricted Subsidiary, provided that (A) such Liens only secure Indebtedness permitted by Section 7.03(c), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction or improvement (C) such Liens do not encumber to any other property or assets of any Restricted Subsidiary other than the property financed by such Indebtedness, replacements thereof, additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (D) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(d) Liens securing Indebtedness permitted by Section 7.03(g) and related obligations; provided, that (A) such Liens are not created or incurred in connection with, or in contemplation of, such Permitted Acquisition or such Investment and (B) such Liens encumber only the assets subject to such Liens immediately prior to such assumption and such Liens encumber only the assets subject to such Permitted Acquisition or such Investment (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such Permitted Acquisition or Investment) and (C) the holders of such Indebtedness (or their duly authorized representative) shall have entered into a Customary Intercreditor Agreement with the Administrative Agent and/or Collateral Agent (or, if such Customary Intercreditor Agreement shall then exist, shall have become a party to and otherwise bound by the terms thereof) to the extent that any such Liens extend to any Collateral;

(e) Liens on assets of any Restricted Subsidiaries that are not Credit Parties securing Indebtedness of such Restricted Subsidiaries to the extent the Indebtedness secured thereby is permitted under Section 7.03(h) and any Permitted Refinancing Indebtedness in respect thereof;

(f) any Lien granted to the Administrative Agent and/or the Collateral Agent securing any of the Obligations or any other Indebtedness of the Credit Parties under the Loan Documents or any Indebtedness under any Designated Hedge Agreement or in respect of any Cash Management Agreements which otherwise constitute Obligations;

(g) additional Liens; provided that, at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate outstanding amount of Indebtedness and other obligations secured thereby does not exceed the greater of (i) $6.0 million and (ii) 4.00% of Consolidated Total Assets;

(h) Liens on Cash Collateral granted in favor of any Lender and/or LC Issuer created as a result of any requirement or option to Cash Collateralize pursuant to this Agreement or any other Loan Document;

(i) Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;

(j) Liens in respect of Sale and Lease-Back Transactions;

(k) [reserved];

(l) [reserved];

(m) Liens securing Credit Agreement Refinancing Indebtedness;

(n) Liens securing Permitted Incremental Indebtedness and any Permitted Refinancing Indebtedness in respect thereof permitted to be incurred pursuant to Section 7.03(w);

(o) other Liens securing Indebtedness and related obligations otherwise permitted hereunder; provided that the Leverage Ratio for the Testing Period most recently ended on or prior to such date of determination, calculated on a Pro Forma Basis after giving effect to the incurrence of such Lien, the related Indebtedness and the application of net proceeds therefrom would be no greater than the lesser of (x) 3.00 to 1.00 and (y) 0.25 to 1.00 less than the Leverage Ratio applicable to the most recently ended four-quarter period pursuant to Section 7.06(a); provided that, (A) in the case of Liens on Collateral securing Indebtedness for borrowed money that constitutes First Lien Obligations, the applicable parties to such Indebtedness (or an authorized representative thereof on behalf of such holders) shall have entered into with the Administrative Agent and/or the Collateral Agent a Customary Intercreditor Agreement which agreement shall provide that the Liens on Collateral securing such Indebtedness shall rank equal in priority to the Liens on Collateral securing the Obligations and (B) in the case of Liens on Collateral securing such Indebtedness that do not constitute First Lien Obligations, the applicable parties to such Indebtedness (or an authorized representative thereof on behalf of such holders) shall have entered into the Second Lien Intercreditor Agreement or another Customary Intercreditor Agreement with the Administrative Agent and/or the Collateral Agent which agreement shall provide that the Liens on Collateral securing such Indebtedness shall rank junior to the Liens on Collateral securing the Obligations and any other First Lien Obligations. Without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Creditors any amendment (or amendment and restatement) to the Security Documents or a Customary Intercreditor Agreement to effect the provisions contemplated by this clause; and

(p) Liens securing obligations relating to any Permitted Refinancing Indebtedness permitted to be incurred pursuant to clauses (c) and (g) of Section 7.03; provided (i) they relate only to obligations relating to Permitted Refinancing Indebtedness that (x) is secured by Liens on the same assets as the assets securing the Refinanced Indebtedness (other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof ) and does not secure such Indebtedness with a greater priority with respect to any Collateral than the Indebtedness so Refinanced or (y) Refinances Indebtedness issued under Section 7.03(c); (ii) in the case of Liens securing obligations relating to any Permitted Refinancing Indebtedness permitted to be incurred pursuant to Section 7.03(g), they are solely on acquired property or the assets of the acquired entity (and after-acquired property that is affixed or incorporated into the property covered by such Lien and the proceeds and products thereof), and (iii) in the case of Liens securing obligations relating to any Permitted Refinancing Indebtedness to be incurred pursuant to Section 7.03(c), they extend only to the assets so purchased, constructed or improved and any replacements, additions and accessions to such property and the proceeds and products thereof and customary security deposits.

Section 7.03 Indebtedness

. The Parent Borrower will not, nor will the Parent Borrower permit any of its Restricted Subsidiaries to, create, incur or assume any Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries, except:

(a) Indebtedness incurred under this Agreement and the other Loan Documents;

(b) (i) the Indebtedness set forth on Schedule 7.03 hereto, and any Permitted Refinancing Indebtedness in respect of any such Indebtedness and (ii) intercompany Indebtedness outstanding on the Closing Date and any Permitted Refinancing Indebtedness in respect of any such Indebtedness; provided that all such intercompany Indebtedness of any Credit Party owed to any Restricted Subsidiary that is not a Credit Party shall be subordinated to the Obligations pursuant to an Intercompany Note;

(c) (i) Indebtedness (including Capitalized Lease Obligations) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within one hundred eighty (180) days after the applicable acquisition, construction, repair, replacement or improvement; provided that the aggregate amount of such Indebtedness incurred pursuant to this clause (c) and outstanding at any one time shall not exceed the greater of (x) $7.5 million and (y) 5.00% of Consolidated Total Assets (measured as of the date such Indebtedness is incurred (and after giving Pro Forma Effect thereto)) and (ii) any Permitted Refinancing Indebtedness in respect of such Indebtedness (it being understood that such Permitted Refinancing Indebtedness shall be taken into account in future determinations of Indebtedness incurred under this Section 7.03(c) for purposes of the cap set forth herein (other than any Permitted Refinancing Indebtedness incurred in respect of Indebtedness listed on Schedule 7.03));

(d) any Indebtedness issued or loaned by the Parent Borrower or any Restricted Subsidiary of the Parent Borrower (i) to any Credit Party, provided that such Indebtedness is Subordinated Debt, (ii) to any Restricted Subsidiary that is not a Credit Party to the extent otherwise permitted by Section 7.04 or (iii) to the extent the amount of any such loan or guarantee would have been permitted to be made as a Restricted Payment under Section 7.05; provided further that all such Indebtedness shall be evidenced by an Intercompany Note;

(e) Indebtedness of the Parent Borrower and its Restricted Subsidiaries under Hedge Agreements, provided such Hedge Agreements have not been entered into for speculative purposes;

(f) Indebtedness constituting Guaranty Obligations permitted by Section 7.04; provided that if the Guaranty Obligations are in respect of Subordinated Indebtedness, such Guaranty Obligations shall be subordinated to the guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such underlying Indebtedness;

(g) Indebtedness of Restricted Subsidiaries in an amount not to exceed $12.5 million in the aggregate assumed in connection with a Permitted Acquisition or other Investment permitted by this Agreement and any Permitted Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness; provided that:

(A)	immediately after giving effect to such Indebtedness, no Specified Event of Default exists or is continuing;

(B)
such Indebtedness is and remains solely the obligation of the Person and/or such Person’s subsidiaries that are acquired and such Indebtedness was not incurred in anticipation of such Permitted Acquisition or such Investment); and

(C)
the aggregate principal amount of Indebtedness at any time outstanding under this clause (g) in respect of which the primary obligor is a Restricted Subsidiary that is not a Credit Party, together with Indebtedness which is then outstanding pursuant to Section 7.03(r) and Section 7.03(y) in respect of which the primary obligor is a Restricted Subsidiary that is not a Credit Party, shall not exceed the greater of (x) $6.0 million and (y) 4.00% of Consolidated Total Assets (measured as of the date such Indebtedness is incurred (and after giving Pro Forma Effect thereto));

(h) [reserved];

(i) (x) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letters of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims) and (y) Indebtedness represented by Letters of Credit, to the extent such Letters of Credit support Indebtedness otherwise permitted under this Section 7.03, in an amount not to exceed 105% of the Stated Amount of such Letters of Credit;

(j) (x) Indebtedness in respect of obligations of the Parent Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (y) Indebtedness in respect of intercompany obligations of the Parent Borrower or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(k) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case entered into in connection with the disposition of any business, assets or Capital Stock permitted hereunder;

(l) Indebtedness arising from agreements providing for deferred compensation, indemnification, adjustments of purchase price (including “earnouts”) or similar obligations, in each case entered into in connection with Permitted Acquisitions or other Investments permitted by this Agreement;

(m) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations incurred in the ordinary course of business and not in connection with the borrowing of money;

(n) Indebtedness consisting of obligations to pay insurance premiums arising in the ordinary course of business and not in connection with the borrowing of money;

(o) (i) Indebtedness representing deferred compensation to employees, consultants or independent contractors of, the Parent Borrower and its Restricted Subsidiaries incurred in the ordinary course of business; and (ii) Indebtedness consisting of obligations of the Parent Borrower (or any Parent Entity thereof) or its Restricted Subsidiaries under deferred compensation to employees, consultants or independent contractors of the Parent Borrower (or any Parent Entity thereof) or its Restricted Subsidiaries or other similar arrangements incurred by such Persons in connection with the Transactions and Permitted Acquisitions or any other Investment permitted under this Agreement;

(p) Indebtedness and consisting of promissory notes issued by the Parent Borrower or any of its Restricted Subsidiaries to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Capital Stock of the Parent Borrower (or any Parent Entity thereof to the extent such Parent Entity uses the proceeds to finance the purchase or redemption (directly or indirectly) of their Capital Stock, in each case to the extent permitted by Section 7.05 (including all applicable limitations);

(q) obligations, under Cash Management Agreements, Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;

(r) (i) additional Indebtedness of any Restricted Subsidiaries; provided that the aggregate outstanding principal amount of all such Indebtedness does not exceed the greater of (x) $6.0 million and (y) 4.00% of Consolidated Total Assets (measured as of the date such Indebtedness is incurred (and after giving Pro Forma Effect thereto)), which Indebtedness may be secured to the extent permitted under Section 7.02; provided, further, that on the date of such incurrence, the aggregate principal amount of Indebtedness which is then outstanding under this clause (r) in respect of which the primary obligor is a Restricted Subsidiary that is not a Credit Party, together with Indebtedness which is then outstanding pursuant to Section 7.03(g) and Section 7.03(y) in respect of which the primary obligor is a Restricted Subsidiary that is not a Credit Party, shall not exceed the greater of (x) $6.0 million and (y) 4.00% of Consolidated Total Assets (measured as of the date such Indebtedness is incurred (and after giving Pro Forma Effect thereto)) and (ii) and any Permitted Refinancing Indebtedness in respect of any such Indebtedness (it being understood that such Permitted Refinancing Indebtedness shall be taken into account in future determinations of Indebtedness incurred under this Section 7.03(r) for purposes of the cap set forth herein);

(s) Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Closing Date, including that (i) the repayment of such Indebtedness is conditional upon such customer ordering a specific volume of goods and (ii) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(t) Credit Agreement Refinancing Indebtedness;

(u) Indebtedness comprising obligations in respect of take or pay contracts entered into the ordinary course of business;

(v) Indebtedness incurred in connection with a Sale and Lease-Back Transaction;

(w) (i) Permitted Incremental Indebtedness of any Credit Party and (ii) any Permitted Refinancing Indebtedness in respect of any such Indebtedness;

(x) Indebtedness of Restricted Subsidiaries that are not Credit Parties in an aggregate principal amount not to exceed $5.0 million at any time outstanding and (ii) and any Permitted Refinancing Indebtedness in respect of any such Indebtedness (it being understood that such Permitted Refinancing Indebtedness shall be taken into account in future determinations of Indebtedness incurred under this Section 7.03(x) for purposes of the cap set forth herein);

(y) (i) Permitted Ratio Debt; provided, that on the date of such incurrence, the aggregate principal amount of Indebtedness which is then outstanding under this clause (y) in respect of which the primary obligor is a Restricted Subsidiary that is not a Credit Party, together with Indebtedness which is then outstanding pursuant to Section 7.03(g) and Section 7.03(r) in respect of which the primary obligor is a Restricted Subsidiary that is not a Credit Party, shall not exceed the greater of (x) $6.0 million and (y) 4.00% of Consolidated Total Assets (measured as of the date such Indebtedness is incurred (and after giving Pro Forma Effect thereto)) and (ii) any Permitted Refinancing Indebtedness in respect of any such Indebtedness (it being understood that such Permitted Refinancing Indebtedness shall be taken into account in future determinations of Indebtedness incurred under this Section 7.03(y) for purposes of the cap set forth herein);

(z) (i) Indebtedness in an aggregate principal amount not to exceed 100% of the Net Cash Proceeds received by the Parent Borrower after the Closing Date from the issuance and sale of its Capital Stock (other than Disqualified Equity Interests or Specified Equity Contributions); provided that (A) such Indebtedness is incurred within 210 days after such contribution to Parent Borrower is made and (B) such Indebtedness is designated as “Contribution Indebtedness” in a certificate from an Authorized Officer on the date incurred; provided further that such Net Cash Proceeds shall not increase the Available Amount and (ii) any Permitted Refinancing Indebtedness in respect of any such Indebtedness; and

(aa) all customary premiums (if any), interest (including post-petition and capitalized interest), fees, expenses, charges and additional or contingent interest on obligations described in each of Sections 7.03(a) through (z) above.

Section 7.04 Investments and Guaranty Obligations

. The Parent Borrower will not, nor will the Parent Borrower permit any of its Restricted Subsidiaries to (i) make any Investment or (ii) be or become obligated under any Guaranty Obligations (to the extent constituting Investments), except:

(a) Investments by the Parent Borrower or any of its Restricted Subsidiaries in cash and Cash Equivalents;

(b) (i) any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business and (ii) asset purchases (including purchases of inventory, Intellectual Property, supplies and materials), the lease of any asset and the licensing of any Intellectual Property, in each case, in the ordinary course of business;

(c) the Parent Borrower and its Restricted Subsidiaries may acquire and hold receivables and similar items owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d) any Permitted Creditor Investment;

(e) loans, advances and other extensions of credit to officers, directors and employees of the Parent Borrower or the Restricted Subsidiaries (i) for reasonable and customary business-related travel expenses, moving expenses, costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business, (ii) in connection with such Person’s purchase of Capital Stock of the Parent Borrower; provided that the amount of such loans and advances used to acquire such Capital Stock shall be contributed to the Parent Borrower in cash as common equity and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding at any time under clause (iii) not to exceed $2.5 million;

(f) Investments existing as of the Closing Date and described on Schedule 7.04 hereto and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 7.04(f) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.04;

(g) any Guaranty Obligations of the Credit Parties or any of their respective Restricted Subsidiaries in favor of the Administrative Agent, each LC Issuer and the Lenders and any other Secured Creditors under any Cash Management Agreement, Designated Hedge Agreements or in respect of any other Obligations, in each case, pursuant to the Loan Documents;

(h) Investments of the Parent Borrower and its Restricted Subsidiaries in Hedge Agreements permitted to be entered into pursuant to this Agreement;

(i) Investments (i) by the Parent Borrower or any of its Restricted Subsidiaries in any Subsidiary existing as of the Closing Date and any modification, renewal or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 7.04(i)(i) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.04, (ii) by any Restricted Subsidiary that is not a Credit Party made in any Credit Party or in any Restricted Subsidiary that is not a Credit Party, (iii) by any Credit Party in any other Credit Party, or (iv) by any Credit Party into any Restricted Subsidiary that is not a Credit Party (valued at the Fair Market Value of such Investments at the time such Investment is made); provided that the aggregate amount of Investments made pursuant to this clause (iv) shall not exceed the greater of (x) $6.0 million and (y) 4.00% of Consolidated Total Assets (measured as of the date such Investment is made (and after giving Pro Forma Effect thereto)) at any time outstanding and (v) by the Parent Borrower or any of its Restricted Subsidiaries in lieu of Restricted Payments permitted under Section 7.05 (it being understood that such Investments shall be deemed Restricted Payments for the purposes of compliance with Section 7.05);

(j) Investments consisting of Indebtedness permitted by Section 7.03;

(k) transactions permitted by Section 7.01 (other than clause (c)(i) thereof), Section 7.02 and Section 7.05 (other than clause (j) thereof);

(l) (i) Guaranty Obligations incurred by the Parent Borrower or any other Restricted Subsidiary in respect of Indebtedness or other obligations of any Restricted Subsidiary that is permitted to be incurred under this Agreement, (ii) Guaranty Obligations incurred in the ordinary course of business in respect of obligations (other than Total Funded Debt) to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners and (iii) Investments in the ordinary course of business consisting of (I) endorsements for collection or deposit and (II) customary trade arrangements with customers consistent with past practices;

(m) (i) Investments by the Parent Borrower or any Restricted Subsidiary, provided that the aggregate amount of all such Investments that are so made pursuant to this clause (m) (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) and outstanding at any time (taking into account the repayment of any loans or advances comprising, or any other returns in respect of, such Investments) shall not exceed an amount equal to the greater of (x) $6.0 million and (y) 4.00% of Consolidated Total Assets (measured as of the date such Investment is made (and after giving Pro Forma Effect thereto)) and (ii) so long as no Event of Default has occurred and is continuing or would result therefrom, Investments by the Parent Borrower or any Restricted Subsidiary in an amount not to exceed the Available Amount at the time of the making of such Investment;

(n) the Parent Borrower may make an Investment or incur a Guaranty Obligation with respect to any Parent Entity that could otherwise be made as a Restricted Payment under Section 7.05, so long as the amount of such loan is deducted from the amount available to be made as a Restricted Payment under the applicable clause of Section 7.05;

(o) Guaranty Obligations by the Parent Borrower or any Restricted Subsidiary of leases (other than Capitalized Lease Obligations) or of other obligations incurred in the ordinary course of business that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(p) to the extent constituting Investments, the Transactions;

(q) Investments held by any Person acquired by the Parent Borrower or a Restricted Subsidiary after the Closing Date or of any Person merged into the Parent Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary, in each case, in accordance with Section 7.01 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(r) the forgiveness or conversion to equity of any Indebtedness owed by the Parent Borrower or any Restricted Subsidiary and permitted by Section 7.03;

(s) Subsidiaries of the Parent Borrower may be established or created (but any Investment in such Subsidiary must be made in accordance with the other provisions of Section 7.01 or Section 7.04, as applicable) if the Parent Borrower and such Subsidiary comply with the applicable requirements of Section 6.09 and Section 6.10, if applicable; provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an Acquisition permitted by Section 7.01 or Investment otherwise permitted under this Section 7.04, and such new Subsidiary at no time holds any assets or liabilities other than any Consideration contributed to it contemporaneously with the closing of such transactions, such new Subsidiary shall not be required to take the actions set forth in Section 6.09 and Section 6.10, as applicable, until the respective acquisition or Investment is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof);

(t) Investments constituting Permitted Acquisitions to the extent permitted by Section 7.01(l);

(u) intercompany Investments in connection with reorganizations and related activities related to tax planning and reorganizations; provided that, after giving effect to any such reorganization and related activities and Investments, the security interest of the Lenders on the Collateral, taken as a whole, is not materially impaired;

(v) Investments in any Term Loans in accordance with Sections 11.06(g) or Section 2.15(a)(v);

(w) Investments arising as a result of Sale and Lease-Back Transactions; and

(x) to the extent constituting an Investment, the Permitted Share Repurchase may be consummated.

Section 7.05 Restricted Payments

. The Parent Borrower will not, nor will the Parent Borrower permit any of its Restricted Subsidiaries to, make any Restricted Payment, except:

(a) the Parent Borrower or any of its Restricted Subsidiaries may declare and pay or make Capital Distributions that are (i) payable solely in additional shares of its common stock or Qualified Equity (or warrants, options or other rights to acquire additional shares of its common stock or Qualified Equity) and (ii) deemed to occur upon the exercise of stock options or warrants if such Capital Distribution represents a portion of the exercise price of such options or warrants;

(b) any Restricted Subsidiary of the Parent Borrower may declare and pay or make Capital Distributions to the Parent Borrower or any other Restricted Subsidiary, as applicable (provided, in the case of a Capital Distribution by a non-wholly owned Restricted Subsidiary of the Parent Borrower, Capital Distributions may be made to each owner of Capital Stock of such Restricted Subsidiary based on their relative ownership interests);

(c) the Parent Borrower may make Capital Distributions in the amount required for any Parent Entity (including without limitation, any of its members or other owners), (i) to facilitate any payment under the Indemnification Agreement in the nature of an indemnity or reimbursement or to pay customary fees and operating expenses (including those respect to accounting, legal, director, corporate reporting and similar administrative functions, but excluding the payment of interest and fees in respect of Indebtedness of Parent Entity) and to pay other customary fees, and expenses necessary to maintain its corporate existence and franchises plus any actual, reasonable and customary indemnification claims made by directors or officers of any Parent Entity, in each case to the extent attributable to the ownership or operation of the Parent Borrower and its Restricted Subsidiaries (ii) to pay franchise taxes necessary to maintain the corporate existence of such Parent Entity, as applicable, (iii) to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity issuance or offering or debt issuance, incurrence or offering, disposition or acquisition, Investment or other transaction permitted by this Agreement, in each case to the extent relating to the Parent Borrower and its Restricted Subsidiaries, (iv) to pay customary salary, bonus and other benefits payable to officers, employees and consultants of any Parent Entity to the extent such salaries, bonuses and other benefits are attributable solely to the ownership or operation of the Parent Borrower and its Restricted Subsidiaries, including the Parent Entity’s proportionate share of such amounts relating to such parent entity being a public company and (v) that are necessary to consummate the Transactions or the proceeds of which shall be distributed in connection with the Transactions;

(d) the Parent Borrower may make Capital Distributions in the amount required for any Parent Entity, to (A) pay federal, state, provincial, territorial, local and foreign income Taxes of a consolidated, combined or similar income tax group (a “Tax Group”) of which the Parent Borrower or the applicable Parent Entity is the common parent, with respect to any taxable year (or portion thereof ending after the date of this Agreement or any taxable year (or portion thereof) that is the subject of any audit adjustment after the date of this Agreement (to the extent of any Taxes attributable to such audit adjustments) with respect to which any Restricted Subsidiary is a member of such Tax Group, that are attributable to the taxable income of the Parent Borrower and/or its Subsidiaries; provided, that for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that the Parent Borrower and its Subsidiaries would have been required to pay as a stand-alone Tax Group; provided, further, that the permitted payment pursuant to this clause (A) with respect to any Taxes of an Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Parent Borrower or its Restricted Subsidiaries for the purposes of paying such consolidated, combined or similar Taxes, (B) effect the repurchase, redemption, acquisition, cancellation or other retirement for value of the Capital Stock on any Parent Entity or its Restricted Subsidiaries or to effect the termination of options to purchase Capital Stock of Parent Borrower (or any Parent Entity), in each instance, held by any employee, former or current directors, officers, consultants, managers and employees (or their estates, spouses or former spouses successors, executors, administrators, heirs, legatees or distributees) of Parent Borrower (or any Parent Entity) or its Restricted Subsidiaries, (C) the Parent Borrower may make Capital Distributions in the ordinary course pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Parent Borrower and its Restricted Subsidiaries and (D) pay Taxes of such directors, officers, consultants, managers and employees (or their estates, spouses or former spouses successors, executors, administrators, heirs, legatees or distributees) in connection with any such repurchase, redemption, acquisition, cancellation or other retirement for value referred to in clause (B), (C) and (D) above; provided that, the aggregate amount of all cash paid pursuant to clauses (B) and (D) above in any fiscal year does not exceed the sum of (i) $3.0 million, plus (ii) all Net Cash Proceeds obtained by the Parent Borrower during such fiscal year from the sale of such Capital Stock to other present or former officers, consultants, employees and directors in connection with any permitted compensation and incentive arrangements plus (iii) all net cash proceeds obtained from any key-man life insurance policies received during such fiscal year; notwithstanding the foregoing, 100% of the unused amount of payments in respect of this Section 7.05(d) (before giving effect to any carry forward) may be carried forward to the immediately succeeding fiscal year (but not any other) and utilized to make payments pursuant to this Section 7.05(d) (any amount so carried forward shall be deemed to be used last in the subsequent fiscal year);

(e) the Parent Borrower may make Restricted Payments, or may make Restricted Payments to any Parent Entity to allow such entity to make payments, that the Parent Borrower would be permitted to make under Section 7.08(f), (g) or (h);

(f)  (i) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Parent Borrower or any Restricted Subsidiary may make Restricted Payments in aggregate amount not to exceed $4.5 million and (ii) so long as no Event of Default has occurred and is continuing or would result therefrom, the Parent Borrower or any Restricted Subsidiary may make Restricted Payments in aggregate amount not exceed the Available Amount at such time; provided that Restricted Payments made pursuant to this clause (f)(ii) with the portion of the Available Amount not constituting the Available Amount Equity Component shall only be permitted if, after giving Pro Forma Effect to such Restricted Payment the Leverage Ratio shall be less than 2.50 to 1.00;

(g) the Parent Borrower may (or may make Restricted Payments to allow any Parent Entity to) (i) pay cash in lieu of fractional shares in connection with any Restricted Payment, split or combination thereof or any Permitted Acquisition or other Investment permitted by this Agreement and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(h) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Parent Borrower may make Restricted Payments (or make Restricted Payments to allow any Parent Entity to make such payments) to its equity holders or the equity holders of such parent in an aggregate amount not exceeding 6.00% per annum of the cash contributed to the common Capital Stock of the Parent Borrower from the net cash proceeds of such initial public offering;

(i) (i) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Parent Borrower or any Restricted Subsidiary may make Restricted Payments in respect of prepayments, repurchases, redemptions or defeasances of any Subordinated Indebtedness, in each case, prior to the stated maturity thereof, in aggregate amount, when taken with the aggregate amount of all Restricted Payments made pursuant to Section 7.05(f)(i), does not exceed $9.0 million, (ii) so long as no Event of Default has occurred and is continuing or would result therefrom, the Parent Borrower or any Restricted Subsidiary may make Restricted Payments in respect of prepayments, repurchases, redemptions or defeasances of any Subordinated Indebtedness, in each case, prior to the stated maturity thereof, in an amount not exceed the Available Amount at such time; provided that Restricted Payments made pursuant to this clause (i)(ii) with the portion of the Available Amount not constituting the Available Amount Equity Component shall only be permitted if, after giving Pro Forma Effect to such Restricted Payment the Leverage Ratio shall be less than 2.50 to 1.00, (iii) the Parent Borrower or any Restricted Subsidiary may make Restricted Payments to prepay, repurchase, redeem or defease Subordinated Indebtedness with the proceeds of any Permitted Refinancing Indebtedness in respect of such Subordinated Indebtedness and (iv) the Parent Borrower or any Restricted Subsidiary may make Restricted Payments by converting or exchanging any such Indebtedness to Capital Stock (other than Disqualified Equity Interests) of the Parent Borrower or any of its Parent Entities or other Indebtedness permitted under Section 7.03;

(j) to the extent constituting Restricted Payments, the Parent Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.01 and Section 7.04, and the Parent Borrower or any Restricted Subsidiary may make any Restricted Payment to the to a Parent Entity, the Parent Borrower or any Restricted Subsidiary, as the case may be, as and when necessary to enable the Parent Entity, the Parent Borrower or any Restricted Subsidiary to effect such Restricted Payments;

(k) the payment of dividends and distributions within sixty (60) days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 7.06;

(l) Restricted Payments if, immediately after giving Pro Forma Effect to such Restricted Payment, the Leverage Ratio shall be less than 1.50 to 1.00;

(m) (a) the redemption, repurchase, retirement or other acquisition of any Capital Stock (“Treasury Capital Stock”) of any Credit Party, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Capital Stock of the Parent Borrower (in each case, other than any Disqualified Equity Interests) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividend thereon was permitted hereunder, the declaration and payment of dividend on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Capital Stock of any Parent Entity of the Parent Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(n) Restricted Payments made within 10 Business Days following the Closing Date in respect of or to the extent required to effect the Permitted Share Repurchase and additional repurchases of shares of the Capital Stock of the Parent Borrower in an aggregate amount not to exceed $5 million; and

(o) Restricted Payments to JLL to reimburse JLL for costs and expenses incurred in connection with secondary equity offerings of Capital Stock of the Parent Borrower.

Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 7.05 shall prohibit (i) the repayment or prepayment of intercompany subordinated Indebtedness owed among the Parent Borrower and/or the Subsidiaries, in each case, to the extent otherwise permitted under Section 7.04 or (ii) substantially concurrent transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 7.03 after giving effect to such transfer.

Section 7.06 Financial Covenants

.

(a) Leverage Ratio. The Parent Borrower will not permit the Leverage Ratio as of the last day of a Testing Period (commencing with the Testing Period ending June 30, 2013) to be greater than the ratio set forth below opposite such Testing Period:

Testing Period Ending	Maximum Ratio
June 30, 2013	3.75 to 1.00
September 30, 2013 through June 30, 2014	3.50 to 1.00
September 30, 2014 through June 30, 2015	3.25 to 1.00
September 30, 2015 and thereafter	3.00 to 1.00

Any provision of this Agreement that contains a requirement for the Parent Borrower to be in compliance with the covenant contained in this Section 7.06(a) prior to the time that this covenant is otherwise applicable shall be deemed to require that the Leverage Ratio for the applicable Testing Period be no greater than 3.75 to 1.00.

(b) Fixed Charge Covenant. The Parent Borrower will not permit the Fixed Charge Coverage Ratio as of the last day of a Testing Period (commencing with the Testing Period ending June 30, 2013) to be less than 1.25 to 1.00 as of the last day of such Testing Period.

(c) For the purpose of determining compliance with the Financial Covenants set forth in this Section 7.06, any cash equity contribution (which equity shall be common equity, Qualified Equity or other equity (other than Disqualified Equity Interests) (such other equity to be on terms reasonably acceptable to the Administrative Agent) made to the Parent Borrower, directly or indirectly, by one or more of its stockholders after the beginning of the relevant fiscal quarter during the Specified Contribution Period, will, at the written direction of the Parent Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the Financial Covenants set forth in this Section 7.06 at the end of such fiscal quarter, and applicable subsequent periods which includes such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided, that (A) in each trailing four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (B) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Parent Borrower to be in compliance with the Financial Covenants set forth in this Section 7.06, (C) during any fiscal quarter in which a Specified Equity Contribution has been made, such Specified Equity Contributions shall be disregarded for purposes of determining any financial ratio-based conditions, pricing or any baskets with respect to any other covenants contained in this Agreement, (D) there shall be no Pro Forma Effect or other reduction in Indebtedness, including Total Funded Debt, with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenants set forth in this Section 7.06 with respect to the fiscal quarters for which such Specified Equity Contribution was made, (E) the proceeds of any Specified Equity Contribution shall be applied to scheduled installments of the Term Loans in inverse order of maturity and (F) no more than four (4) Specified Equity Contributions shall be made during the term of the Credit Facility.

Section 7.07 Restrictions on Negative Pledges

. The Parent Borrower will not, nor will the Parent Borrower permit any of its Restricted Subsidiaries to become and remain a party to any Contractual Obligations (other than this Agreement or any other Loan Document) that expressly prohibits any Credit Party from creating, incurring, assuming or suffering to exist Liens on the Collateral of such Credit Party for the benefit of the Lenders with respect to the Obligations outstanding under the Loan Documents; except:

(a) Contractual Obligations that (i) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.07) and are listed on Schedule 7.07 hereto and (ii) any agreement evidencing any permitted renewal, extension or refinancing of such Contractual Obligations so long as such renewal, extension or refinancing does not expand the scope of such agreement or obligation;

(b) Contractual Obligations that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such agreement or obligation was not entered into in contemplation of such Person becoming a Restricted Subsidiary;

(c) Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.13;

(d) Contractual Obligations of any Restricted Subsidiary in respect of Indebtedness of a Restricted Subsidiary which is not a Credit Party which is permitted by Section 7.03;

(e) Contractual Obligations relating to any Permitted Lien or any Asset Sale or other disposition not prohibited by Section 7.01 and relate solely to assets or Persons subject to such Permitted Lien, Asset Sale or disposition;

(f) Contractual Obligations in respect of customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.04 and applicable solely to such joint venture entered into in the ordinary course of business;

(g) Contractual Obligations that include negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Subordinated Indebtedness) and the proceeds thereof;

(h) Contractual Obligations that include customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(i) Contractual Obligations relating to secured Indebtedness permitted pursuant to Section 7.03 to the extent that such restrictions apply only to the property or assets securing such Indebtedness or in the case of Indebtedness incurred in connection with a Permitted Acquisition or other Investment permitted by this Agreement, only to the Person incurring or guaranteeing such Indebtedness;

(j) Contractual Obligations that include customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Parent Borrower or any Restricted Subsidiary;

(k) Contractual Obligations that include customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(l) Contractual Obligations that include restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(m) Contractual Obligations that include customary restrictions that arise in connection with cash or other deposits permitted under Section 7.02 and limited to such cash deposit.

Section 7.08 Transactions with Affiliates

. The Parent Borrower will not, nor will the Parent Borrower permit any of its Restricted Subsidiaries to, consummate any transaction or series of transactions with any Affiliate (including any payment in respect of Management Fees, consulting fees or similar fees) other than upon fair and reasonable terms no less favorable to the Parent Borrower or such Restricted Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, except:

(a) Contractual Obligations and transactions among the Parent Borrower and the Restricted Subsidiaries to the extent not otherwise prohibited hereunder;

(b) agreements and transactions with and payments to officers, directors, employees and shareholders (to the extent constituting Affiliates) that are either entered into in the ordinary course of business and not prohibited by any of the other provisions of this Agreement (other than transactions of the type described in Section 7.08(f) or (h));

(c) the consummation of the Transactions and the payment of fees and expenses relating thereto;

(d) (i) transactions permitted under Section 7.01; Investments permitted under Section 7.04; and Restricted Payments permitted under Section 7.05; and (ii) Liens permitted under Section 7.02 and Indebtedness permitted under Section 7.03; provided that such Liens and Indebtedness are on terms which are fair and reasonable to the Parent Borrower and its Subsidiaries as determined by the majority of the members of the board of directors of the Parent Borrower in good faith;

(e) employment and severance arrangements and health, disability and similar insurance or benefit plans between the Parent Borrower and the Restricted Subsidiaries and their respective directors, officers, employees (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former employees, officers or directors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business;

(f) the payment of reasonable out of pocket costs to, and indemnities (including pursuant to the Indemnification Agreement) provided on behalf of, Sponsors, directors, managers, consultants, officers and employees of any Parent Entity, the Parent Borrower and the Restricted Subsidiaries to the extent attributable to the ownership or operation of the Parent Borrower and the Restricted Subsidiaries;

(g) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not materially adverse to the Lenders in any respect;

(h) the Parent Borrower or any Subsidiary may pay (i) reimbursements to the Sponsor for out of pocket expenses or in accordance with the Management Agreement and (ii) so long as no Specified Event of Default shall have occurred and be continuing or would result therefrom, Management Fees in accordance with the Management Agreement in an amount up to 3.00% of Consolidated EBITDA calculated on a Pro Forma Basis for the applicable period; provided that such payments may be greater than 3.00% of Consolidated EBITDA calculated on a Pro Forma Basis for the applicable period to the extent such additional payments represent amounts deferred or accrued but not paid in prior periods;

(i) customary payments by the Parent Borrower and any Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors of the Parent Borrower in good faith;

(j) the issuance of Capital Stock (other than Disqualified Equity Interests) of the Parent Borrower to any Parent Entity or to any Permitted Holder or to any employee, director, officer, manager, distributor or consultant (or their respective Controlled Investment Affiliates) of the Parent Borrower, any of its Parent Entities or any Restricted Subsidiary;

(k) transactions with customers, clients, suppliers or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and not otherwise prohibited hereunder and that are upon fair and reasonable terms no less favorable to the Parent Borrower and the Restricted Subsidiaries than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, in the reasonable determination of an Authorized Officer thereof;

(l) the Parent Borrower may reimburse JLL for costs and expenses incurred in connection with secondary equity offerings of Capital Stock of the Parent Borrower; and

(m) the Transactions, including the Permitted Share Repurchase, may be consummated.

Section 7.09 Amendment of Junior Debt Document.

 The Parent Borrower will not, and will not permit any of the Restricted Subsidiaries to, waive, amend or modify any Junior Debt Document to the extent the terms of such amendment (excluding any pricing terms) would not have been permitted hereunder at the time the applicable Junior Indebtedness was incurred.

Section 7.10 Fiscal Year

. The Parent Borrower shall not change its fiscal year end from December 31; provided, however, that the Parent Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Parent Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.11 Limitation on Capital Expenditures

.

(a) Subject to Section 7.11(b), the Parent Borrower  will not, nor will the Parent Borrower permit any of its Restricted Subsidiaries to, permit the aggregate amount of Capital Expenditures for the Parent Borrower and its Restricted Subsidiaries made in any fiscal year set forth below to exceed (i) the Available Amount, plus (ii) the amount set forth below:

Fiscal Year Ending	Capital Expenditure Amount
December 31, 2013	$9,500,000
December 31, 2014 and each fiscal year ending thereafter	$8,250,000

provided, however, that the aggregate amount of Capital Expenditures made in any fiscal year shall be increased by an amount equal to (x) 100% of the excess, if any, of the combined aggregate amount of Capital Expenditures permitted pursuant to this Section 7.11(a) for the immediately preceding fiscal year over the actual amount of Capital Expenditures for the immediately preceding previous fiscal year (the “Rollover Amount”) plus (y) 15% of the Consolidated EBITDA of any Person acquired in connection a Permitted Acquisition.

(b) Notwithstanding the foregoing Section 7.11(a), the Parent Borrower and any of its Restricted Subsidiaries shall be permitted to make any Capital Expenditure if, immediately after giving Pro Forma Effect to such Capital Expenditure, the Leverage Ratio shall be less than 1.50 to 1.00.  For the avoidance of doubt, any Capital Expenditures made pursuant to this Section 7.11(b) in any fiscal year shall not reduce the amount of Capital Expenditures permitted pursuant to Section 7.11(a) in such fiscal year or the Rollover Amount for such fiscal year.

ARTICLE VIII.

EVENTS OF DEFAULT

Section 8.01 Events of Default

. The occurrence and continuation of any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

(a) Payments: any Borrower shall (i) default in the payment when due (whether at maturity, on a date fixed for a scheduled repayment, on a date on which a required prepayment is to be made, upon acceleration or otherwise) of any principal of the Loans or any reimbursement obligation in respect of any Unpaid Drawing or (ii) default, and such default shall continue for five (5) or more Business Days, in the payment when due of any interest on the Loans, any Fees or any other Obligations or the requirement to Cash Collateralize any Letter of Credit;

(b) Representations, etc.: any representation or warranty made by the Parent Borrower or any other Credit Party herein or in any other Loan Document or in any written statement of factual information or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to have been untrue in any material respect when made (except where such representations and warranties are qualified by materiality, in which case such representations and warranties shall be correct in all respects on the date as of which made, deemed made, or confirmed or deemed confirmed);

(c) Certain Covenants: the Parent Borrower shall (x) default in the performance or observance by it of any covenant contained in Section 6.01(e)(i), Section 6.05(a) (as it relates to the Parent Borrower only), Section 6.11 or Article VII of this Agreement or (y) default in the performance or observance by it of any covenant contained in Section 6.01 (other than Section 6.01(e)(i)) and such Default is not remedied within ten (10) Business Days of such Default; provided that, notwithstanding anything to the contrary contained herein, with respect to Section 7.06, a Default or an Event of Default in respect of Section 7.06 shall not occur until the expiration of the start of the 11th Business Day (the “Specified Contribution Period”) subsequent to the date the certificate calculating compliance with Section 7.06 as of the last day of any fiscal quarter is required to be delivered pursuant Section 6.01(c) with respect to such fiscal quarter or fiscal year, as applicable;

(d) Other Covenants: any Credit Party shall Default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement or any other Loan Document (other than those referred to in Section 8.01(a) or (b) or (c) above) and such default is not remedied within thirty (30) days of the Parent Borrower receiving written notice of such Default from the Administrative Agent or the Required Lenders (any such notice to be identified as a “notice of default” and to refer specifically to this paragraph);

(e) Cross Default Under Other Agreements: the Parent Borrower or any of its Restricted Subsidiaries, shall (i) default in any payment with respect to any Material Indebtedness (other than the Obligations), and such default shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; or (ii) default in the observance or performance of any agreement or covenant relating to such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Material Indebtedness to become due prior to its stated maturity (other than by (A) a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof or (B) secured Material Indebtedness that becomes due solely as a result of the sale, transfer or other disposition (including as a result of an Event of Loss) of the property or assets securing such Material Indebtedness); provided that, in the case of clauses (i) through (ii) such default or failure remains unremedied or has not been waived by the holders of such Indebtedness;

(f) Invalidity of Security Documents: any Security Document after delivery thereof pursuant to Section 4.01 or 6.10 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or Section 7.05) cease to create a valid and perfected lien, with the priority required by the Security Documents (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.02, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to file financing continuation statements or to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or failed to acknowledge coverage;

(g) Judgments: one or more judgments, orders or decrees shall be entered against the Parent Borrower and/or any of its Restricted Subsidiaries, involving a liability (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) of $10.0 million or more in the aggregate for all such judgments, orders, decrees and settlements for the Parent Borrower and its Subsidiaries, and any such judgments or orders or decrees or settlements shall not have been vacated, discharged or stayed or bonded pending appeal within sixty (60) days from the entry thereof;

(h) Insolvency Event: any Insolvency Event shall occur with respect to the Parent Borrower, any Additional Borrower or any Guarantor that is a Material Subsidiary;

(i) ERISA: any ERISA Event shall have occurred and such event or events would reasonably be expected to have a Material Adverse Effect; or

(j) Change in Control: if there occurs a Change in Control.

For the avoidance of doubt, (i) any “going concern” or similar qualification in connection with the maturity of the Loans, termination of the Revolving Commitments or any projected Default or Event of Default pursuant to the requirements of Section 7.06 in connection with the Section 6.01 Financials shall not be a Default or Event of Default and (ii) any Default or Event of Default which may occur as a result of the failure to meet any delivery requirements hereunder shall cease to constitute a Default or Event of Default upon any delivery otherwise in compliance with such requirement.

Section 8.02 Remedies

. If any Event of Default shall then be continuing, the Administrative Agent (i) may, in its discretion, or (ii) shall, upon the written request of the Required Lenders, by written notice to the Parent Borrower and the other Lenders, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, the Collateral Agent or any Lender to enforce its claims against the Parent Borrower or any other Credit Party in any manner permitted under applicable law:

(a) declare the Commitments terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind;

(b) declare the principal of and any accrued interest in respect of all Loans, all Unpaid Drawings and all other Obligations (other than any Obligations under any Designated Hedge Agreement) owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers;

(c) (i) terminate any Letter of Credit that may be terminated in accordance with its terms and/or (ii) require the Parent Borrower to Cash Collateralize all or any portion of the LC Outstandings; or

(d) exercise any other right or remedy available under any of the Loan Documents or applicable law;

provided that, if an Event of Default specified in Section 8.01(h) shall occur, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a), (b) and/or (c)(ii) above shall occur automatically without the giving of any such notice.

Section 8.03 Application of Certain Payments and Proceeds

. All payments and other amounts received by the Administrative Agent, the Collateral Agent or any Lender after the Obligations have been accelerated (or have matured) or through the exercise of remedies hereunder or under the other Loan Documents shall, unless otherwise required by applicable law, be applied as follows (in each case, subject to the terms of any Customary Intercreditor Agreement which is then in effect):

(a) first, to the payment of that portion of the Obligations constituting fees, indemnities and expenses and other amounts (including attorneys’ fees and amounts due under Article III) payable to the Administrative Agent or to the Collateral Agent in each case in its capacity as such;

(b) second, to the payment of that portion of the Obligations constituting fees, indemnities and expenses (including attorneys’ fees and amounts due under Article III) payable to each Lender or each LC Issuer, ratably among them in proportion to the aggregate of all such amounts;

(c) third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Unpaid Drawings with respect to Letters of Credit, ratably among the Lenders in proportion to the aggregate of all such amounts;

(d) fourth, pro rata to the payment of that portion of the Obligations constituting unpaid principal of the Loans, Unpaid Drawings, the amounts due to Designated Hedge Creditors under Designated Hedge Agreements and the amounts due to Cash Management Banks under Cash Management Agreements subject to confirmation by the Administrative Agent that any calculations of termination or other payment obligations are being made in accordance with normal industry practice ratably among the Lenders, each LC Issuer, the Designated Hedge Creditors and the Cash Management Banks in proportion to the aggregate of all such amounts;

(e) fifth, to the Administrative Agent for the benefit of each LC Issuer to cash collateralize the Stated Amount of outstanding Letters of Credit;

(f) sixth, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent, the Collateral Agent, each LC Issuer, the Swing Line Lender, the Lenders, the Designated Hedge Creditors and the Cash Management Banks, ratably based upon the respective aggregate amounts of all such Obligations owing to them on such date; and

(g) finally, any remaining surplus after all of the Obligations have been paid in full, to the Parent Borrower or to whomsoever shall be lawfully entitled thereto.

ARTICLE IX.

THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT

Section 9.01 Appointment

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(a) Each Lender hereby irrevocably designates and appoints SunTrust Bank to act as specified herein and in the other Loan Documents, and each such Lender hereby irrevocably authorizes SunTrust Bank as the Administrative Agent and Collateral Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Lender hereby expressly authorizes the Administrative Agent and/or the Collateral Agent to, without the consent of any Lender, to enter into any Intercreditor Agreement contemplated by this Agreement to give effect to the provisions of this Agreement, which Intercreditor Agreement shall be binding on the Lender. The Administrative Agent and/or the Collateral Agent agrees to act as such upon the express conditions contained in this Article IX. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent and/or the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor any fiduciary relationship with any Lender or LC Issuer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent or Collateral Agent. In performing its functions and duties under this Agreement, the Administrative Agent and Collateral Agent shall each act solely as agent of the Lenders and do not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Credit Parties or any of their respective Subsidiaries.

(b) Each Lender and the LC Issuer hereby further irrevocably authorizes the Administrative Agent and/or the Collateral Agent on behalf of and for the benefit of the Lenders and the LC Issuer, to be the agent for and representative of the Lenders and the LC Issuer with respect to the Guaranty, the Security Documents, the Collateral and any other Loan Document. Subject to Section 11.12, without further written consent or authorization from Lenders or the LC Issuer, the Administrative Agent and/or the Collateral Agent may execute any documents or instruments necessary to (i) release any Lien or Guaranty encumbering or relating to any item of Collateral or Guarantor that is the subject of a sale, disposition or other transfer (or, in the case of any Guarantor, to the extent such Guarantor is no longer required to be a Guarantor pursuant to the terms hereof) to a Person that is not a Credit Party permitted hereby or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.12) have otherwise consented, (ii) release any Guarantor from the Guaranty with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.12) have otherwise consented, (iii) to release any Lien on any Collateral granted to or held by the Administrative Agent and/or the Collateral Agent under any Security Document (x) upon the payment in full of all Obligations (other than obligations in respect of Cash Management Agreements, Designated Hedge Agreements, contingent indemnity obligations for which no demand has been made), termination or expiration of the Commitments of the Lenders to make any Loan or to issue any Letter of Credit and termination or Cash Collateralization in accordance with the provisions of this Agreement of all Letters of Credit, or (y) that constitutes Excluded Collateral, (iv) to subordinate any Lien on any Collateral granted to or held by the Administrative Agent and/or the Collateral Agent under any Security Document to the holder of any Lien on such property that is permitted by Sections 7.02(c), (d) (solely as it relates to Indebtedness permitted under Section 7.03(g)), (h), (i), (j) and (p)(ii) and clauses (ii), (v) through (x), (xii), (xv), (xvi), (xviii), (xxii), (xxiv), (xxviii) and (xxix) of the definition of “Standard Permitted Lien,” (iv) enter into any amendment to any Loan Document to correct any errors or omissions pursuant to Section 11.12(g), or (iv) enter into any Customary Intercreditor Agreement, Incremental Revolving Credit Assumption Agreements, Incremental Term Loan Assumption Agreements, Extension Amendments and Refinancing Amendments, in each case, in accordance with the applicable terms hereof. Upon request by the Administrative Agent and/or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s and/or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under this Agreement and other Loan Documents pursuant to this Section 9.01(b). In each case as specified in this Section 9.01(b), the Administrative Agent will, at the Parent Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Loan Documents, in each case in accordance with the terms of the Loan Documents, this Section 9.01(b) and Section 11.25. The Parent Borrower agrees to deliver to the Administrative Agent and/or the Collateral Agent, upon its request and prior to any release or subordination of the Liens of the Administrative Agent provided for in this Section, a certificate of an Authorized Officer confirming that any such release and/or subordination of the Liens in the Collateral is permitted pursuant to the terms of the Loan Documents, upon which certificate the Administrative Agent and the Collateral Agent may conclusively rely without further inquiry.

(c) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Parent Borrower, the Administrative Agent, the Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that, except as otherwise set forth in the Loan Documents with respect to rights of set off, all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent and/or the Collateral Agent, on behalf of the Lenders in accordance with the terms hereof and all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent and/or the Collateral Agent, and (ii) in the event of a foreclosure by the Administrative Agent and/or the Collateral Agent on any of the Collateral pursuant to a public or private sale, in accordance with the terms hereof, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent and/or the Collateral Agent, as agent for and representative of the Secured Creditors (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent and/or the Collateral Agent at such sale.

(d) Notwithstanding the provisions of Section 9.11, if the Administrative Agent shall become a Defaulting Lender, the Parent Borrower may appoint, subject to the consent of the Required Lenders, a successor Administrative Agent and/or the Collateral Agent. Such successor Administrative Agent and/or the Collateral Agent shall have all of the rights, duties and powers of the Administrative Agent.

(e) Except as specifically provided in a Loan Document (i) nothing in the Loan Documents makes the Collateral Agent a trustee or fiduciary for any other party or any other person, and (ii) the Collateral Agent need not hold in trust any moneys paid to it for any other party or be liable to account for interest on those moneys.

(f) The Collateral Agent may at any time appoint (and subsequently remove) any person to act as a separate security trustee or as a co-trustee jointly with it (i) if it is necessary in performing its duties and if the Collateral Agent considers that appointment to be in the interest of the Secured Creditors, or (ii) for the purposes of complying with or confirming to any legal requirements, restrictions or conditions which the Collateral Agent deems to be relevant, or (iii) for the purposes of obtaining or enforcing any judgment or decree in any jurisdiction, and the Collateral Agent will give notice to the other parties of any such appointment.

Section 9.02 Delegation of Duties

. Each of the Administrative Agent and/or the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, sub-agents or attorneys-in-fact, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 9.03. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.03 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent and/or the Collateral Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and/or the Collateral Agent and not to any Credit Party, any Lender or any other Person and no Credit Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 9.03 Exculpatory Provisions

. Neither the Administrative Agent, the Collateral Agent nor any of their respective Related Parties shall be (a) liable to any of the Lenders for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Related Parties’ own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Credit Parties or any of their respective Subsidiaries or any of their respective officers contained in this Agreement, any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent and/or the Collateral Agent under or in connection with, this Agreement or any other Loan Document or for any failure of any Credit Party or any of its officers to perform its obligations hereunder or thereunder. Neither the Administrative Agent nor the Collateral Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Credit Parties or any of their respective Subsidiaries. Neither the Administrative Agent nor the Collateral Agent shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent and/or the Collateral Agent to the Lenders or by or on behalf of the Credit Parties or any of their respective Subsidiaries to the Administrative Agent, the Collateral Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

Section 9.04 Reliance by Administrative Agent and Collateral Agent

. Each of the Administrative Agent and Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, e-mail or other electronic transmission, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it, in good faith, to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Parent Borrower or any of its Subsidiaries), independent accountants and other experts selected by the Administrative Agent and/or the Collateral Agent. The Administrative Agent and Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each of the Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or all of the Lenders, as applicable, as to any matter that, pursuant to Section 11.12, can only be effectuated with the consent of all Required Lenders, or all applicable Lenders, as the case may be), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

Section 9.05 Notice of Default

. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent and/or the Collateral Agent has received notice from the Required Lenders or the Parent Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” If the Administrative Agent and/or the Collateral Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders and the Parent Borrower, if applicable. The Administrative Agent and/or the Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent and/or the Collateral Agent shall have received such directions, the Administrative Agent and/or the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall reasonably deem advisable in the best interests of the Lenders.

Section 9.06 Non-Reliance

. Each Lender expressly acknowledges that neither the Administrative Agent, the Collateral Agent nor any of their respective Related Parties has made any representations or warranties to it and that no act by the Administrative Agent and/or the Collateral Agent hereinafter taken, including, without limitation, any review of the affairs of the Credit Parties or their respective Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender. Each Lender represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent or Collateral Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and their Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and their Subsidiaries. Neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Credit Parties and their Subsidiaries that may come into the possession of the Administrative Agent, the Collateral Agent or any of their respective Related Parties.

Section 9.07 No Reliance on Administrative Agent’s Customer Identification Program

. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to any Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Credit Parties or their respective Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under any Anti-Terrorism Law.

Section 9.08 Patriot Act

. Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the Patriot Act and the applicable regulations: (i) within ten (10) days after the Closing Date, and (ii) at such other times as are required under the Patriot Act.

Section 9.09 Indemnification

. The Lenders agree to indemnify the Administrative Agent, the Collateral Agent and their respective Related Parties, ratably according to their pro rata share of the Aggregate Credit Facility Exposure (excluding Swing Loans), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent, the Collateral Agent or such Related Parties in any way relating to or arising out of this Agreement or any other Loan Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent, the Collateral Agent or such Related Parties under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Parent Borrower; provided, however, that no Lender shall be liable to the Administrative Agent, the Collateral Agent or any of their respective Related Parties for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the Administrative Agent’s, the Collateral Agent’s or such Related Parties’ gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to the Administrative Agent, the Collateral Agent or any such Related Parties for any purpose shall, in the reasonable opinion of the Administrative Agent or the Collateral Agent, respectively, be insufficient or become impaired, the Administrative Agent or Collateral Agent, as applicable, may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 9.09 shall survive the payment of all Obligations.

Section 9.10 The Administrative Agent and Collateral Agent in Each Individual Capacity

. Each of the Administrative Agent and the Collateral Agent and their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties, their respective Subsidiaries and their Affiliates as though not acting as Administrative Agent and/or the Collateral Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent and/or the Collateral Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent and/or the Collateral Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent and/or the Collateral Agent in its individual capacity.

Section 9.11 Successor Administrative Agent

. The Administrative Agent may resign at any time upon not less than thirty (30) days’ written notice to the Lenders, each LC Issuer and the Parent Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Parent Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Parent Borrower’s consent shall not be required if a Specified Event of Default then exists), to appoint a successor, with written notice to all other Lenders of such appointment. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and each LC Issuer, appoint a successor Administrative Agent; provided, however, that if the Administrative Agent shall notify the Parent Borrower and the Lenders that no such successor which has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or any LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Parent Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.02 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.12 Other Agents

. Any Lender identified herein as an Agent, Co-Syndication Agent, Managing Agent, Manager, Arranger or any other corresponding title, other than “Administrative Agent,” or “Collateral Agent” shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document except those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

Section 9.13 Agency for Perfection

. The Administrative Agent and each Lender hereby appoints the Administrative Agent, the Collateral Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets that can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and the Administrative Agent, the Collateral Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Secured Creditors as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent and/or the Collateral Agent thereof, and, promptly upon the Administrative Agent’s or the Collateral Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s and/or Collateral Agent’s instructions. Each Credit Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 9.14 Proof of Claim

. The Lenders and the Parent Borrower hereby agree that after the occurrence and continuation of an Event of Default pursuant to Section 8.01(h), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Parent Borrower or any of the Guarantors, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Parent Borrower or any of the Guarantors) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their agents and counsel and all other amounts due the Lenders and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

(c) and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. Further, nothing contained in this Section 9.14 shall affect or preclude the ability of any Lender to (i) file and prove such a claim in the event that the Administrative Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Lender’s outstanding Obligations.

Section 9.15 Posting of Approved Electronic Communications

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(a) Delivery of Communications. Each Credit Party hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to such Credit Party that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or to the Lenders pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Notice of Borrowing or a Notice of Continuation or Conversion, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Loan or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, each Credit Party agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(b) No Warranties as to Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE INDEMNITEES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNITEES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNITEES HAVE ANY LIABILITY TO ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNITEES IS FOUND IN A FINAL, NON-APPEALABLE ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(c) Delivery Via Platform. The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such electronic mail address.

(d) No Prejudice to Notice Rights. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.16 Withholding Taxes

. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within ten (10) days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers pursuant to Section 3.02 and without limiting or expanding the obligation of the Borrowers to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.16. The agreements in this Section 9.16 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations. For purposes of this Section 9.16, the term “Lender” includes any LC Issuer.

Section 9.17 Resignation/Replacement of LC Issuer and Swing Line Lender.

Notwithstanding anything to the contrary contained herein, any LC Issuer or Swing Line Lender may, upon sixty (60) days’ notice to the Parent Borrower and the Lenders, resign as an LC Issuer or Swing Line Lender, respectively; provided that on or prior to the expiration of such 60-day period with respect to such resignation, the relevant LC Issuer or Swing Line Lender shall have identified a successor LC Issuer or Swing Line Lender reasonably acceptable to the Parent Borrower willing to accept its appointment as successor LC Issuer or Swing Line Lender, as applicable, and such LC Issuer or Swing Line Lender, as applicable shall have accepted such appointment. For the avoidance of doubt, in the event of any such resignation of an LC Issuer or Swing Line Lender, the Parent Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor LC Issuer or Swing Line Lender hereunder; provided that no failure by the Parent Borrower to appoint any such successor shall affect the resignation of the relevant LC Issuer or the Swing Line Lender, as the case may be, except as expressly provided above. If an LC Issuer resigns as an LC Issuer, it shall retain all the rights and obligations of an LC Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an LC Issuer and all LC Obligations with respect thereto (including the right to require the Lenders to make Loans or fund risk participations in Unreimbursed Amounts). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Loans or fund risk participations in outstanding Swing Line Loans.

Section 9.18 Right to Realize on Collateral and Enforce Guaranty.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrowers, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Security Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

Section 9.19 Cash Management Banks and Designated Hedge Creditors.

Cash Management Banks and Designated Hedge Creditors. No Cash Management Bank or Designated Hedge Creditor that obtains the benefits of Section 8.02, the Security Documents or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations in favor of Cash Management Banks and Designated Hedge Creditor unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Designated Hedge Creditor, as the case may be.

ARTICLE X.

[RESERVED]

ARTICLE XI.

MISCELLANEOUS

Section 11.01 Payment of Expenses etc.

 The Parent Borrower agrees to pay upon presentation of a summary statement, all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and the LC Issuers (and in the case of clause (iv) below, the Lenders) in connection with: (i) the negotiation, preparation, syndication, administration and execution and delivery of the Loan Documents and the documents and instruments referred to therein and the syndication of the Commitments (including reasonable due diligence expenses, reasonable syndication expenses, reasonable travel expenses and reasonable legal fees and expenses of one transaction counsel for the Administrative Agent, any other Agents and the Lenders, taken as a whole, and, if reasonably necessary, of one local counsel in any material relevant jurisdiction); (ii) any amendment, modification or waiver relating to any of the Loan Documents requested by the Parent Borrower; (iii) creating and perfecting Liens in favor of the Collateral Agent, for the benefit of Secured Creditors; (iv) the exercise of remedies under Section 8.02, (including the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent, the Collateral Agent and the Lenders, taken as a whole, and, if reasonably necessary, of one local counsel in any material relevant jurisdiction and separate litigation or bankruptcy counsel); and (v) upon the exercise of remedies under Section 8.02, all the actual costs and expenses (including the fees, expenses and disbursements of counsel (including allocated costs of internal counsel) and of any appraisers, consultants, advisors and agents employed or retained by the Administrative Agent and its counsel) in connection with such exercise of remedies.

Section 11.02 Indemnification

. Each Credit Party agrees to indemnify the Administrative Agent, the Collateral Agent, the Arrangers, each LC Issuer, each Lender, and their respective Related Parties (collectively, the “Indemnitees”) from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses to which such Indemnitee may become subject arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding (each, a “Proceeding” (including any Proceedings under Environmental Laws)) relating to the Loan Documents or any other agreement, document, instrument or transaction related thereto, the use of proceeds thereof and the Transactions, regardless of whether any Indemnitee is a party thereto and whether or not such Proceedings are brought by the Parent Borrower, its equity holders, affiliates, creditors or any other third party, and to reimburse each Indemnitee upon written demand therefore (together with reasonable back-up documentation supporting such reimbursement request) for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing of one counsel to such Indemnitees, taken as a whole, and, in the case of a conflict of interest, of one additional counsel to the affected Indemnitee taken as a whole (and, if reasonably necessary, of one local counsel and/or one regulatory counsel in any material relevant jurisdiction); provided, that, except in the case of any indemnity or reimbursement obligation to the Administrative Agent as a result of the application of the provisions of clause (i) of Section 11.12(g) of this Agreement, the foregoing indemnity and reimbursement obligation will not, as to any Indemnitee, apply to (i) losses, claims, damages, liabilities or related expenses (A) to the extent they are found in a final non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of, or material breach of the Loan Documents by, such Indemnitee or any of its affiliates or controlling persons or any of the officers, directors, employees, advisors or agents of any of the foregoing or (B) arising out of any claim, litigation, investigation or proceeding that does not involve an act or omission of Parent Borrower or any of Parent Borrower’s affiliates and that is brought by such Indemnitee against another Indemnitee (other than an Indemnitee acting in its capacity as agent, arranger or any other similar role in connection with the Loan Documents) or (ii) any settlement entered into by such Indemnitee without Parent Borrower’s written consent (such consent not to be unreasonably withheld or delayed). This Section 11.02 shall not apply with respect to Taxes other than any Taxes that represent losses, liabilities, claims and damages arising from any non-Tax Proceeding.

Section 11.03 Right of Setoff

. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Agent, each Lender and each LC Issuer is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Agent, such Lender or such LC Issuer (including, without limitation, by branches, agencies and Affiliates of such Agent, such Lender or LC Issuer wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of any Credit Party to such Agent, such Lender or LC Issuer under this Agreement or under any of the other Loan Documents, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not such Agent, Lender or LC Issuer shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Each Agent, Lender and LC Issuer agrees to promptly notify the Parent Borrower after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

Section 11.04 Equalization

.

(a) Equalization. Except as otherwise permitted hereunder, if at any time any Lender receives any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise, but excluding any amount received in respect of an assignment pursuant to Section 11.06) that is applicable to the payment of the principal of, or interest on, the Loans (other than Swing Loans), LC Participations, Swing Loan Participations or Fees (other than Fees that are intended to be paid solely to the Administrative Agent or an LC Issuer and amounts payable to a Lender under Article III), of a sum that with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount.

(b) Recovery of Amounts. If any amount paid to any Lender pursuant to subpart (a) above is recovered in whole or in part from such Lender, such original purchase shall be rescinded, and the purchase price restored ratably to the extent of the recovery.

(c) Consent of Parent Borrower. The Parent Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Parent Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Parent Borrower in the amount of such participation.

Section 11.05 Notices

.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subpart (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

PGT, Inc.
1070 Technology Drive
North Venice, Florida, 34275
Attention: Jeffrey Jackson
Telephone: 941-480-2720
Telecopier: 941-486-8634

With a copy to:

Christopher J. Brown, Esq.

Simpson Thacher & Bartlett LLP

1155 F Street NW

Washington, D.C. 20004

Telephone: 202-636-5513

Telecopier: 202-636-5502;

(i) if to the Administrative Agent, Collateral Agent, the Swing Line Lender and LC Issuer, to it at the Notice Office; and

(ii) if to a Lender, to it at its address (or telecopier number) set forth next to its name on the signature pages hereto or, in the case of any Lender that becomes a party to this Agreement by way of assignment under Section 11.06 of this Agreement, to it at the address set forth in the Assignment Agreement to which it is a party.

(b) Receipt of Notices. Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent and receipt has been confirmed by telephone. Notices delivered through electronic communications to the extent provided in subpart (c) below shall be effective as provided in said subpart (c).

(c) Electronic Communications. Notices and other communications to the Administrative Agent, an LC Issuer or any Lender hereunder and required to be delivered pursuant to Section 6.01 may be delivered or furnished by electronic communication (including e-mail and Internet or intranet web sites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent and the Parent Borrower may, in their discretion, agree in a separate writing to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet web site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the web site address therefor.

(d) Change of Address, etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to each of the other parties hereto in accordance with Section 11.05(a).

Section 11.06 Successors and Assigns

.

(a) Successors and Assigns Generally. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that the Parent Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all the Lenders except to the extent expressly permitted hereunder (including in connection with a transaction permitted by Section 7.01), provided, further, that any assignment or participation by a Lender of any of its rights and obligations hereunder shall be effected in accordance with this Section 11.06.

(b) Participations. Each Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to an Eligible Assignee or any other Person (other than a Disqualified Institution; except to the extent that such Disqualified Institution is of the type referred to in clause (a) of the definition thereof and the identity of such Disqualified Institution has been made available to the Lenders) (such Eligible Assignee or other Person, a “Participant”), provided that in the case of any such participation,

(i) the Participant shall not have any rights under this Agreement or any of the other Loan Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto),

(ii) such Lender’s obligations under this Agreement (including, without limitation, its Commitments hereunder) shall remain unchanged,

(iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

(iv) such Lender shall remain the holder of the Obligations owing to it and of any Note issued to it for all purposes of this Agreement, and

(v) the Parent Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with the selling Lender in connection with such Lender’s rights and obligations under this Agreement, and all amounts payable by the Parent Borrower hereunder shall be determined as if such Lender had not sold such participation, except that the Participant shall be entitled to the benefits of Article III to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold, and, provided further, that no Lender shall transfer, grant or sell any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent such amendment or waiver would (A) extend the final scheduled maturity of the date of any Scheduled Repayment of any of the Loans in which such Participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such Participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any such Commitment) or (B) release all or substantially all of the Collateral, except in accordance with the terms of the Loan Documents, provided still further that each Participant shall be entitled to the benefits (and subject to the limitations) of Sections 3.01 and 3.02 with respect to its participation as if it was a Lender, except that a Participant shall (i) only deliver the forms described in Section 3.02(g) to the Lender granting it such participation and (ii) not be entitled to receive any greater payment under Sections 3.01 or 3.02 than the applicable Lender would have been entitled to receive absent the participation, except to the extent such entitlement to a greater payment arose from a change in law, treaty or governmental rule, regulation or order, or any change in interpretation, administration or application thereof by the relevant Governmental Authority, after the Participant became a Participant hereunder.

In the event that any Lender sells participations in a Loan, such Lender shall, acting for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name of all Participants in such Loan and the principal amount (and stated interest thereon) of the portion of such Loan that is the subject of the participation (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and each Borrower, the Administrative Agent and each Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement notwithstanding any notice to the contrary. A Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). The Participant Register shall be available for inspection by the Parent Borrower at any reasonable time and from time to time upon reasonable prior notice to the extent reasonably necessary in connection with a Tax audit or other inquiry to establish the status of the applicable Loan as an obligation in registered form; provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Assignments by Lenders.

(i) Any Lender may assign all, or if less than all, a fixed portion, of its Loans, LC Participations, Swing Loan Participations and/or Commitments and its rights and obligations hereunder to one or more Eligible Assignees, each of which shall become a party to this Agreement as a Lender by execution of an Assignment Agreement; provided, however, that

(A) except in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Loans and/or Commitments or (y) an assignment to another Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender, the aggregate amount of the Commitment so assigned (which for this purpose includes the Loans outstanding thereunder) shall not be less than $1.0 million, in the case of Term Loans or $2.0 million, in the case of Revolving Loans and Revolving Commitments (unless otherwise mutually agreed upon by the Parent Borrower and the Administrative Agent);

(B) in the case of any assignment to an Eligible Assignee at the time of any such assignment the Lender Register shall be deemed modified to reflect the Commitments of such new Lender and of the existing Lenders;

(C) upon surrender of the old Notes, if any, upon request of the new Lender, new Notes will be issued, at the Parent Borrower’s expense, to such new Lender and to the assigning Lender, to the extent needed to reflect the revised Commitments;

(D) unless waived by the Administrative Agent, except in the case of an assignment to another Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or any Lenders in connection with the initial syndication of the Credit Facilities on or after the Closing Date, the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500;

(E) Parent Borrower will be deemed to have given the consent required in the definition of “Eligible Assignee” to such Assignment if Parent Borrower has not responded in writing within five (5) Business Days of a request for consent.

(ii) To the extent of any assignment pursuant to this subpart (c), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments.

(iii) At the time of each assignment pursuant to this subpart (c) to a Person that is not already a Lender hereunder, the respective assignee Lender shall provide to the Parent Borrower and the Administrative Agent the applicable Internal Revenue Service Forms (and any necessary additional documentation) described in Section 3.02(g).

(iv) With respect to any Lender, the transfer of any Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Lender Register maintained by the Administrative Agent (on behalf of and acting solely for this purpose as a non-fiduciary agent of the Borrowers) with respect to ownership of such Commitment and Loans, including the name and address of the Lenders and the principal amount of the Loans (and stated interest thereon). Prior to such recordation, all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Lender Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to this subpart (c). The entries in the Lender Register shall be conclusive absent manifest error, and each Borrower, the Administrative Agent and each Lender shall treat each person whose name is recorded in the Lender Register as a Lender hereunder for all purposes of this Agreement notwithstanding any notice to the contrary. The Lender Register shall be available for the inspection by the Parent Borrower and any Lender (solely with respect to its own interest in any Loan or Commitment) at any reasonable time and from time to time upon reasonable prior notice.

(v) Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Term Loans held by Affiliated Lenders. Upon request by the Administrative Agent, the Parent Borrower shall (i) promptly (and in any case, not less than five (5) Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 11.12) provide to the Administrative Agent, a complete list of all Affiliated Lenders holding Term Loans at such time and (ii) not less than five (5) Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 11.12, provide to the Administrative Agent, a complete list of all Affiliated Debt Funds holding Term Loans at such time.

(vi) Nothing in this Section 11.06(c) shall prevent or prohibit (A) any Lender that is a bank, trust company or other financial institution from pledging its Notes or Loans to a Federal Reserve Bank or to any Person that extends credit to such Lender in support of borrowings made by such Lender from such Federal Reserve Bank or such other Person, or (B) any Lender that is a trust, limited liability company, partnership or other investment company from pledging its Notes or Loans to a trustee or agent for the benefit of holders of certificates or debt securities issued by it. No such pledge, or any assignment pursuant to or in lieu of an enforcement of such a pledge, shall relieve the transferor Lender from its obligations hereunder.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Parent Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(d) No SEC Registration or Blue Sky Compliance. Notwithstanding any other provisions of this Section 11.06, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the Parent Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any State.

(e) Representations of Lenders. Each Lender initially party to this Agreement hereby represents, and each Person that becomes a Lender pursuant to an assignment permitted by this Section 11.06 will, upon its becoming party to this Agreement, represents that it is a commercial lender, other financial institution or other “accredited” investor (as defined in SEC Regulation D) that makes or acquires loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business; provided, however, that subject to the preceding Sections 11.06(b) and (c), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

(f) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (“Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Parent Borrower, the option to provide to the Parent Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Parent Borrower pursuant to this Agreement; provided that (x) nothing herein shall constitute a commitment by any SPC to make any Loans and (y) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this clause, any SPC may (i) with notice to, but without the prior written consent of, the Parent Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Parent Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 11.06 may not be amended without the written consent of the SPC. The Parent Borrower acknowledges and agrees, subject to the next sentence that, to the fullest extent permitted under applicable law, each SPC, for purposes of Sections 2.10, 2.14, 3.01, 3.02, 11.01, 11.02 and 11.03, shall be considered a Lender. The Parent Borrower shall not be required to pay any amount under Sections 2.10, 2.14, 3.01, 3.02, 11.01, 11.02 and 11.03 that is greater than the amount that it would have been required to pay had no grant been made by a Granting Lender to a SPC, except to the extent such SPC’s entitlement to a greater payment arose from a change in law, treaty or governmental rule, regulation or order, or any change in interpretation, administration or application thereof by the relevant Governmental Authority, after the grant was made to the SPC.

(g) Certain Assignments or Purchases of Term Loans.

(i) Notwithstanding anything to the contrary contained in this Section 11.06 or any other provision of this Agreement, any Lender may at any time assign all of any portion of its Terms Loans to the Sponsor or any of its Affiliates (other than the Parent Borrower and its Subsidiaries) (the “Affiliated Lender”) through (x) Dutch auctions open to all Lenders on a pro rata basis in accordance with the procedures of the type described in Section 2.15(a)(v) or (y) open market purchases on a non-pro rata basis, in each case, subject to the following limitations:

(A) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender, and will not be permitted to attend and/or participate in any conference calls or meetings not attended by the Parent Borrower;

(B) for purposes of any amendment, waiver or modification of any Loan Document or any plan of reorganization that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-Affiliated Lenders voting on such matter; provided, that an Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Sponsor does not, directly or indirectly, possess the power to direct of cause the direction of the investment policies of such entity (each, an “Affiliated Debt Fund”), will not be subject to such voting limitations and will be entitled to vote as if it was a Lender, except that for any Required Lender vote Affiliated Debt Funds may not, in the aggregate, account for more than 49.9% of the amounts included in determining whether the Required Lenders have consented to any amendment or waiver;

(C) the aggregate amount of Term Loans purchased by Affiliated Lenders (excluding Term Loans (x) cancelled pursuant to clause (iv) below and (y) purchased by Affiliated Debt Funds), may not be equal to or greater than 25% of the aggregate amount of the Term Loans outstanding at the time of any such purchase (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio; and

(D) the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit K-1 hereto (an “Affiliated Lender Assignment Agreement”).

Each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days or such later date as the Administrative Agent may reasonably agree) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days or such later date as the Administrative Agent may reasonably agree) if it becomes an Affiliated Lender.

(ii) Notwithstanding anything to the contrary contained in this Section 11.06 or any other provision of this Agreement, any Lender may assign all or any portion of its Term Loans to a Company Party through (x) Dutch auctions open to all lenders on a pro rata basis in accordance with the provisions described in Section 2.15(a)(v) or (y) notwithstanding Sections 2.15, 2.16 and 11.04, open market purchases on a non-pro rata basis, provided that in connection with assignments pursuant to clause (y):

(A) no Default or Event of Default has occurred and is continuing at the time of such assignment;

(B) any Term Loans repurchased by a Company Party shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (1) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (2) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (3) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document; and

(C) no proceeds of Revolving Loans may be used to fund such assignments.

(iii) In connection with any Term Loans repurchased and cancelled pursuant to Section 11.06(g)(ii) the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

(iv) Assignments by a Company Party or assignments to an Affiliated Lender or Company Party shall not be deemed to be voluntary prepayments pursuant to Section 2.15(a) except that the amount of the Loans deemed cancelled pursuant to clause (ii) above shall be applied on a pro rata basis to reduce the scheduled remaining installments of principal on such Term Loan.

(h) Failure by any Affiliated Lender or any Company Party to make any payment to a Lender in respect of a transaction contemplated by Section 11.06(g) or Section 2.15(a)(v) shall not constitute an Event of Default hereunder.

(i) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that and each Affiliated Lender Assignment Agreement shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Parent Borrower or any other Credit Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion in a manner consistent with the terms of this Section 11.06(g), unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs in a manner consistent with the terms of this Section 11.06(g).

Section 11.07 No Waiver; Remedies Cumulative

. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Parent Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. No notice to or demand on the Parent Borrower in any case shall entitle the Parent Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of a Loan or any LC Issuance shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any LC Issuer may have had notice or knowledge of such Default or Event of Default at the time. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that the Administrative Agent or any Lender would otherwise have.

Section 11.08 Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial

.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW, AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT OR, IF NO LAWS OR RULES ARE SO DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98 — INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE “ISP98 RULES”)) AND, AS TO MATTERS NOT GOVERNED BY THE ISP98 RULES, THE LAW OF THE STATE OF NEW YORK.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK COUNTY IN ANY LITIGATION OR OTHER PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE LC ISSUER OR THE CREDIT PARTIES IN CONNECTION HEREWITH OR THEREWITH; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND; PROVIDED, FURTHER, THAT NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY SECURED CREDITOR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(c) EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 11.05. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO IN CLAUSE (a) ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH CREDIT PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THAT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION 11.08 ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (PROVIDED THAT THE FOREGOING SHALL IN NO WAY LIMIT THE INDEMNIFICATION OBLIGATIONS OF THE CREDIT PARTIES PURSUANT TO SECTION 11.02).

(d) THE ADMINISTRATIVE AGENT, EACH LENDER, THE LC ISSUER AND EACH CREDIT PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER, THE LC ISSUER OR SUCH CREDIT PARTY IN CONNECTION THEREWITH. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY HERETO ENTERING INTO THE LOAN DOCUMENTS.

Section 11.09 Counterparts

. This Agreement may be executed in any number of counterparts (including by email “.pdf” or other electronic means) and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Parent Borrower and the Administrative Agent.

Section 11.10 Integration

. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, for its own account and benefit and/or for the account, benefit of, and distribution to, the Lenders, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof. To the extent that there is any conflict between the terms and provisions of this Agreement and the terms and provisions of any other Loan Document, the terms and provisions of this Agreement will prevail.

Section 11.11 Headings Descriptive

. The headings of the several Sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 11.12 Amendment or Waiver; Acceleration by Required Lenders

.

(a) Except as otherwise expressly set forth herein, including in Sections 2.18, 2.19, 2.20 and 11.06(g), neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by the Parent Borrower and the Required Lenders or by the Administrative Agent acting at the written direction of the Required Lenders; provided, however, that

(i) no change, waiver or other modification shall without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders):

(A) increase the amount of any Commitment of any Lender hereunder, without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default or Event Default, mandatory prepayment or related mandatory reduction of the Commitments shall not constitute an increase of any Commitment of any Lender);

(B) extend or postpone the Revolving Facility Termination Date, the Initial Term Loan Maturity Date or the maturity date provided for herein that is applicable to any Loan of any Lender, extend or postpone the expiration date of any Letter of Credit as to which such Lender is an LC Participant beyond the latest expiration date for a Letter of Credit provided for herein, or extend or postpone any scheduled expiration or termination date provided for herein that is applicable to a Commitment of any Lender, without the written consent of such Lender (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest);

(C) reduce the principal amount of any Loan made by any Lender (other than, for the avoidance of doubt, mandatory prepayments pursuant to Section 2.15), or reduce the rate or extend, defer or delay the time of payment of, or excuse the payment of, principal or interest or premium (or extend the time period during which such premium is payable) thereon or extend any scheduled amortization payments (other than as a result of (1) the waiver of any mandatory prepayments owing pursuant to Section 2.15, (2) waiving the applicability of any post-default increase in interest rates, (3) any financial covenant, (4) waiver of any Default or Event of Default or (5) the waiver of any “most favored nation” pricing requirement contained in Section 2.18), without the written consent of such Lender;

(D) reduce the amount of any Unpaid Drawing as to which any Lender is an LC Participant, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of the waiver of any post-default increase in interest rates, (y) any financial covenant, or (z) waiver of any Default or Event of Default), without the written consent of such Lender;

(E) reduce the rate or extend the time of payment of, or excuse the payment of, any Fees (other than default interest) to which any Lender is entitled hereunder, without the written consent of such Lender; or

(F) amend, waive or otherwise modify the portion of the definition of “Interest Period” that provides for one, two, three or six month intervals to automatically allow intervals in excess of six months, without the written consent of such Lender; and

(ii) no change, waiver or other modification or termination shall, without the written consent of each Lender,

(A) release the Parent Borrower or any other Borrower from all or substantially all of its obligations hereunder except in connection with transactions permitted under this Agreement;

(B) release all or substantially all (or substantially all of the value of the) guaranty obligations of the other Credit Parties under the Guaranty, except, in each case, in connection with transactions permitted under this Agreement;

(C) release all or substantially all of the Collateral, except in connection with a transaction permitted under this Agreement;

(D) amend, modify or waive any provision of this Section 11.12 or any other provision of any of the Loan Documents pursuant to which the consent or approval of all Lenders is required; or

(E) reduce the percentage specified in, or otherwise modify, the definition of “Required Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of such Lender.

(iii) this Agreement may be amended with only the written consent of the Parent Borrower, the Parent Borrower and the Administrative Agent to effect the provisions of Section 2.18, Section 2.19 or Section 2.20 upon the effectiveness of any Incremental Term Loan Assumption Agreement, Incremental Revolving Credit Assumption Agreement, Extension Amendment or Refinancing Amendment, as applicable; and

(iv) the consent of Lenders holding more than 50% of any Class of Commitments or Loans shall be required with respect to any amendment that by its terms adversely affects the rights of such Class in respect of payments pursuant to Section 8.03 or Collateral hereunder in a manner different than such amendment affects other Classes.

Any waiver or consent with respect to this Agreement given or made in accordance with this Section 11.12 shall be effective only in the specific instance and for the specific purpose for which it was given or made.

(b) No provision of Section 2.05 or any other provision in this Agreement specifically relating to Letters of Credit may be amended without the consent of any LC Issuer directly and adversely affected thereby. No provision of Article IX may be amended without the consent of the Administrative Agent and no provision of Section 2.04 may be amended without the consent of any Swing Line Lender directly and adversely affected.

(c) No amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document.

(d) To the extent the Required Lenders (or all of the Lenders, as applicable, as shall be required by this Section 11.12) waive the provisions of Section 7.01 with respect to the sale, transfer or other disposition of any Collateral, or any Collateral is sold, transferred or disposed of as permitted by Section 7.01, (i) such Collateral (but not any proceeds thereof) shall be sold, transferred or disposed of free and clear of the Liens created by the respective Security Documents; (ii) if such Collateral includes all of the capital stock of a Subsidiary that is a party to the Guaranty or whose stock is pledged pursuant to the Security Agreement, such capital stock (but not any proceeds thereof) shall be automatically released from the Security Agreement and such Subsidiary shall be automatically released from the Guaranty and (iii) the Administrative Agent shall be authorized to take actions deemed appropriate by it in order to evidence or effectuate the foregoing.

(e) In no event shall the Required Lenders, without the prior written consent of each Lender, direct the Administrative Agent to accelerate and demand payment of the Loans held by one Lender without accelerating and demanding payment of all other Loans or to terminate the Commitments of one or more Lenders without terminating the Commitments of all Lenders. Each Lender agrees that, except as otherwise provided in any of the Loan Documents and without the prior written consent of the Required Lenders, it will not take any legal action or institute any action or proceeding against any Credit Party with respect to any of the Obligations or Collateral, or accelerate or otherwise enforce its portion of the Obligations. Without limiting the generality of the foregoing, none of Lenders may exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, uniform commercial code sales or other similar sales or dispositions of any of the Collateral except as authorized by the Required Lenders. Notwithstanding anything to the contrary set forth in this Section 11.12(e) or elsewhere herein, each Lender shall be authorized to take such action to preserve or enforce its rights against any Credit Party where a deadline or limitation period is otherwise applicable and would, absent the taking of specified action, bar the enforcement of Obligations held by such Lender against such Credit Party, including the filing of proofs of claim in any insolvency proceeding.

(f) If in connection with any proposed amendment, modification, termination, waiver or consent with respect to any provisions hereof as contemplated by this Section 11.12 that requires the consent of a greater percentage of the Lenders than the Required Lenders, the consent of the Required Lenders shall have been obtained but the consent of a Lender whose consent is required shall not have been obtained (each a “Non-Consenting Lender”) then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and any other Loan Document to an Eligible Assignee (including any Affiliated Lender, the Parent Borrower or any Restricted Subsidiary in accordance with the terms of Section 11.06(g) and Section 2.15(a)(v)) that shall assume such obligations; provided that such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Parent Borrower (in the case of all other amounts, including any breakage compensation under Section 3.04 and any amounts accrued and owing to such Lender under Section 3.01 or 3.02). Each Lender agrees that, if it becomes a Non-Consenting Lender and is being replaced in accordance with this Section 11.12(f), it shall execute and deliver to the Administrative Agent an Assignment Agreement to evidence such assignment and shall deliver to the Administrative Agent any Notes previously delivered to such Non-Consenting Lender. If such Non-Consenting Lender fails to execute such Assignment Agreement within two (2) Business Days following its receipt thereof from the Administrative Agent, it shall be deemed to have executed such Assignment Agreement.

(g) Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to any Equal Priority Intercreditor Agreement, any Second Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of such Equal Priority Intercreditor Agreement, such Second Lien Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

(h) Any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Parent Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency; at Parent Borrower’s option, to effect this clause (h), such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five (5) Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided that the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary to be made in connection with any Incremental Term Loan Assumption Agreement, any Incremental Revolving Credit Commitment Assumption Agreement, any Extension Amendment or any Refinancing Amendment.

(i) Notwithstanding anything to the contrary contained in Section 11.12, guarantees, collateral documents and related documents executed by Restricted Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Loan Document, entered into, amended, supplemented or waived, without the consent of any other person, by the applicable Credit Party or Credit Parties and the Administrative Agent in its or their respective sole discretion, to (i) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Creditors, (ii) as required by local law to give effect to, or protect any security interest for the benefit of the Secured Creditors, in any property or so that the security interests therein comply with applicable requirements of law, or (iii) to cure ambiguities, omissions, mistakes or defects or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

(j) Notwithstanding the foregoing, in addition to the rights set forth above in Section 11.12(a)(iii), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent,  and the Parent Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in benefits with the Term Loans and/or the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(k) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms materially and adversely affects any Defaulting Lender (if such Lender were not a Defaulting Lender) to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender and (z) any reduction or postponement of payments due to Defaulting Lenders (other than as provided in Section 2.17).

Section 11.13 Survival of Indemnities

. All indemnities set forth herein including, without limitation, Article III, Section 9.09 or Section 11.02 shall survive the execution and delivery of this Agreement and the making and repayment of the Obligations.

Section 11.14 Domicile of Loans

. Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender; provided, however, that the Parent Borrower shall not be responsible for costs arising under Section 3.01 resulting from any such transfer (other than a transfer pursuant to Section 3.03) to the extent not otherwise applicable to such Lender prior to such transfer.

Section 11.15 Confidentiality

.

(a) Each of the Administrative Agent, each LC Issuer and the Lenders agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (1) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a confidential and need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (2) to any direct or indirect contractual counterparty in any Hedge Agreement (or to any such contractual counterparty’s professional advisor on a confidential and need-to-know basis), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 11.15, (3) to the extent requested by any regulatory authority having jurisdiction over the applicable disclosing party, (4) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable laws or regulations (in which case, each disclosing party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to inform you to the extent not prohibited by law), (5) to any other party to this Agreement, (6) in connection with the exercise of any remedies hereunder or under any of the other Loan Documents, or any suit, action or proceeding relating to this Agreement or any of the other Loan Documents or the enforcement of rights hereunder or thereunder, (7) subject to an agreement containing provisions substantially the same as those of this Section 11.15, to any current or prospective funding source of a Lender and to any assignee of or participant in any of its rights or obligations under this Agreement, or in connection with transactions permitted pursuant to Section 11.06(c)(v) or Section 11.06(f), (8) with the written consent of the Parent Borrower, or (9) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 11.15, or (ii) becomes available to the Administrative Agent, any LC Issuer or any Lender on a non-confidential basis from a source other than a Credit Party or any of their Affiliates or any other Person with a confidentiality obligation to any Credit Party or any of their Affiliates and not otherwise in violation of this Section 11.15.

(b) As used in this Section 11.15, “Confidential Information” shall mean all information received from the Parent Borrower or its Affiliates relating to the Parent Borrower, its Subsidiaries or their businesses.

(c) The Parent Borrower hereby agrees that the failure of the Administrative Agent, any LC Issuer or any Lender to comply with the provisions of this Section 11.15 shall not relieve the Parent Borrower, or any other Credit Party, of any of its obligations under this Agreement or any of the other Loan Documents.

Section 11.16 Limitations on Liability of the LC Issuers

. The Parent Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither any LC Issuer nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by an LC Issuer against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the LC Obligor shall have a claim against an LC Issuer, and an LC Issuer shall be liable to such LC Obligor, to the extent of any direct, but not consequential, damages suffered by such LC Obligor that such LC Obligor proves were caused by such LC Issuer’s willful misconduct, gross negligence or breach of a Loan Document as determined by a final non-appealable judgment of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, an LC Issuer may accept documents that reasonably appear on their face to be in order, without responsibility for further investigation.

Section 11.17 General Limitation of Liability

. No claim may be made by any Credit Party, any Lender, the Administrative Agent, any LC Issuer or any other Person against the Administrative Agent, any LC Issuer, or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Parent Borrower, each of the other Borrowers and Credit Parties, each Lender, the Administrative Agent and each LC Issuer hereby, to the fullest extent permitted under applicable law, waive, release and agree not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor.

Section 11.18 No Duty

. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Parent Borrower, to any of its Subsidiaries, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. The Parent Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such Persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 11.19 Lenders and Agent Not Fiduciary to Parent Borrower, etc.

 The relationship among the Parent Borrower and its Subsidiaries, on the one hand, and the Administrative Agent, the Collateral Agent, each LC Issuer and the Lenders, on the other hand, is solely that of debtor and creditor, and the Administrative Agent, the Collateral Agent, each LC Issuer and the Lenders have no fiduciary or other special relationship with the Parent Borrower and its Subsidiaries, and no term or provision of any Loan Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

Section 11.20 Survival of Representations and Warranties

. All representations and warranties herein shall survive the making of Loans and all LC Issuances hereunder, the execution and delivery of this Agreement, the Notes and the other documents the forms of which are attached as Exhibits hereto, the issue and delivery of the Notes, any disposition thereof by any holder thereof, and any investigation made by the Administrative Agent or any Lender or any other holder of any of the Notes or on its behalf.

Section 11.21 Severability

. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.22 Interest Rate Limitation

. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.22 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Base Rate to the date of repayment, shall have been received by such Lender.

Section 11.23 Patriot Act

. Each Lender subject to the Patriot Act hereby notifies the Parent Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Parent Borrower, which information includes the name and address of the Parent Borrower and other information that will allow such Lender to identify the Parent Borrower in accordance with the Patriot Act.

Section 11.24 Customary Intercreditor Agreement

. Notwithstanding anything to the contrary set forth herein, to the extent the Parent Borrower and the Administrative Agent enter into a Customary Intercreditor Agreement in accordance with the terms hereof, this Agreement will be subject to the terms and provisions of such Customary Intercreditor Agreement. In the event of any inconsistency between the provisions of this Agreement and any such Customary Intercreditor Agreement, the provisions of the Customary Intercreditor Agreement govern and control. The Lenders acknowledge and agree that the Administrative Agent is authorized to, and the Administrative Agent agrees that with respect to any applicable secured Indebtedness permitted to be incurred under this Agreement, upon request by the Parent Borrower, it shall, enter into a Customary Intercreditor Agreement in accordance with the terms hereof. The Lenders authorize the Administrative Agent to (a) enter into any such Customary Intercreditor Agreement, (b) bind the Lenders on the terms set forth in such Customary Intercreditor Agreement and (c) perform and observe its obligations under such Customary Intercreditor Agreement.

Section 11.25 Release of Guarantees and Liens

. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent and/or Collateral Agent shall take any action reasonably requested by the Parent Borrower having the effect of evidencing the release of any Collateral or guarantee obligations under the circumstances provided for in Section 9.01(b). When this Agreement has been terminated and all of the Obligations have been fully and finally discharged (other than obligations in respect of Cash Management Agreements, Designated Hedge Agreements (other than in connection with a repayment of the Obligations in full during the continuation of an Event of Default), contingent indemnity obligations for which no demand has been made and obligations in respect of Letters of Credit that have been Cash Collateralized) and the obligations of the Administrative Agent and the Lenders to provide additional credit under the Loan Documents have been terminated irrevocably, and the Credit Parties have delivered to the Administrative Agent and the Collateral Agent a written release of all claims against the Administrative Agent, the Collateral Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, the Administrative Agent and/or the Collateral Agent will, at the Parent Borrower’s sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments or releases of Intellectual Property, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are necessary or advisable and in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent to release, as of record, the Administrative Agent’s and/or the Collateral Agent’s Liens and all notices of security interests and liens previously filed by the Administrative Agent and/or the Collateral Agent with respect to the Obligations.

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075030-0002-08530-Active.13958716.14

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

PGT, INC., as the Parent Borrower By: /s/ Rod Hershberger Name: Rod Hershberger Title: President and Chief Executive Officer

[Signature Page to Credit Agreement]

SUNTRUST BANK, as Administrative Agent By: /s/ J. Haynes Gentry III Name: J. Haynes Gentry III Title: Director

[Signature Page to Credit Agreement]

SUNTRUST BANK, as a Lender, an LC Issuer and Swing Line Lender By: /s/ J. Haynes Gentry III Name: J. Haynes Gentry III Title: Director

[Signature Page to Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as a Lender By: /s/ Peter W. Richer Name: Peter W. Richer Title: Managing Director

[Signature Page to Credit Agreement]

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender By: /s/ Kevin Marchetti Name: Kevin Marchetti Title: Duly Authorized Signatory

[Signature Page to Credit Agreement]

CADENCE BANK, N.A., as a Lender By: /s/ Valerie Digennaro Name: Valerie Digennaro Title: Senior Vice President

[Signature Page to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender By: /s/ Kurt Swanson Name: Kurt Swanson Title: Senior Vice President

[Signature Page to Credit Agreement]